UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
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☑ Preliminary Information Statement
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TIME WARNER CABLE INC.
(Name of Registrant As Specified In Its Charter)
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(1) Title of each class of securities to which transaction applies: Class A Common Stock, $0.01 par value.
(2) Aggregate number of securities to which transaction applies: 901,982,094 shares of Class A Common Stock.
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          , 2008

Dear Stockholder:

On May 20, 2008, Time Warner Cable Inc. (“we,” “us,” “our,” “TWC” or the “Company”) and certain of our subsidiaries entered into a Separation Agreement (the “Separation Agreement”) with our parent, Time Warner Inc. (“Time Warner”), and certain of its subsidiaries, the terms of which will govern our complete legal and structural separation from Time Warner.

In connection with the execution of the Separation Agreement, a subsidiary of Time Warner, Warner Communications Inc. (“WCI”), in its capacity as the holder of a majority of the outstanding shares of our Class A common stock, par value $0.01 per share (the “TWC Class A common stock”), and all of the outstanding shares of our Class B common stock, par value $0.01 per share (the “TWC Class B common stock”), has, acting by written consent in lieu of a meeting, consented to the following:

•	the issuance of 80 million shares of TWC Class A common stock to Historic TW Inc., a subsidiary of Time Warner, in exchange for its 12.43% non-voting common stock interest in our subsidiary, TW NY Cable Holding Inc. (the “TW NY Exchange”);

•	the amendment and restatement of our certificate of incorporation to provide for, among other things, the reclassification of all shares of TWC Class A common stock and TWC Class B common stock into a single class of common stock (the “Second Amended and Restated Certificate of Incorporation”); and

•	the amendment of our 2006 Stock Incentive Plan (the “2006 equity plan”) regarding certain aspects of the operation of the 2006 equity plan in connection with the separation of TWC from Time Warner.

On November 21, 2008, WCI consented to additional amendments to the 2006 equity plan that were approved by TWC’s board of directors (the “Board”) on August 1, 2008, with respect to the treatment of TWC’s restricted stock units (“RSUs”) in connection with the separation of TWC from Time Warner. These amendments, along with the amendments to the 2006 equity plan described above, are collectively referred to as the “2006 equity plan amendment.”

The accompanying Information Statement is being provided to you for your information to comply with the requirements of the Securities Exchange Act of 1934, as amended. A notice of corporate action without a meeting by less than unanimous consent of the Company’s stockholders pursuant to Section 228(e) of the Delaware General Corporation Law was previously sent to our stockholders covering the items to which WCI consented on May 20, 2008. This Information Statement constitutes notice of corporate action without a meeting by less than unanimous consent of the Company’s stockholders pursuant to Section 228(e) of the Delaware General Corporation Law covering the items to which WCI consented on November 21, 2008. You are urged to read the Information Statement carefully in its entirety. However, no action is required on your part in connection with this document, including with respect to the approval of (i) the issuance of shares of TWC Class A common stock in connection with the TW NY Exchange, (ii) the adoption of the Second Amended and Restated Certificate of Incorporation and (iii) the 2006 equity plan amendment. No meeting of our stockholders will be held or proxies requested for these matters since they have already been consented to by WCI, acting by written consent in lieu of a meeting, in its capacity as the holder of a majority of the outstanding shares of TWC Class A common stock and all of the outstanding shares of TWC Class B common stock.

Under the rules of the Securities and Exchange Commission, the corporate actions that are described above may be effected no earlier than 20 calendar days after we have mailed the accompanying Information Statement to our stockholders. In addition, the TW NY Exchange, the filing of the Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware and the effectiveness of the 2006 equity plan amendment will not occur or become effective until certain conditions set forth in the Separation Agreement have been satisfied or waived. This is expected to occur by early 2009.

Sincerely,

Marc Lawrence-Apfelbaum
Executive Vice President, General Counsel and Secretary

TIME WARNER CABLE INC.
ONE TIME WARNER CENTER
NORTH TOWER
NEW YORK, NEW YORK 10019

INFORMATION STATEMENT PURSUANT TO SECTION 14C
OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT HAVE BEEN CONSENTED TO BY THE HOLDER OF A MAJORITY OF THE SHARES OF THE COMPANY’S CLASS A COMMON STOCK AND ALL OF ITS CLASS B COMMON STOCK. THE COMPANY IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND THE COMPANY A PROXY. THERE ARE NO APPRAISAL RIGHTS WITH RESPECT TO THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT.

About this Information Statement

This Information Statement is being mailed on or about          , 2008 to the holders of record at the close of business on November 21, 2008 of shares of Class A common stock, par value $0.01 per share (the “TWC Class A common stock”), of Time Warner Cable Inc., a Delaware corporation (“we,” “us,” “our,” “TWC” or the “Company”). On May 20, 2008, the Company and certain of its subsidiaries entered into a Separation Agreement (the “Separation Agreement”) with the Company’s parent, Time Warner Inc. (“Time Warner”), and certain of its subsidiaries, the terms of which will govern the Company’s complete legal and structural separation from Time Warner.

In connection with the execution of the Separation Agreement, a subsidiary of Time Warner, Warner Communications Inc. (“WCI”), in its capacity as the holder of a majority of the outstanding shares of TWC Class A common stock and all of the outstanding shares of TWC’s Class B common stock, par value $0.01 per share (the “TWC Class B common stock”), consented to:

•	the issuance of 80 million shares of TWC Class A common stock to Historic TW Inc. (“Historic TW”), a subsidiary of Time Warner, in exchange for its 12.43% non-voting common stock interest in TWC’s subsidiary, TW NY Cable Holding Inc. (the “TW NY Exchange”);

•	the amendment and restatement of TWC’s certificate of incorporation to provide for, among other things, the reclassification of all shares of TWC Class A common stock and TWC Class B common stock into a single class of common stock (the “Second Amended and Restated Certificate of Incorporation”); and

•	the amendment of TWC’s 2006 Stock Incentive Plan (the “2006 equity plan”) regarding certain aspects of the operation of the 2006 equity plan in connection with the separation of TWC from Time Warner.

On November 21, 2008, WCI consented to additional amendments to the 2006 equity plan that were approved by TWC’s board of directors (the “Board”) on August 1, 2008, with respect to the treatment of TWC’s restricted stock units (“RSUs”) in connection with the separation of TWC from Time Warner. These amendments, along with the amendments to the 2006 equity plan described above, are collectively referred to as the “2006 equity plan amendment.”

For further information about the Separation Agreement and the related transactions, including the TW NY Exchange, see the section entitled “Background” in this Information Statement.

BACKGROUND

Time Warner currently owns, through WCI, its wholly owned subsidiary, approximately 82.7% of the outstanding shares of TWC Class A common stock and 100% of the outstanding shares of TWC Class B common stock, which together represent approximately 84% of TWC’s common stock and a 90.6% voting interest. Time Warner also indirectly owns a 12.43% non-voting common stock interest in one of TWC’s subsidiaries, TW NY Cable Holding Inc. (“TW NY”). Time Warner has held its interest in the TWC Class A common stock and TWC Class B common stock since March 2003 and has held its interest in TW NY since July 2006. The financial results of TWC’s operations are consolidated by Time Warner.

Separation from Time Warner

On May 20, 2008, TWC and its subsidiaries, Time Warner Entertainment Company, L.P. (“TWE”) and TW NY, entered into a Separation Agreement (the “Separation Agreement”) with Time Warner and its subsidiaries, WCI, Historic TW and American Television and Communications Corporation (“ATC”), the terms of which will govern TWC’s legal and structural separation from Time Warner. TWC’s separation from Time Warner will take place through a series of related transactions, the occurrence of each of which is a condition to the next. First, Time Warner will complete certain internal restructuring transactions. Next, following the satisfaction or waiver of certain conditions, including those described below, Historic TW will transfer its 12.43% non-voting common stock interest in TW NY to TWC in exchange for 80 million newly issued shares of TWC Class A common stock. Following the TW NY Exchange, Time Warner will complete certain additional restructuring steps that will make Time Warner the direct owner of all shares of TWC Class A common stock and TWC Class B common stock previously held by its subsidiaries (all of Time Warner’s restructuring transaction steps being referred to collectively as the “TW Internal Restructuring”). Upon completion of the TW Internal Restructuring, the Board or a committee thereof will declare a special cash dividend to holders of outstanding TWC Class A common stock and TWC Class B common stock, including Time Warner, in an amount equal to $10.27 per share (aggregating $10.855 billion) (the “Special Dividend”). The Special Dividend will be paid prior to the completion of TWC’s separation from Time Warner. Following the receipt by Time Warner of the Special Dividend, TWC will file with the Secretary of State of the State of Delaware the Second Amended and Restated Certificate of Incorporation, pursuant to which, among other things, each outstanding share of TWC Class A common stock (including any shares of TWC Class A common stock issued in the TW NY Exchange) and TWC Class B common stock will automatically be converted into one share of TWC common stock, par value $0.01 per share (the “TWC Common Stock”) (the “Recapitalization”). Once the TW NY Exchange, the TW Internal Restructuring, the payment of the Special Dividend and the Recapitalization have been completed, TWC’s separation from Time Warner (the “Separation”) will proceed in the form of either a pro rata dividend of all shares of TWC Common Stock held by Time Warner to holders of Time Warner common stock, par value $0.01 per share (“Time Warner Common Stock”), or through the consummation by Time Warner of an exchange offer of shares of TWC Common Stock for shares of Time Warner Common Stock. If the Separation is effected as an exchange offer, after consummation of the exchange offer, Time Warner will distribute to its stockholders, as a pro rata dividend, any TWC Common Stock that it continues to hold. The distribution by Time Warner of all shares of TWC Common Stock held by Time Warner to its stockholders as (a) a pro rata dividend, (b) an exchange offer or (c) a combination thereof is referred to as the “Distribution.” The Separation, the TW NY Exchange, the TW Internal Restructuring, the Special Dividend, the Recapitalization and the Distribution collectively are referred to as the “Separation Transactions.” Time Warner has the sole discretion, after consultation with TWC, to determine whether the Separation will be effected as a pro rata dividend or through an exchange offer with its stockholders, which decision has not been made as of the date of this Information Statement.

TWC intends to fund the Special Dividend with cash on hand, which it expects will include a portion of the net proceeds from the 2008 Bond Offerings (as defined below), borrowings under the 2008 Bridge Facility (as defined below), additional financing in the public debt market and/or borrowings under the Revolving Credit Facility (as defined below).

The Separation Agreement contains customary covenants, and consummation of the Separation Transactions is subject to customary closing conditions, including customary regulatory reviews and local franchise approvals, the receipt by Time Warner of a private letter ruling from the Internal Revenue Service indicating that the Separation Transactions will generally qualify as tax-free for Time Warner and its stockholders for U.S. federal income tax purposes, the receipt of certain tax opinions and the entry into the 2008 Bridge Facility and the Supplemental Facility (each as defined below). The Company cannot assure you that the Separation will occur.

As a result of the Separation, Time Warner will no longer own securities of TWC. Time Warner has stated that it believes that the Separation will result in several benefits to Time Warner, including increased long-term strategic, financial, operational and regulatory flexibility, a more efficient capital structure, a corporate structure that will better enable Time Warner’s management to focus on its content and other businesses, and enhance the efficacy of equity incentives granted to management of these businesses. The Separation will also permit Time Warner’s management to focus more intently on realizing the full potential of these other businesses, including its AOL, filmed entertainment, publishing and networks businesses.

Similarly, TWC believes that the Separation will result in several benefits to TWC, including increased long-term strategic, operational and regulatory flexibility, and a more efficient capital structure. In particular, after the Separation, TWC will no longer be integrated with Time Warner’s other businesses for regulatory purposes, which will enable TWC’s management to focus more on the growth and development of TWC’s business.

Other Agreements Related to the Separation

In connection with the Separation Agreement, TWC entered into a number of other agreements with Time Warner and its affiliates and also amended certain existing arrangements to reflect the Separation and the terms of commercial arrangements between TWC and Time Warner after the Separation, including (i) a transition services agreement under which Time Warner will provide TWC with certain limited administrative services for no more than six months after the Separation, (ii) a Second Amended and Restated Tax Matters Agreement and (iii) license agreements providing TWC with the rights to continue to use the “Time Warner Cable,” “TWC,” “TW Cable” and “Road Runner” trademarks.

Bond Offerings

On June 19, 2008, TWC issued $5.0 billion in aggregate principal amount of senior unsecured notes and debentures (the “June 2008 Bond Offering”), consisting of $1.5 billion principal amount of 6.20% notes due 2013, $2.0 billion principal amount of 6.75% notes due 2018 and $1.5 billion principal amount of 7.30% debentures due 2038. On November 18, 2008, TWC issued $2.0 billion in aggregate principal amount of senior unsecured notes (the “November 2008 Bond Offering” and, together with the June 2008 Bond Offering, the “2008 Bond Offerings”), consisting of $750 million principal amount of 8.25% notes due 2014 and $1.25 billion principal amount of 8.75% notes due 2019. TWC expects to use the net proceeds from the 2008 Bond Offerings to finance, in part, the Special Dividend. Pending the payment of the Special Dividend, a portion of the net proceeds from the 2008 Bond Offerings was used to repay variable-rate debt with lower interest rates, and the remainder was invested in accordance with the Company’s investment policy. If the Separation is not consummated and the Special Dividend is not paid, TWC will use the remainder of the net proceeds from the 2008 Bond Offerings for general corporate purposes, including repayment of indebtedness.

Financing Commitments

In addition to issuing the debt securities in the 2008 Bond Offerings described above, on June 30, 2008, TWC entered into a credit agreement with a geographically diverse group of major financial institutions for a senior unsecured term loan facility in an aggregate principal amount of $9.0 billion (which was reduced as described below) with an initial maturity date that is 364 days after the borrowing date (the “2008 Bridge Facility”) in order to finance, in part, the Special Dividend. Subject to certain limited exceptions, to the extent TWC incurs debt (other than an incurrence of debt under its $6.0 billion revolving credit facility (the “Revolving Credit Facility”) and its existing commercial paper program), issues equity securities or completes asset sales prior to drawing on the 2008 Bridge Facility, the commitments of the lenders under the 2008

Bridge Facility will be reduced by an amount equal to the net cash proceeds from any such incurrence, issuance or sale. As a result of the 2008 Bond Offerings, the amount of the commitments of the lenders under the 2008 Bridge Facility was reduced to $2.070 billion. Lehman Brothers Holdings Inc., the parent company of Lehman Brothers Commercial Bank (“LBCB”), a lender under the 2008 Bridge Facility, filed a petition under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the Southern District of New York on September 15, 2008. While TWC believes that LBCB is contractually obligated under the 2008 Bridge Facility, it is uncertain whether LBCB would fund its portion of any future borrowing requests or whether another lender would assume such commitment. Excluding LBCB’s $138 million commitment, TWC’s unused committed capacity under the 2008 Bridge Facility following the completion of the 2008 Bond Offerings was $1.932 billion.

TWC may elect to extend the maturity date of the loans outstanding under the 2008 Bridge Facility for an additional year. In the event TWC borrows any amounts under the 2008 Bridge Facility, subject to certain limited exceptions, TWC is required to use the net cash proceeds from any subsequent incurrence of debt (other than an incurrence of debt under the Revolving Credit Facility and its existing commercial paper program), issuance of equity securities or asset sale to prepay amounts outstanding under the 2008 Bridge Facility. TWC may prepay amounts outstanding under the 2008 Bridge Facility at any time without penalty or premium, subject to minimum amounts. TWC may not borrow any amounts under the 2008 Bridge Facility unless and until the Special Dividend is declared.

Amounts outstanding under the 2008 Bridge Facility will bear interest at a rate equal to LIBOR plus an applicable margin based on TWC’s credit rating, which margin, at the time of the Separation, is expected to be 100 basis points. In addition, the per annum interest rate under the 2008 Bridge Facility will increase by 25 basis points every six months until all amounts outstanding under the 2008 Bridge Facility are repaid. The financial institutions’ commitments to fund borrowings under the 2008 Bridge Facility will expire upon the earliest of (i) May 19, 2009, (ii) the date on which the Separation Agreement is terminated in accordance with its terms or (iii) the completion of the Separation.

In May 2008, Time Warner (as lender) committed to lend TWC (as borrower) up to an aggregate principal amount of $3.5 billion under a two-year senior unsecured supplemental term loan facility (the “Supplemental Facility”). TWC may borrow under the Supplemental Facility at the final maturity of the 2008 Bridge Facility only to repay amounts then outstanding under the 2008 Bridge Facility, if any. As a result of the 2008 Bond Offerings, Time Warner’s original commitment under the Supplemental Facility was reduced by $1.965 billion to $1.535 billion. Time Warner’s commitment under the Supplemental Facility will be further reduced by (i) 50% of any additional amounts by which the commitments under the 2008 Bridge Facility are further reduced by the net cash proceeds of subsequent issuances of debt or equity or certain asset sales by TWC prior to TWC’s borrowing under the 2008 Bridge Facility and (ii) the amount by which borrowing availability under the Revolving Credit Facility exceeds $2.0 billion on the date of borrowing under the Supplemental Facility.

After the date of borrowing under the Supplemental Facility, subject to certain limited exceptions, TWC will be required to use the net cash proceeds from any incurrence of debt (other than an incurrence of debt under the Revolving Credit Facility and its existing commercial paper program), issuance of equity securities and asset sale to prepay amounts outstanding under the Supplemental Facility. In addition, (i) on any date on which the commitments under the Revolving Credit Facility are increased in excess of the current $6.0 billion amount or (ii) on the last day of each fiscal quarter on which availability under the Revolving Credit Facility exceeds $2.0 billion, TWC must use 100% of the excess amounts to prepay amounts outstanding under the Supplemental Facility. TWC may prepay amounts outstanding under the Supplemental Facility at any time without penalty or premium, subject to minimum amounts.

Other than the Supplemental Facility, after the Separation, the Company and Time Warner will not have continuing financing arrangements and neither company will provide the other with ongoing credit support.

TWC’s obligations under the debt securities issued in the 2008 Bond Offerings and under the 2008 Bridge Facility are, and under the Supplemental Facility will be, guaranteed by TWE and TW NY.

Management

On June 15, 2008, TWC disclosed that Jeffrey L. Bewkes, President and Chief Executive Officer of Time Warner, intends to resign from the TWC Board upon the consummation of the Separation. Other than Mr. Bewkes, TWC and Time Warner do not have any overlapping directors or executive officers, and it is anticipated that after the resignation of Mr. Bewkes and the consummation of the Separation, TWC and Time Warner will not have any overlapping directors or executive officers.

OUTSTANDING VOTING SECURITIES

The Company has fixed the close of business on November 21, 2008 as the record date for determining stockholders entitled to receive copies of this Information Statement. As of the record date, there were 901,982,094 shares of TWC Class A common stock outstanding and 75,000,000 shares of TWC Class B common stock outstanding. Each issued and outstanding share of TWC Class B common stock has ten (10) votes and each issued and outstanding share of TWC Class A common stock has one (1) vote on any matter submitted to a vote of stockholders. The TWC Class A common stock and the TWC Class B common stock vote together as a single class on all matters submitted to a vote of stockholders, except with respect to the election of directors. Holders of the TWC Class A common stock vote, as a separate class, with respect to the election of the Class A directors, and holders of the TWC Class B common stock vote, as a separate class, with respect to the election of the Class B directors. Time Warner, through its wholly-owned subsidiary, WCI, controls approximately 90.6% of the vote on matters on which the holders of TWC Class A common stock and TWC Class B common stock vote together as a single class. This Information Statement is not a notice of a special meeting of stockholders and no stockholder meeting will be held to consider any matter described herein. The actions described in this Information Statement have been consented to by WCI, in its capacity as the holder of a majority of the outstanding shares of TWC Class A common stock and all of the outstanding shares of TWC Class B common stock. The Company is not asking you for a proxy and you are requested not to send the Company a proxy. There are no appraisal rights available to holders of TWC common stock with respect to the actions described in this Information Statement.

SECURITY OWNERSHIP

Security Ownership by the Board of Directors and Executive Officers

The following table sets forth information as of the close of business on September 30, 2008, as to the number of shares of TWC Class A common stock and shares of Time Warner Common Stock beneficially owned by:

•	each executive officer named in the Summary Compensation Table included elsewhere in this Information Statement (a “named executive officer”);

•	each current director; and

•	all current executive officers and directors, as a group.

The following table does not give effect to the Distribution, the Recapitalization or any adjustments by the Company or Time Warner to outstanding equity awards, the general impact of which is described below.

	TWC Class A Common			Time Warner Common
	Stock Beneficially Owned(1)			Stock Beneficially Owned(1)
		Right to			Right to
	Number of	Acquire	Percent of	Number of	Acquire	Percent of
Name	Shares	Shares(2)	Class	Shares	Shares(3)	Class

Jeffrey L. Bewkes(6)	—	—	*	565,885	5,257,525	*
Carole Black	—	—	*	—	—	*
Glenn A. Britt(4)(6)	5,000	40,355	*	143,436	1,993,916	*
Thomas H. Castro	—	—	*	—	—	*
David C. Chang	—	—	*	2,735	—	*
James E. Copeland, Jr.	20,000	—	*	—	—	*
Peter R. Haje(5)(6)	34,600	—	*	35,501	—	*
Landel C. Hobbs	—	16,478	*	—	631,925	*
Don Logan(6)	20,000	—	*	129,391	4,168,750	*
Robert D. Marcus(6)	—	9,080	*	4,842	700,719	*
John K. Martin, Jr.(6)	—	—	*	6,776	252,450	*
N.J. Nicholas, Jr.	7,000	—	*	—	—	*
Wayne H. Pace(6)	—	—	*	236,137	1,929,688	*
Carl U.J. Rossetti	—	5,044	*	—	564,844	*
All current directors and executive officers as a group (18 persons)(3)-(6)	86,600	86,947	*	1,128,000	15,990,297	*

*	Represents beneficial ownership of less than one percent of the issued and outstanding TWC Class A common stock or Time Warner Common Stock on September 30, 2008, as applicable.

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, beneficial ownership represents both sole voting and sole investment power. This table does not include any shares of TWC Class A common stock or Time Warner Common Stock or other TWC or Time Warner equity securities that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees. As of September 30, 2008, the only equity securities of TWC or Time Warner beneficially owned by the named persons or group were shares of TWC Class A common stock, Time Warner Common Stock (including restricted stock), and options to purchase shares of such common stock and restricted stock units reflecting the contingent right to receive such shares. The beneficial ownership of TWC Class A common stock for each of Ms. Black and Messrs. Castro, Chang, Copeland, Haje, Logan and Nicholas does not include in each case 7,049 shares, and for Mr. Pace, 4,484 shares, of TWC Class A common stock issuable six months after termination of service as a member of the Company’s Board of Directors pursuant to the terms of the restricted stock units issued to them as compensation and 1,885, 5,750, 2,334, 4,807 and 1,696 shares of TWC Class A common stock issuable to Messrs. Chang, Copeland, Haje, Nicholas and Pace, respectively, on the distribution date selected by the director under the Directors’ Deferred Compensation Program. See “Compensation — Director Compensation.”

(2)	Reflects shares of TWC Class A common stock subject to options to purchase TWC Class A common stock issued by TWC which, on September 30, 2008, were unexercised or unvested but were exercisable or expected to vest on or within 60 days after that date. These shares are excluded from the column headed “Number of Shares.”

(3)	Reflects shares of Time Warner Common Stock subject to options to purchase Time Warner Common Stock which, on September 30, 2008, were unexercised or unvested but were exercisable or expected to vest, respectively, on or within 60 days after that date. These shares are excluded from the column headed “Number of Shares.”

(4)	Includes 348 shares of Time Warner Common Stock owned by Mr. Britt’s spouse as to which Mr. Britt disclaims beneficial ownership.

(5)	Includes 2,000 shares of TWC Class A common stock owned by the Peter and Helen Haje Foundation as to which Mr. Haje has sole voting and dispositive power.

(6)	Includes an aggregate of approximately 237,236 shares of Time Warner Common Stock held by a trust under the Time Warner Savings Plan and the TWC Savings Plan for the benefit of the Company’s current executive officers and directors, including 94,368 shares for Mr. Bewkes, 34,308 shares for Mr. Britt, 10,501 shares for Mr. Haje, 87,241 shares for Mr. Logan and 745 shares for Mr. Pace. Effective January 1, 2008, Mr. Martin became the Executive Vice President and Chief Financial Officer of Time Warner and was no longer a TWC employee. Accordingly, the shares of Time Warner Common Stock beneficially owned by Mr. Martin, including 2,528 shares held by such trust, are not included in the total number of shares of Time Warner Common Stock held by all current directors and executive officers as a group.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of September 30, 2008 as to the number of shares of TWC Class A common stock and TWC Class B common stock beneficially owned by each person known to TWC to be the beneficial owner of more than 5% of TWC’s common stock.

Time Warner Cable Inc.
	Class A Common Stock		Class B Common Stock
	Number of	Percent of Class	Number of	Percent of Class	Total Voting
Name of Beneficial Owner(1)	Shares Owned	Owned	Shares Owned	Owned	Power(2)

Time Warner(3)(4)	746,000,000	82.7%	75,000,000	100%	90.6%

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, beneficial ownership represents both sole voting and sole investment power.

(2)	Reflects the total voting power of such person or entity when both TWC Class A common stock and TWC Class B common stock vote together as a single class.

(3)	This information is based on a Schedule 13G filed with the SEC on February 11, 2008 by Time Warner and WCI. The shares are registered in the name of WCI. By virtue of Time Warner’s control of WCI, Time Warner is deemed to beneficially own the shares of TWC Class A common stock and TWC Class B common stock held by WCI and they may be deemed to share voting and dispositive power over such shares. The address of each of Time Warner and WCI is One Time Warner Center, New York, NY 10019.

(4)	Amounts shown as owned by Time Warner may be deemed to be beneficially owned by Mr. Bewkes, who was an executive officer of Time Warner on September 30, 2008 and is also a member of the Company’s Board of Directors. Mr. Bewkes has disclaimed such beneficial ownership.

This table does not reflect the following Separation-related activities that have not yet been effected: (1) the issuance of 80 million shares of TWC Class A common stock to Historic TW, a subsidiary of Time Warner, in the TW NY Exchange; (2) the TW Internal Restructuring, pursuant to which Time Warner will become the direct owner of all of the TWC Class A common stock and TWC Class B common stock held by its subsidiaries; (3) the Recapitalization, pursuant to which each outstanding share of TWC Class A common stock and TWC Class B common stock will be converted into one share of TWC Common Stock; and (4) the Distribution, pursuant to which Time Warner will distribute all shares of TWC Common Stock it holds to its stockholders.

TW NY EXCHANGE

On February 6, 2008, Time Warner announced that it had commenced a review of its ownership interest in TWC and had initiated discussions with TWC regarding a possible change in such ownership. In preparation for those discussions, the Board formed a special committee of independent directors (the “Special Committee”) to review, evaluate, participate in the negotiations concerning, and make a recommendation to the Board regarding the potential separation of Time Warner and TWC and any related transactions.

On May 20, 2008, following extensive negotiations, the Special Committee and the Board determined that the Separation Transactions (including the TW NY Exchange) were advisable and in the best interests of the Company and its stockholders. In making their decisions, the Special Committee and the Board considered, among other factors, the possible benefits that the Company and its stockholders may derive from the Separation, including increased long-term strategic, operational and regulatory flexibility and a more efficient capital structure. Subsequent to the recommendation of the Special Committee and the Board, WCI, in its capacity as the holder of a majority of the outstanding shares of TWC Class A common stock and all of the outstanding shares of TWC Class B common stock, acting by written consent in lieu of a meeting, consented to the issuance of shares of TWC Class A common stock in the TW NY Exchange, as required under the listing rules of the New York Stock Exchange (the “NYSE”), as more fully discussed below.

Under the terms of the Separation Agreement, Historic TW will transfer its 12.43% non-voting common stock interest in TW NY to the Company in exchange for 80 million newly issued shares of TWC Class A common stock. As described in the section entitled “Background,” the TW NY Exchange is subject to the satisfaction or waiver of certain conditions and is expected to occur by early 2009.

The TWC Class A common stock is listed on the NYSE. Under the listing rules of the NYSE, the Company is required to obtain approval from its stockholders before issuing shares of TWC Class A common stock in connection with the TW NY Exchange. This NYSE policy requires stockholder approval in circumstances where a listed company is issuing common stock in a transaction or series of related transactions to an affiliate or a substantial security holder of the Company if the number of shares of common stock to be issued exceeds 1% of the number of shares of common stock outstanding before the issuance. For these purposes, a stockholder beneficially owning 5% or more of a listed company’s outstanding shares (determined based on voting power or number of shares) may be deemed to be a substantial security holder. Historic TW is an affiliate of WCI, a substantial stockholder of the Company that beneficially owns approximately 82.7% of the outstanding shares of TWC Class A common stock and all of the outstanding shares of TWC Class B common stock. In accordance with the listing rules of the NYSE, WCI consented to the issuance of 80 million shares of TWC Class A common stock in connection with the TW NY Exchange.

The current holders of TWC Class A common stock and TWC Class B common stock do not have any pre-emptive rights with respect to the issuance of shares of TWC Class A common stock in connection with the TW NY Exchange. The shares of TWC Class A common stock to be issued in connection with the TW NY Exchange will be identical in all respects to the TWC Class A common stock currently issued and outstanding. On November 21, 2008, the closing price per share of the TWC Class A common stock on the NYSE was $17.36.

Use of Proceeds

Pursuant to the terms of the Separation Agreement, TWC will receive Historic TW’s 12.43% non-voting common stock interest in TW NY in exchange for 80 million newly issued shares of TWC Class A common stock and will receive no cash in consideration for such issuance.

Subsequent to the TW NY Exchange, the shares of TWC Class A common stock received by Historic TW will be distributed to Time Warner in connection with the TW Internal Restructuring and will be reclassified into TWC Common Stock in connection with the Recapitalization. These shares will be included in the shares distributed by Time Warner to its stockholders in the Distribution.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The accompanying unaudited pro forma consolidated balance sheet as of September 30, 2008 is presented as if the Separation Transactions had occurred on September 30, 2008. The accompanying unaudited pro forma consolidated statements of operations for the year ended December 31, 2007 and for the nine months ended September 30, 2008 are presented as if the Separation Transactions had occurred on January 1, 2007. The unaudited pro forma financial information is presented based on information available, is intended for informational purposes only and is not necessarily indicative of and does not purport to represent what the Company’s future financial condition or operating results will be after giving effect to the Separation Transactions.

The unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statements of operations are presented on the following basis:

•	The unaudited pro forma consolidated financial information assumes that the Company finances the payment of the Special Dividend through cash on hand as of September 30, 2008 (including the portion of the net proceeds from the June 2008 Bond Offering not previously used to repay outstanding debt under the Revolving Credit Facility), the net proceeds from the November 2008 Bond Offering, borrowings under the 2008 Bridge Facility and borrowings under the Revolving Credit Facility. The 2008 Bridge Facility requires that the Company pay an upfront fee, as well as ongoing fees of 0.2% per annum on the unused portion of the 2008 Bridge Facility. The unaudited pro forma consolidated financial information assumes that LBCB does not fund its undrawn commitments under the 2008 Bridge Facility. See “Note 1: Description of the Separation Transactions.”

•	The Company has entered into several other agreements with Time Warner related to the Separation Transactions, including agreements to license the “Road Runner” trademark and character and the “Time Warner” brand and trade name and derivations thereof. These agreements are not expected to materially impact the ongoing operations of the Company’s business and, therefore, the effect of these agreements has not been included in the Company’s pro forma consolidated financial information.

•	On May 20, 2008, the Company entered into a transition services agreement with Time Warner, under which Time Warner will continue to provide the Company with certain services for a short period of time after the completion of the Separation Transactions for a fee. The Company has not included these fees in the Company’s unaudited pro forma consolidated statements of operations because the majority of such costs are already reflected in the Company’s historical results as a result of Time Warner’s historical practice of allocating the cost for providing similar services to the Company. Any costs not reflected in the Company’s historical results are not expected to have a material impact on the Company’s future financial results.

•	The Company has entered into an agreement under which the Company committed to invest approximately $550 million in a wireless communications joint venture which is expected to be formed by Sprint Nextel Corporation and Clearwire Corporation. The investment is expected to be made by the end of 2008 and has not been reflected in the Company’s unaudited pro forma consolidated balance sheet or unaudited pro forma consolidated statements of operations. The Company expects to fund this investment with cash on hand, borrowings under the Revolving Credit Facility, the Company’s existing commercial paper program or a combination thereof.

•	As a result of the Separation Transactions, the Company anticipates adjusting outstanding employee equity awards to maintain their estimated value. For TWC options held by the Company’s employees, the Company will adjust the number of options and the exercise prices of the options to maintain the fair value of the awards after the Special Dividend. These adjustments are in accordance with the terms of the equity plans and the related award agreements and, accordingly, will not give rise to any incremental compensation expense. In addition, under the terms of Time Warner’s equity plans and related award agreements, as a result of the Separation, the Company’s employees who hold options to purchase Time Warner Common Stock and shares of Time Warner Common Stock (“restricted stock”) or RSUs under its equity plans (collectively, the “Time Warner Equity Awards”) will be treated as if their employment with Time Warner had been terminated without cause at the time of the Separation. This treatment will result in the forfeiture of unvested stock options and shortened exercise periods for vested stock options and pro rata vesting of the next installment of (and forfeiture of the remainder of) the RSU awards for the Company’s employees who do not satisfy retirement-eligibility provisions in the Time Warner equity plans and related award agreements. The Company plans to grant “make-up” TWC equity awards or make cash payments to the Company’s employees that are generally intended to offset any loss of economic value in the Time Warner Equity Awards as a result of the Separation. The Company will incur compensation expense relating to these grants over their respective vesting periods. This compensation expense and the impact of the additional awards on diluted earnings per share is not reflected in the unaudited pro forma financial information.

The Company’s independent registered public accounting firm has not examined, compiled or applied agreed upon procedures to the unaudited pro forma consolidated financial information presented herein and, accordingly, assumes no responsibility for it.

The unaudited pro forma consolidated financial information set forth below should be read in conjunction with the notes to these unaudited pro forma consolidated financial statements and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and TWC’s consolidated financial statements and the notes thereto in TWC’s Annual Report on Form 10-K for the year ended December 31, 2007 and TWC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, each of which is incorporated by reference into this Information Statement.

Unaudited Pro Forma Consolidated Balance Sheet

	September 30, 2008
	Historical			Pro Forma
	TWC	Adjustments		TWC
	(In millions)

ASSETS
Current assets
Cash and equivalents	$3,090	$(3,090	)(a)	$—
Receivables, less allowances of $92 million	727	—		727
Receivables from affiliated parties	81	—		81
Deferred income tax assets	93	—		93
Prepaid expenses and other current assets	620	—		620

Total current assets	4,611	(3,090)		1,521
Investments	730	—		730
Property, plant and equipment, net	13,304	—		13,304
Intangible assets subject to amortization, net	549	—		549
Intangible assets not subject to amortization	38,906	—		38,906
Goodwill	2,101	—		2,101
Other assets	213	(3	)(b)	210

Total assets	$60,414	$(3,093)		$57,321

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$403	$—		$403
Deferred revenue and subscriber-related liabilities	157	—		157
Payables to affiliated parties	196	—		196
Accrued programming expense	524	—		524
Other current liabilities	1,323	—		1,323

Total current liabilities	2,603	—		2,603
Long-term debt	15,748	7,815	(c)	23,563
Mandatorily redeemable preferred equity membership units issued by a subsidiary	300	—		300
Deferred income tax liabilities, net	13,959	—		13,959
Long-term payables to affiliated parties	19	—		19
Other liabilities	385	44	(d)	429
Minority interests	1,811	(1,806	)(e)	5
Shareholders’ equity
Class A common stock, $0.01 par value, 902 million shares issued and outstanding (historical), 0 shares issued and outstanding (pro forma)	9	1	(e)	—
		(10	)(f)
Class B common stock, $0.01 par value, 75 million shares issued and outstanding (historical), 0 shares issued and outstanding (pro forma)	1	(1	)(f)	—
Common stock, $0.01 par value, 0 shares issued and outstanding (historical), 1,057 million shares issued and outstanding (pro forma)	—	11	(f)	11
Paid-in-capital	19,478	1,805	(e)	16,609
		(4,674	)(g)
Accumulated other comprehensive loss, net	(177)	—		(177)
Retained earnings	6,278	(6,278	)(g)	—

Total shareholders’ equity	25,589	(9,146)		16,443

Total liabilities and shareholders’ equity	$60,414	$(3,093)		$57,321

See accompanying notes.

Unaudited Pro Forma Consolidated Statement of Operations

	Year Ended December 31, 2007
	Historical			Pro Forma
	TWC	Adjustments		TWC
	(In millions, except per share data)

Revenues:
Video	$10,165	$—		$10,165
High-speed data	3,730	—		3,730
Voice	1,193	—		1,193
Advertising	867	—		867
		—

Total revenues	15,955	—		15,955
Costs and expenses:
Costs of revenues	7,542	—		7,542
Selling, general and administrative	2,648	—		2,648
Depreciation	2,704	—		2,704
Amortization	272	—		272
Merger-related and restructuring costs	23	—		23

Total costs and expenses	13,189	—		13,189

Operating Income	2,766	—		2,766
Interest expense, net	(894)	(635	)(h)	(1,529)
Income from equity investments, net	11	—		11
Minority interest expense, net	(165)	161	(i)	(4)
Other income, net	145	—		145

Income before income taxes	1,863	(474)		1,389
Income tax provision	(740)	190	(j)	(550)

Net income	$1,123	$(284)		$839

Basic net income per common share	$1.15			$0.79

Average basic common shares outstanding	976.9	80.0	(k)	1,056.9

Diluted net income per common share	$1.15			$0.79

Average diluted common shares outstanding	977.2	80.0	(k)	1,057.2

Dividends per common share	$0.00			$10.27

See accompanying notes.

Unaudited Pro Forma Consolidated Statement of Operations

	Nine Months Ended September 30, 2008
	Historical			Pro Forma
	TWC	Adjustments		TWC
	(In millions, except per share data)

Revenues:
Video	$7,878	$—		$7,878
High-speed data	3,082	—		3,082
Voice	1,184	—		1,184
Advertising	654	—		654
		—

Total revenues	12,798	—		12,798
Costs and expenses:
Costs of revenues	6,097	—		6,097
Selling, general and administrative	2,161	—		2,161
Depreciation	2,123	—		2,123
Amortization	196	—		196
Loss on cable systems held for sale	45	—		45
Restructuring costs	14	—		14

Total costs and expenses	10,636	—		10,636

Operating Income	2,162	—		2,162
Interest expense, net	(647)	(429	)(l)	(1,076)
Income from equity investments, net	12	—		12
Minority interest expense, net	(144)	141	(m)	(3)
Other expense, net	(13)	—		(13)

Income before income taxes	1,370	(288)		1,082
Income tax provision	(550)	115	(n)	(435)

Net income	$820	$(173)		$647

Basic net income per common share	$0.84			$0.61

Average basic common shares outstanding	976.9	80.0	(o)	1,056.9

Diluted net income per common share	$0.84			$0.61

Average diluted common shares outstanding	977.7	80.0	(o)	1,057.7

Book value per share	$26.19			$15.56

Dividends per common share	$0.00			$10.27

See accompanying notes.

Notes to Unaudited Pro Forma Consolidated Financial Statements

Note 1:	Description of the Separation Transactions

Time Warner currently owns, through a wholly-owned subsidiary, approximately 82.7% of the outstanding shares of TWC Class A common stock and 100% of the outstanding shares of TWC Class B common stock, which represents 84% of TWC’s common stock and a 90.6% voting interest. The financial results of the Company’s operations are consolidated by Time Warner. Time Warner also indirectly owns a 12.43% non-voting common stock interest in one of TWC’s subsidiaries, TW NY. On May 20, 2008, the Company and its subsidiaries, TWE and TW NY, entered into the Separation Agreement with Time Warner and its subsidiaries, WCI, Historic TW and ATC, the terms of which will govern the Separation. The Separation will be completed through the following steps, which are collectively referred to as the “Separation Transactions”:

(1) Time Warner will complete certain internal restructuring transactions.

(2) Following the satisfaction or waiver of certain conditions, Historic TW, a subsidiary of Time Warner, will transfer its 12.43% ownership interest in TW NY to the Company in exchange for 80 million newly issued shares of TWC Class A common stock in the TW NY Exchange.

(3) Time Warner will complete certain additional restructuring steps that will make Time Warner the direct owner of all shares of TWC Class A common stock and TWC Class B common stock previously held by its subsidiaries.

(4) TWC’s Board or a committee thereof will declare, and thereafter TWC will pay, the Special Dividend to holders of outstanding TWC Class A common stock and TWC Class B common stock of $10.27 per share, totaling $10.855 billion. Time Warner will receive approximately $9.25 billion of the proceeds from the Special Dividend and the remaining $1.61 billion will be distributed to TWC’s public stockholders. The Special Dividend distribution assumed in the pro forma presentation is calculated as follows (in millions, except per share data):

TWC Class A common stock outstanding prior to the TW NY Exchange	902
Additional TWC Class A common stock issued in the TW NY Exchange	80
TWC Class B common stock outstanding	75

Total shares outstanding	1,057

Special Dividend per common share	$10.27

Total Special Dividend	$10,855

As a result of the Special Dividend, distributions with respect to RSUs based on shares of TWC Class A common stock issued under the 2006 equity plan are assumed to be retained by the Company and paid only upon vesting of the related RSUs. Management estimates that approximately 4.3 million RSUs will vest and, therefore, be entitled to payment of the retained distributions related to the Special Dividend. As a result, management expects to pay approximately $44 million associated with the RSUs.

(5) TWC will file the Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, pursuant to which, among other things, each outstanding share of TWC Class A common stock (including any shares of TWC Class A common stock issued in the TW NY Exchange) and TWC Class B common stock will automatically be converted into one share of TWC Common Stock.

(6) The Separation will proceed in the form of either a pro rata dividend of all shares of TWC Common Stock held by Time Warner to holders of Time Warner Common Stock or through the consummation by Time Warner of an exchange offer of shares of TWC Common Stock for shares of Time Warner Common Stock. If the Separation is effected as an exchange offer, after consummation of the exchange offer, Time Warner will distribute to its stockholders, as a pro rata dividend, any TWC Common Stock that it continues to hold. Time Warner has the sole discretion, after consultation

Notes to Unaudited Pro Forma Consolidated Financial Statements — (Continued)

with the Company, to determine whether the Separation will be effected as a pro rata dividend or through an exchange offer with its stockholders, which decision has not been made as of the date of this Information Statement.

In the June 2008 Bond Offering, TWC issued $5.0 billion in aggregate principal amount of senior unsecured notes and debentures, consisting of $1.5 billion principal amount of 6.20% notes due 2013, $2.0 billion principal amount of 6.75% notes due 2018 and $1.5 billion principal amount of 7.30% debentures due 2038. In the November 2008 Bond Offering, TWC issued $2.0 billion in aggregate principal amount of senior unsecured notes, consisting of $750 million principal amount of 8.25% notes due 2014 and $1.25 billion principal amount of 8.75% notes due 2019. The Company expects to use the net proceeds from the 2008 Bond Offerings to finance, in part, the Special Dividend. Pending the payment of the Special Dividend, a portion of the net proceeds from the 2008 Bond Offerings was used to repay variable-rate debt with lower interest rates, and the remainder was invested in accordance with the Company’s investment policy. If the Separation is not consummated and the Special Dividend is not paid, TWC will use the remainder of the net proceeds from the 2008 Bond Offerings for general corporate purposes, including repayment of indebtedness.

In addition to issuing the debt securities in the 2008 Bond Offerings described above, on June 30, 2008, the Company entered into the 2008 Bridge Facility in order to finance, in part, the Special Dividend. Subject to certain limited exceptions, to the extent the Company incurs debt (other than an incurrence of debt under the Revolving Credit Facility and its existing commercial paper program), issues equity securities or completes asset sales prior to drawing on the 2008 Bridge Facility, the commitments of the lenders under the 2008 Bridge Facility will be reduced by an amount equal to the net cash proceeds from any such incurrence, issuance or sale. As a result of the 2008 Bond Offerings, the amount of the commitments of the lenders under the 2008 Bridge Facility was reduced to $2.070 billion. Excluding LBCB’s $138 million commitment, TWC’s unused committed capacity under the 2008 Bridge Facility following the completion of the 2008 Bond Offerings was $1.932 billion. For additional information about the LBCB commitment, see “Background — Financing Commitments.”

The Company may elect to extend the maturity date of the loans outstanding under the 2008 Bridge Facility for an additional year. In the event TWC borrows any amounts under the 2008 Bridge Facility, subject to certain limited exceptions, TWC is required to use the net cash proceeds from any subsequent incurrence of debt (other than an incurrence of debt under the Revolving Credit Facility and its existing commercial paper program), issuance of equity securities or asset sale to prepay amounts outstanding under the 2008 Bridge Facility. TWC may prepay amounts outstanding under the 2008 Bridge Facility at any time without penalty or premium, subject to minimum amounts. TWC may not borrow any amounts under the 2008 Bridge Facility unless and until the Special Dividend is declared.

Amounts outstanding under the 2008 Bridge Facility will bear interest at a rate equal to LIBOR plus an applicable margin based on the Company’s credit rating, which margin, at the time of the Separation, is expected to be 100 basis points. In addition, the per annum interest rate under the 2008 Bridge Facility will increase by 25 basis points every six months until all amounts outstanding under the 2008 Bridge Facility are repaid. The financial institutions’ commitments to fund borrowings under the 2008 Bridge Facility will expire upon the earliest of (i) May 19, 2009, (ii) the date on which the Separation Agreement is terminated in accordance with its terms or (iii) the completion of the Separation.

In May 2008, Time Warner (as lender) committed to lend the Company (as borrower) up to an aggregate principal amount of $3.5 billion under the Supplemental Facility, a two-year senior unsecured supplemental term loan facility. The Company may borrow under the Supplemental Facility at the final maturity of the 2008 Bridge Facility only to repay amounts then outstanding under the 2008 Bridge Facility, if any. As a result of the 2008 Bond Offerings, Time Warner’s original commitment under the Supplemental Facility was reduced by $1.965 billion to $1.535 billion. Time Warner’s commitment under the Supplemental Facility will be further reduced by (i) 50% of any additional amounts by which the commitments under the 2008 Bridge Facility are further reduced by the net cash proceeds of subsequent issuances of debt or equity or certain asset

Notes to Unaudited Pro Forma Consolidated Financial Statements — (Continued)

sales by the Company prior to its borrowing under the 2008 Bridge Facility and (ii) the amount by which borrowing availability under the Revolving Credit Facility exceeds $2.0 billion on the date of borrowing under the Supplemental Facility.

After the date of borrowing under the Supplemental Facility, subject to certain limited exceptions, the Company will be required to use the net cash proceeds from any incurrence of debt (other than an incurrence of debt under the Revolving Credit Facility and its existing commercial paper program), issuance of equity securities and asset sale to prepay amounts outstanding under the Supplemental Facility. In addition, (i) on any date on which the commitments under the Revolving Credit Facility are increased in excess of the current $6.0 billion amount or (ii) on the last day of each fiscal quarter on which availability under the Revolving Credit Facility exceeds $2.0 billion, the Company must use 100% of the excess amounts to prepay amounts outstanding under the Supplemental Facility. The Company may prepay amounts outstanding under the Supplemental Facility at any time without penalty or premium, subject to minimum amounts.

The Company’s obligations under the debt securities issued in the 2008 Bond Offerings and under the 2008 Bridge Facility are, and under the Supplemental Facility will be, guaranteed by TWE and TW NY.

Note 2:	Unaudited Pro Forma Consolidated Balance Sheet Adjustments

The Adjustments column represents the adjustments to reflect the consummation of the Separation Transactions.

The pro forma adjustments to the consolidated balance sheet related to the Separation Transactions are as follows:

(a) This adjustment reflects the use of cash to pay, in part, the Special Dividend, estimated debt issuance costs and one-time costs related to the Separation Transactions.

(b) This adjustment reflects the capitalization of the debt issuance costs incurred in connection with the November 2008 Bond Offering ($10 million) offset by the write-off of the portion of deferred financing fees associated with the 2008 Bridge Facility ($13 million) as a result of the November 2008 Bond Offering. The write-off of the deferred financing fees is not reflected in the unaudited consolidated statements of operation as they are considered nonrecurring in nature.

(c) This adjustment reflects the additional $7.815 billion of debt assumed to be incurred by the Company to finance the Special Dividend ($10.855 billion, which excludes retained distributions on RSUs), the debt issuance costs incurred in connection with the November 2008 Bond Offering ($10 million), and the estimated remaining one-time costs related to the Separation Transactions ($40 million) to be incurred subsequent to September 30, 2008. The remainder of the Special Dividend, estimated debt issuance costs and one-time costs related to the Separation Transactions is assumed to be paid with cash on hand ($3.090 billion).

(d) This adjustment reflects the estimated retained distributions related to the Special Dividend amount payable with respect to the RSUs outstanding on September 30, 2008, which will be paid only upon vesting of such RSUs.

(e) This adjustment reflects the impact of the TW NY Exchange including:

•	the elimination of the minority interest related to Time Warner’s indirect 12.43% interest in TW NY of $1.806 billion (the historical carrying value); and

•	the issuance of 80 million shares of TWC Class A common stock, which is recorded at the historical $1.806 billion carrying value of the minority interest because such transaction is between entities under common control.

Notes to Unaudited Pro Forma Consolidated Financial Statements — (Continued)

(f) This adjustment reflects the conversion of all of the Company’s issued and outstanding shares of TWC Class A common stock and TWC Class B common stock into shares of TWC Common Stock in the Recapitalization.

(g) This adjustment reflects the payment of the Special Dividend of $10.855 billion, the accrual of the estimated future cash payment of $44 million in retained distributions with respect to unvested RSUs as a result of the Special Dividend, the write-off of $13 million of deferred financing fees associated with the 2008 Bridge Facility as a result of the November 2008 Bond Offering, and $40 million of estimated one-time expenses to be incurred subsequent to September 30, 2008 related to the Separation Transactions, which are reflected as a reduction in retained earnings until depleted, with the remainder of $4.674 billion reflected as a reduction in paid-in-capital.

Note 3:	Unaudited Pro Forma Consolidated Statement of Operations Adjustments — Year Ended December 31, 2007

The pro forma adjustments to the consolidated statement of operations related to the Separation Transactions are as follows:

(h) The increase in interest expense, net, reflects incremental borrowings to finance the Special Dividend and expenses associated with the Separation Transactions. The following table illustrates the allocation of borrowings to various financing arrangements and the computation of incremental net interest expense.

			Interest	Interest
	Debt Amount		Rate	Expense
	(In millions)			(In millions)

2008 Bond Offerings-Borrowings to finance Special Dividend	$7,000		7.30%	$511
2008 Bridge Facility	1,932	(i)	3.30%	64
Revolving Credit Facility — Special Dividend	1,923		2.60%	50
Revolving Credit Facility — Estimated debt issuance costs and transaction costs	142		2.60%	4

	$10,997	(ii)		629

Amortization of estimated debt issuance costs				6

Total interest expense				$635

(i)	Amount excludes LBCB’s $138 million commitment under the 2008 Bridge Facility. See “Note 1: Description of the Separation Transactions.”

(ii)	The $10.997 billion of net incremental borrowings needed to finance the Special Dividend reflects the debt issuance costs and borrowings associated with the 2008 Bond Offerings and the upfront fees related to the 2008 Bridge Facility. The $10.997 billion of net incremental borrowings is reduced by $3.090 billion of cash on hand and $92 million of debt issuance costs incurred prior to September 30, 2008, resulting in the $7.815 billion pro forma adjustment to long-term debt as of September 30, 2008 that will be incurred to finance the Special Dividend.

The table above assumes that the Company finances the Special Dividend with the net proceeds from the 2008 Bond Offerings, borrowings under the 2008 Bridge Facility and borrowings under the Revolving Credit Facility. Actual borrowings and interest rates may differ from the assumptions above.

The 2008 Bridge Facility and the Revolving Credit Facility have variable rates of interest. A change of 0.5%, or 50 basis points, in the interest rates on the 2008 Bridge Facility and the Revolving Credit

Notes to Unaudited Pro Forma Consolidated Financial Statements — (Continued)

Facility in the table above would change pro forma interest expense for the year ended December 31, 2007 by approximately $10 million for each facility.

(i) This adjustment eliminates the historical minority interest expense related to Time Warner’s indirect ownership interest in TW NY to reflect the TW NY Exchange.

(j) This adjustment is required to adjust historical income taxes using TWC’s marginal rate of 40.0%.

(k) This adjustment reflects the impact of the TW NY Exchange as of the beginning of the period.

Note 4:	Unaudited Pro Forma Consolidated Statement of Operations Adjustments — Nine Months Ended September 30, 2008

The pro forma adjustments to the consolidated statement of operations related to the Separation Transactions are as follows:

(l) The increase in interest expense, net, reflects incremental borrowings to finance the Special Dividend and the expenses associated with the Separation Transactions. The following table illustrates the allocation of borrowings to various financing arrangements and the computation of incremental interest expense.

			Interest	Interest
	Debt Amount		Rate	Expense
	(In millions)			(In millions)

2008 Bond Offerings — Borrowings to finance Special Dividend(i)	$7,000		7.30%	$323
2008 Bridge Facility	1,932	(ii)	3.30%	48
Revolving Credit Facility — Special Dividend(iii)	1,923		2.60%	50
Revolving Credit Facility — Estimated debt issuance costs and transaction costs	142		2.60%	3

	$10,997	(iv)		424

Amortization of estimated debt issuance costs				5

Total interest expense				$429

(i)	Pro forma interest expense has been reduced by $60 million, which is comprised of $94 million of interest expense recorded as a result of the June 2008 Bond Offering, net of interest income of $34 million generated from investing the remaining proceeds of the June 2008 Bond Offering in short-term investments, both of which have been included in the historical results of operations for the nine months ended September 30, 2008.

(ii)	Amount excludes LBCB’s $138 million commitment under the 2008 Bridge Facility. See “Note 1: Description of the Separation Transactions.”

(iii)	Pro forma interest expense has been increased by $13 million to reflect actual interest expense reduced as a result of paying down the Revolving Credit Facility with a portion of the net proceeds from the June 2008 Bond Offering.

(iv)	The $10.997 billion of net incremental borrowings needed to finance the Special Dividend reflects the debt issuance costs and borrowings associated with the 2008 Bond Offerings and the upfront fees related to the 2008 Bridge Facility. Such amounts are used to compute pro forma interest expense for the 2007 and 2008 periods prior to the June 2008 Bond Offering. The $10.997 billion of net incremental borrowings is reduced by $3.090 billion of cash on hand and $92 million of debt issuance costs incurred prior to September 30, 2008, resulting in the $7.815 billion pro forma

Notes to Unaudited Pro Forma Consolidated Financial Statements — (Continued)

adjustment to long-term debt as of September 30, 2008 that will be incurred to finance the Special Dividend.

The table above assumes that the Company finances the Special Dividend with the net proceeds from the 2008 Bond Offerings, borrowings under the 2008 Bridge Facility and borrowings under the Revolving Credit Facility. Actual borrowings and interest rates may differ from the assumptions above.

The 2008 Bridge Facility and the Revolving Credit Facility have variable rates of interest. A change of 0.5%, or 50 basis points, in the interest rates on the 2008 Bridge Facility and the Revolving Credit Facility in the table above would change pro forma interest expense for the nine months ended September 30, 2008 by approximately $7 million and $8 million, respectively.

(m) This adjustment eliminates the historical minority interest expense related to Time Warner’s indirect ownership interest in TW NY to reflect the TW NY Exchange.

(n) This adjustment is required to adjust the historical income taxes using the Company’s marginal rate of 40.0%.

(o) This adjustment reflects the impact of the TW NY Exchange as of the beginning of the period.

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Amendments to the Company’s Amended and Restated Certificate of Incorporation

As part of the Separation, the Special Committee determined that the Recapitalization pursuant to the charter amendments in the Second Amended and Restated Certificate of Incorporation was fair to and in the best interests of the Company and its stockholders (other than WCI) and the Special Committee recommended to the Board adoption of the Second Amended and Restated Certificate of Incorporation. The Recapitalization and other charter amendments are reflected in the Second Amended and Restated Certificate of Incorporation, and the Board recommended that the stockholders of the Company adopt the Second Amended and Restated Certificate of Incorporation.

Subsequent to the Board’s and the Special Committee’s determinations and recommendations, WCI, in its capacity as the holder of a majority of the outstanding shares of TWC Class A common stock and all of the outstanding shares of TWC Class B common stock, acting by written consent in lieu of a meeting, consented to the adoption of the Second Amended and Restated Certificate of Incorporation. TWC will file the Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware following Time Warner’s receipt of the Special Dividend, at which time it will immediately become effective. This is expected to occur by early 2009.

A copy of the Second Amended and Restated Certificate of Incorporation is attached as Appendix A to this Information Statement. The discussion below regarding the Second Amended and Restated Certificate of Incorporation is only a summary of the material terms of the charter amendments and may not contain all of the information that is important to you. You should read the full text of Appendix A carefully.

Some of the amendments included in the Second Amended and Restated Certificate of Incorporation may make it more difficult than under TWC’s current charter for a potential acquiror to acquire control of the Company by means of a transaction that is not negotiated with the Board, as more fully discussed below.

Recapitalization

Effects of the Recapitalization

The Second Amended and Restated Certificate of Incorporation will provide for the Recapitalization, pursuant to which each outstanding share of TWC Class A common stock (including any shares of TWC Class A common stock issued to Historic TW in connection with the TW NY Exchange) and TWC Class B common stock will automatically be reclassified into one share of TWC Common Stock. The Recapitalization will have the following effects, among others, on the holders of TWC Class A common stock and TWC Class B common stock:

•	Voting Rights: Under TWC’s current charter, each holder of TWC Class B common stock is entitled to ten (10) votes for each share of TWC Class B common stock held of record by such holder with respect to all matters on which such holder is entitled to vote and each holder of TWC Class A common stock is entitled to one (1) vote for each share of TWC Class A common stock held of record by such holder with respect to all matters on which such holder is entitled to vote.

Under the Second Amended and Restated Certificate of Incorporation, each holder of TWC Common Stock will be entitled to one (1) vote for each share of TWC Common Stock held of record by such holder with respect to all matters on which such holder is entitled to vote.

•	Directors: Under TWC’s current charter, the holders of TWC Class B common stock have the right to elect TWC’s Class B directors. TWC’s Class B directors must represent not less than four-fifths of the members of the Board. The holders of TWC Class A common stock have the right to elect TWC’s Class A directors, who must represent not less than one-sixth and not more than one-fifth of the members of the Board.

Under the Second Amended and Restated Certificate of Incorporation, all holders of TWC Common Stock will have identical rights and vote together for the election of all of the members of the Board and, effective as of the Recapitalization, all of the then-serving members of the Board will continue as directors of the Company. On June 15, 2008, TWC disclosed that Jeffrey L. Bewkes, President and Chief Executive Officer of Time Warner, intends to resign from the Board upon the consummation of the Separation.

•	Director Vacancies: Under TWC’s current charter, vacancies on the Board are filled by the remaining directors elected by the class of common stock that elected the predecessor director or, if no such director is then serving on the Board, by the directors then serving on the Company’s Board.

Under the Second Amended and Restated Certificate of Incorporation, vacancies on the Board will be filled by a majority vote of the remaining director(s), whether or not they represent a quorum.

•	Economic Interests: The Second Amended and Restated Certificate of Incorporation will have no impact on the economic interests of holders of TWC Class A common stock and TWC Class B common stock, including with respect to dividends or liquidation rights.

•	Capitalization: The current certificate of incorporation authorizes 20,000,000,000 shares of TWC Class A common stock, 5,000,000,000 shares of TWC Class B common stock and 1,000,000,000 shares of preferred stock. As of November 21, 2008, there were 901,982,094 shares of TWC Class A common stock, 75,000,000 shares of TWC Class B common stock and no shares of preferred stock issued and outstanding. TWC will issue 80 million new shares of TWC Class A common stock in the TW NY Exchange.

Under the Second Amended and Restated Certificate of Incorporation, there will be 25,000,000,000 shares of TWC Common Stock authorized and the number of shares of TWC Common Stock issued and outstanding will be equal to the aggregate number of shares of TWC Class A common stock and TWC Class B common stock issued and outstanding at the time of the Recapitalization. In addition, TWC will remain authorized to issue up to 1,000,000,000 shares of preferred stock.

•	Dividends and other rights of holders of TWC Common Stock: The holders of TWC Common Stock will be entitled to receive dividends when, as, and if declared by the Board out of legally available funds. Upon TWC’s liquidation or dissolution, the holders of TWC Common Stock will be entitled to share ratably in those of TWC’s assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. The rights, preferences and privileges of holders of TWC Common Stock will be subject to the rights of the holders of shares of any series of preferred stock that may be issued in the future.

•	Designation of Rights, Privileges and Preferences of Preferred Stock: As indicated above, under the Second Amended and Restated Certificate of Incorporation, the Board will be authorized to issue up to 1,000,000,000 shares of preferred stock. The ability of the Board to designate a series of preferred stock, determine the terms and conditions of any series of preferred stock and to set the powers, preferences and other rights of any series of preferred stock will be similar to the ability the Board has to do so under TWC’s current charter. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of TWC and may adversely affect the voting and other rights of the holders of TWC Common Stock.

•	Market Price: After the Second Amended and Restated Certificate of Incorporation becomes effective, the market price of shares of TWC Common Stock will depend, as before the amendment, on many factors including TWC’s future performance, general market conditions and conditions in the industries in which the Company operates, many of which are outside of the Company’s control. In addition, the Separation will substantially increase the number of publicly held shares of TWC’s Common Stock, which may have an effect on the trading price of TWC Common Stock. Accordingly, the Company cannot predict the price at which the TWC Common Stock will trade following effectiveness of the Second Amended and Restated Certificate of Incorporation. On November 21, 2008, the closing price of the TWC Class A common stock on the NYSE was $17.36 per share.

•	NYSE Listing and CUSIP Numbers: As a condition precedent to the Recapitalization, the shares of TWC Common Stock issuable in connection with the Recapitalization must be approved for listing on the NYSE. The TWC Common Stock will retain the ticker symbol currently assigned to the TWC Class A Common stock on the NYSE, “TWC.” Furthermore, the TWC Common Stock should retain and use the CUSIP security identification number currently assigned to the TWC Class A common stock.

•	Resale of TWC Common Stock: Recipients of shares of TWC Common Stock will be able to sell their shares of TWC Common Stock in the same manner as such holders are able to sell their shares of TWC Class A common stock prior to the Recapitalization.

•	Stock Certificates: All existing certificates representing shares of TWC Class A common stock and TWC Class B common stock will automatically represent an equal number of shares of TWC Common Stock. Accordingly, it will not be necessary for record holders of TWC Class A common stock or TWC Class B common stock holding certificated shares to exchange their existing certificates for new certificates. However, if they so desire, such holders may at any time after the Recapitalization exchange their existing certificates for certificates representing shares of TWC Common Stock by contacting the Company’s transfer agent.

•	Stock Incentive Plans: Outstanding options to purchase TWC Class A common stock, RSUs and other awards with respect to TWC Class A common stock issued under the 2006 equity plan will be reclassified into options, RSUs and awards with respect to TWC Common Stock.

•	Certain Federal Income Tax Consequences: The Company has summarized below certain federal income tax consequences of the Recapitalization based on the Internal Revenue Code of 1986, as amended and in effect on the date of this Information Statement (the “Code”). This summary applies only to stockholders that hold their TWC Class A common stock and TWC Class B common stock as a capital asset within the meaning of section 1221 of the Code. Further, this summary does not discuss all aspects of federal income taxation that may be relevant to you in light of your individual circumstances. In addition, this summary does not address any state, local or non-U.S. tax consequences of the Recapitalization. This summary is included for general information purposes only and is not intended to constitute advice regarding the federal income tax consequences of the Recapitalization. Since the tax consequences to you will depend on your particular facts and circumstances, you are urged to consult your own tax advisor with respect to the tax consequences of the Recapitalization.

The Company believes that as a result of the Recapitalization:

•	no gain or loss will be recognized for U.S. federal income tax purposes by any of the holders of TWC Class A common stock or the holder of TWC Class B common stock upon the Recapitalization;

•	a stockholder’s aggregate basis in its shares of TWC Common Stock will be the same as the stockholder’s aggregate basis in the TWC Class A common stock or TWC Class B common stock, as the case may be, converted pursuant to the Recapitalization;

•	a stockholder’s holding period for the new common stock will include such stockholder’s holding period for the TWC Class A common stock or TWC Class B common stock, as the case may be, converted pursuant to the Recapitalization; and

•	no gain or loss will be recognized for U.S. federal income tax purposes by the Company upon the Recapitalization.

•	Accounting Considerations: The Company expects that the Recapitalization will not have any material effect on the Company’s earnings or book value per share.

Reasons for Recapitalization

The discussion of information and factors considered by the Board and the Special Committee in approving the Second Amended and Restated Certificate of Incorporation and recommending its adoption set forth below is not intended to be exhaustive, but includes certain material factors considered by the Board and the Special Committee in making their respective recommendations. In view of the wide variety of factors considered by the Board and the Special Committee in connection with their respective evaluation of each amendment to the current charter and the complexity of these matters, the Board and the Special Committee did not consider it practicable to, nor did either attempt to quantify, rank or otherwise assign relative weights to the specific factors each considered in reaching their respective decision. In considering the factors described below, individual members of the Board and the Special Committee may have given different weight to different factors. The Company cannot assure you when or if any specific potential benefits considered by the Board and the Special Committee will be realized.

In determining to approve and recommend to the Company’s stockholders the Recapitalization pursuant to the charter amendments in the Second Amended and Restated Certificate of Incorporation and the elimination of the Company’s dual class structure, the Board and the Special Committee considered a number of factors, including the possible benefits that the Company and its stockholders may derive from each of the following after giving effect to the Recapitalization and the Separation:

•	creation of a single class of stock with a larger number of publicly held shares, resulting in increased liquidity and trading efficiencies;

•	the trend of publicly-held companies away from dual-class capital structures, consistent with the policies of the NYSE and the other major stock exchanges in favor of one vote per share of common stock capitalization;

•	reduction in the complexity of corporate governance related to the election of directors by the holders of two separate classes;

•	ability to access credit markets and potential new funding sources without competing with capital considerations of Time Warner and its affiliates; and

•	simplification of TWC’s capital structure by removing Time Warner approval rights over certain corporate actions.

Election to be Governed by Section 203 of the Delaware General Corporation Law

The Company’s current charter contains an express election not to be governed by Section 203 of the DGCL. The Second Amended and Restated Certificate of Incorporation will provide that the Company will elect to be governed by Section 203 of the DGCL.

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for three years following the date that such person or entity becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or entity which owns, individually or with or through certain other persons or entities, 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner, individually or with or through certain other persons or entities, of 15% or more of such voting stock at any time within the previous three years, or is an affiliate or associate of any of the foregoing. For purposes of Section 203, the term “business combination” is defined broadly to include mergers with or caused by the interested stockholder; sales or other dispositions to the interested stockholder (except proportionately with the corporation’s other stockholders) of assets of the corporation or a direct or indirect majority-owned subsidiary equal in aggregate market value to ten percent or more of the aggregate market value of either the corporation’s consolidated assets or all of its outstanding stock; the issuance or transfer by the corporation or a direct or indirect majority-owned subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for certain transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder’s proportionate ownership of any class or series of the corporation’s or such subsidiary’s stock or of the corporation’s voting stock); or receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary. The three-year moratorium imposed on business combinations by Section 203 does not apply if:

•	prior to the date on which such stockholder becomes an interested stockholder, the board approves either the business combination or the transaction that resulted in the person or entity becoming an interested stockholder;

•	upon consummation of the transaction that made him or her an interested stockholder, the interested stockholder owns at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans that do not give employee participants the right to decide confidentially whether to accept a tender or exchange offer); or

•	on or after the date such person or entity becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Reasons for Election to be Governed by Section 203 of the DGCL

Because the Company has been and, until the completion of the Separation, will be controlled by Time Warner, the protections afforded by Section 203 of the DGCL were not necessary. Because Time Warner will cease to control the Company after the Separation, the Board and the Special Committee each believes it is in the Company’s best interest for Section 203 to apply to it because it will encourage any potential acquirer to negotiate with the Board and will reduce the likelihood of a hostile takeover of the Company. Section 203 also might have the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the Company in which all stockholders would not be treated equally. The application of Section 203 to the Company will confer upon the Board the power to reject a proposed business combination in certain circumstances, even though a potential acquirer may be offering a substantial premium for the Company’s capital stock or assets over the then-current market price. Section 203 may also discourage potential acquirers that are unwilling to comply with its provisions. Section 203 should not interfere with any merger or business combination approved by the Board. As of March 2008, over 90% of companies included in the S&P 500 index were governed by Section 203 of the DGCL, and the Company, the Board and the Special Committee each believes that such election is consistent with good principles of corporate governance and is appropriate for widely-held public companies incorporated in Delaware that do not have a controlling stockholder.

Prohibition of Stockholder Action by Written Consent

The Company’s current charter does not prohibit actions by written consent of the Company’s stockholders. Consequently, WCI, in its capacity as a holder of a majority of the Company’s outstanding voting securities, could take significant actions, such as removing members of the Board, approving a merger, or selling the Company’s assets, without giving prior notice to the Company’s other stockholders and without the formalities of a stockholder meeting. The Second Amended and Restated Certificate of Incorporation will permit the Company’s stockholders to act only at annual and special meetings of the Company’s stockholders and not by written consent.

Reasons for Prohibition of Stockholder Action by Written Consent

Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, any action required or permitted to be taken by stockholders of a Delaware corporation may be taken without a meeting, without prior notice and without a stockholder vote, if a written consent setting forth the action to be taken, is signed by the holders of shares of outstanding stock having the requisite number of votes that would be necessary to authorize such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted. However, sections of the DGCL explicitly permit the Company to limit the right of stockholders to take action by written consent.

The Board and the Special Committee each believes that it is inappropriate for stockholders of a widely-held public corporation (as the Company will be following the Separation) to take action affecting the Company and the Company’s stockholders without such action being fully considered by all of the Company’s stockholders at a formal stockholder meeting. The elimination of the ability of stockholders to take action by written consent requires that stockholder action be taken only at an annual or special meeting of the Company’s stockholders, thereby ensuring that all stockholders will have the opportunity to participate in determining any action proposed by the Company or the Company’s stockholders. The Board and Special Committee also believe that it is appropriate to eliminate the ability of stockholders to act by written consent because it reduces opportunities for potential coercive stockholder action. As of March 2008, over 60% of companies included in the S&P 500 index prohibited stockholder action by written consent and the Company, the Board and the Special Committee each believes the prohibition is consistent with good principles of corporate governance and is appropriate for widely-held public companies incorporated in Delaware that do not have a controlling stockholder.

Deletion of Corporate Opportunities Provisions

The Company’s current charter provides that Time Warner and its affiliates, other than the Company and its affiliates, also referred to as the “Time Warner Group,” and their respective officers, directors and employees do not have a fiduciary duty or any other obligation to share any business opportunities with the Company and releases all members of the Time Warner Group from any liability that would result from a breach of this kind of obligation. The Second Amended and Restated Certificate of Incorporation will not include such provisions.

Reasons for Deletion of Corporate Opportunities Provisions

The Board and the Special Committee each believes that the provisions in the Company’s current charter relating to corporate opportunities will not be appropriate after the Separation because Time Warner will no longer hold a controlling interest in the Company. The Company, the Board and the Special Committee each believes that deletion of these provisions is consistent with good principles of corporate governance and is appropriate for widely-held public companies incorporated in Delaware that do not have a controlling stockholder.

2006 EQUITY PLAN AMENDMENT

Background of and Reason for the 2006 Equity Plan Amendment

On May 20, 2008, the Compensation Committee of the Board (the “Compensation Committee”), subject to majority stockholder approval, approved and adopted certain amendments to the Company’s 2006 Stock Incentive Plan (the “2006 equity plan”) regarding certain aspects of the operation of the 2006 equity plan in connection with the Special Dividend and the Separation. Subsequent to the determination by the Board and the Special Committee that the adoption of each of the amendments was advisable and in the best interests of the Company and its stockholders and the recommendation of the Board and the Special Committee to the Company’s majority stockholder to adopt these amendments, WCI, in its capacity as the holder of a majority of the outstanding shares of TWC Class A common stock and all of the outstanding shares of the TWC Class B common stock, consented to the adoption of these amendments. On August 1, 2008, the Board approved and adopted additional amendments to the 2006 equity plan and on November 21, 2008, WCI consented to the adoption of such additional amendments. The 2006 equity plan amendment will not become effective unless and until the Separation occurs. The Separation is expected to occur by early 2009.

Description of the 2006 Equity Plan Amendment

The following summary of the 2006 equity plan amendment is qualified in its entirety by the specific language of the 2006 equity plan amendment, a composite copy of which is attached as Appendix B to this Information Statement. The complete text of the 2006 equity plan, as amended, is attached as Appendix C to this Information Statement. Effective on the date of the Separation, the 2006 equity plan amendment:

(1) increases the number of shares of TWC Common Stock reserved for issuance under the 2006 equity plan by the number that the committee of the Board administering the 2006 equity plan (the “2006 equity plan committee”) determines to be equitable to adjust stock options outstanding under the 2006 equity plan immediately prior to the Separation to account for any decrease in the value of TWC Common Stock resulting from the Special Dividend (“adjusted options”);

(2) increases the number of shares of TWC Common Stock reserved for issuance under the 2006 equity plan by the number of shares needed to grant additional RSUs to holders of TWC RSUs who elect to receive additional RSUs in lieu of any cash retained distribution that would otherwise be made in respect of their outstanding RSUs as a result of the Special Dividend under the terms of their applicable award agreement (“Special Dividend RSUs”);

(3) increases by an additional 25,000,000 the number of shares of TWC Common Stock reserved for issuance under the 2006 equity plan that are not subject to stock options or other awards outstanding immediately prior to the Separation;

(4) increases the maximum aggregate number of shares of TWC Common Stock with respect to which awards under the 2006 equity plan may be granted during a calendar year (net of shares subject to awards which, during such year, terminate or lapse without payment of consideration) from 1.5% to 1.75% of the number of shares outstanding on December 31 of the previous year;

(5) provides that the following shall not be included in determining whether the yearly share limit discussed above is exceeded: (a) shares of TWC Common Stock underlying the adjusted options; (b) shares of TWC Common Stock underlying the Special Dividend RSUs; and (c) shares of TWC Common Stock underlying the grant of any “make-up” awards to TWC employees, which the 2006 equity plan committee in its discretion determines necessary or appropriate to compensate those employees for any lost or decreased value due to the forfeiture or reduction in time to exercise any equity compensation awards for Time Warner stock held by TWC employees immediately before the Separation; and

(6) provides that none of the following awards will be subject to plan requirements that certain percentages of “Other Stock-Based Awards” remain unvested for at least three years after grant: (a) “Other Stock-Based Awards” granted under the 2006 equity plan as “make-up” awards intended to compensate for any lost or decreased value of Time Warner restricted stock units or to make up for a loss or forfeiture of the intrinsic value of an option to purchase Time Warner stock; and (b) Special Dividend RSUs.

The 2006 equity plan amendment provides that the adjustments described in (1) through (5), above, are the only adjustments to the number of shares of TWC Common Stock or other securities reserved for issuance pursuant to the 2006 equity plan that the 2006 equity plan committee may make to the 2006 equity plan to reflect the Separation and Special Dividend. The 2006 equity plan amendment also acknowledges that the 2006 equity plan committee will exercise its power and obligation under the plan to equitably adjust the exercise price of the adjusted options to reflect the Special Dividend.

In addition, as a result of the Recapitalization, upon the filing of the Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, outstanding options to purchase TWC Class A common stock, RSUs and other awards with respect to TWC Class A common stock issued under the 2006 equity plan will be reclassified into options, RSUs and awards for the same number of shares of TWC Common Stock upon the same terms as in effect before the Recapitalization.

Description of 2006 Equity Plan

The description of the 2006 equity plan set forth below is a summary of the principal features of the 2006 equity plan and how it is amended by the 2006 equity plan amendment. This summary does not purport to be complete and is qualified in its entirety by the provisions of the 2006 equity plan itself, which is attached as Appendix C to this Information Statement.

Purpose

The purpose of the 2006 equity plan is to aid TWC in attracting, retaining and motivating employees, directors and advisors and to provide TWC with a stock plan providing incentives directly related to TWC’s success.

Eligibility

Awards may be made to any of TWC’s or TWC’s subsidiaries’ employees, prospective employees, directors, officers and advisors in the discretion of the 2006 equity plan committee.

Shares Subject to the Plan

The total number of shares of TWC Common Stock that may be issued under the 2006 equity plan is 100,000,000. As a result of the adoption of the 2006 equity plan amendment, effective as of the date of the Separation, the total number of shares of TWC Common Stock authorized for issuance under the 2006 equity plan will be increased by the sum of (i) 25,000,000, plus (ii) the number of shares the 2006 equity plan committee determines is necessary to equitably adjust the adjusted options, plus (iii) the number of shares underlying the Special Dividend RSUs. The maximum number of shares with respect to which awards may be granted during each calendar year to any given participant may not exceed 1,500,000 shares; however, the maximum number of shares that may be awarded in the form of restricted stock, RSUs or other stock-based awards payable in shares of TWC Common Stock will be equal to 1,500,000 divided by a ratio (the “full value award ratio”) that is the quotient that results from dividing the most recent fair value of a share of such stock or award, as determined for financial reporting purposes, by the most recent fair value of a stock option granted under the 2006 equity plan. The maximum aggregate number of shares with respect to which awards may be made during each calendar year is 1.5% of the number of shares of TWC Common Stock outstanding on December 31 of the preceding year. As described above, due to the adoption of the 2006 equity plan amendment, such percentage of shares will be increased to 1.75% on the date of the Separation. The 2006 equity plan amendment excludes from this calendar-year limit shares of TWC Common Stock (a) that the 2006 equity plan committee determines are necessary to equitably adjust the outstanding options, (b) underlying the Special Dividend RSUs and (c) underlying the grant of “make-up” awards to TWC’s employees which compensate them for any loss or decrease in value of their Time Warner equity awards as a result of the Separation. If any award under the 2006 equity plan is forfeited or otherwise terminates or lapses without payment of consideration, the shares subject to that award will again be available for future grant. In addition, any shares issued in connection with awards other than stock options or stock appreciation rights will be counted against the share authorization (as increased by the 2006 equity plan amendment on the date of the Separation) as the number of shares equal to the full value award ratio for every one share issued in connection with such award, or by which the award is valued.

Types of Awards

Under the 2006 equity plan, the 2006 equity plan committee may award stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards, as described below.

Stock Options and Stock Appreciation Rights

Stock options awarded under the 2006 equity plan may be nonqualified or incentive stock options. Stock appreciation rights may be granted independent of or in conjunction with stock options. The exercise price per share of TWC Common Stock for any nonqualified or incentive stock options or stock appreciation rights cannot be less than the fair market value of a share of TWC Common Stock on the date the award is granted; except that, in the case of a stock appreciation right granted in conjunction with a stock option, the exercise price cannot be less than the exercise price of the related stock option. The 2006 equity plan committee is responsible for administering the 2006 equity plan and may impose the terms and conditions of stock options and stock appreciation rights as it deems fit, but the awards generally will not be exercisable for a period of more than ten years after they are granted. Participants in the 2006 equity plan will not receive dividends or dividend equivalents or have any voting rights with respect to shares underlying stock options or stock appreciation rights. Each stock appreciation right granted independent of a stock option will entitle a participant upon exercise to an amount equal to the product of (i) the excess of (A) the fair market value on the exercise date of one share of TWC Common Stock over (B) the exercise price, multiplied by (ii) the number of shares of TWC Common Stock covered by the stock appreciation right, and each unexercised stock appreciation right granted in conjunction with a stock option will entitle a participant to surrender the stock option and receive the amount described in the preceding formula. Payment of the exercise price is made in cash and/or shares of TWC Common Stock (valued at fair market value), as determined by the 2006 equity plan committee.

No Repricing

Once granted, no stock option or stock appreciation right may be repriced except in connection with adjustments made to reflect certain corporate events, as described below.

Restricted Stock and Restricted Stock Units

The 2006 equity plan committee determines the terms and conditions of restricted stock and RSU awards, including the number of shares of restricted stock to grant to a participant. The 2006 equity plan committee may also determine the period during which, and the conditions, if any, under which, the restricted stock and RSU awards may be forfeited; however, except with respect to awards to members of the Board, not less than 95% of the shares of restricted stock (and other stock-based awards, such as RSU awards, described below) will remain subject to forfeiture for at least three years after the date of grant, though such forfeiture condition may expire earlier, in whole or in part, in the event of a change in control of the Company or the death, disability or other termination of the award holder’s employment. Dividends on restricted stock may be paid directly to the participant, withheld by TWC subject to vesting, or reinvested in additional shares of restricted stock, as determined by the 2006 equity plan committee, in its sole discretion. Dividend equivalents with respect to RSUs are credited to the RSU holder’s account and paid out (without interest) in cash subject to vesting. The 2006 equity plan amendment contemplates that RSU holders as of the Special Dividend payment date may be given an election to receive Special Dividend RSUs in lieu of a cash credit in respect of the Special Dividend. Certain restricted stock or RSU awards may be granted in a manner designed to allow TWC to deduct their value under Section 162(m) of the Code; these awards will be based on one or more of the performance criteria set forth below.

Other Stock-Based Awards

The 2006 equity plan committee may grant stock awards, unrestricted stock and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, TWC Common Stock (including RSUs and deferred stock units). Such stock-based awards may be in the form, and dependent on conditions, determined by the 2006 equity plan committee, including the right to receive, or vest with respect to, one or more shares of TWC Common Stock (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives; however, except with respect to awards to members of the Board, not less than 95% of other stock-based awards that are denominated or payable in shares of TWC Common Stock that are subject to time-based vesting will vest at least three years after the date of grant, though such vesting may expire earlier, in whole or in part, in the event of a change in control of the Company or the death, disability or other termination of the award holder’s employment. As described above, as a result of the 2006 equity plan amendment, no “make-up” award for Time Warner forfeited restricted stock units or for a loss or forfeiture of value of Time

Warner options nor any Special Dividend RSU will be included in determining whether the required percentage of other stock-based awards is subject to this three year minimum vesting period. The maximum amount of other stock-based awards that may be granted during a calendar year to any participant is: (i) the number of shares equal to 1,500,000 divided by the full value award ratio, with respect to other stock-based awards that are denominated or payable in shares of TWC Common Stock, and (ii) $10 million, with respect to non-stock denominated awards.

Performance-Based Awards

Certain awards may be granted in a manner designed to allow TWC to deduct their value under Section 162(m) of the Code. These performance-based awards will be based on one or more of the following performance criteria: (i) operating income before depreciation and amortization, (ii) operating income, (iii) earnings per share, (iv) return on shareholders’ equity, (v) revenues or sales, (vi) free cash flow, (vii) return on invested capital, (viii) total shareholder return and (ix) revenue generating unit-based metrics. The 2006 equity plan committee establishes the performance goals for these performance-based awards and certifies that the goals have been met, in each case, in the manner required by Section 162(m) of the Code.

Adjustments Upon Certain Events

In the event of a change in the outstanding shares of TWC Common Stock due to a stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, share exchange or any other similar transaction, the 2006 equity plan committee will, as it deems equitable, adjust (i) the number or kind of shares of TWC Common Stock or other securities issued or reserved for issuance pursuant to the 2006 equity plan or pursuant to outstanding awards, (ii) the maximum number of shares for which awards may be granted during a calendar year to any participant, (iii) the option price or exercise price of any stock appreciation right and/or (iv) any other affected terms of such awards. Upon the occurrence of a change in control of TWC (as defined in the 2006 equity plan), the 2006 equity plan committee may (a) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an award, (b) cancel awards for fair value, (c) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the 2006 equity plan, as determined by the 2006 equity plan committee in its sole discretion, or (d) provide that, for a period of at least 30 days prior to the change in control, such stock options will be exercisable as to all shares subject to the 2006 equity plan and that upon the occurrence of the change in control, such stock options will terminate. The 2006 equity plan amendment provides that the adjustments provided for in the 2006 equity plan amendment are the only adjustments to the number of shares of TWC Common Stock that the 2006 equity plan committee may make to the 2006 equity plan to reflect the Separation and the Special Dividend and further provides that the 2006 equity plan committee will exercise its power under the 2006 equity plan to equitably adjust the exercise price of the adjusted options to reflect the Special Dividend.

Administration

Under the 2006 equity plan, the plan may be administered by the Compensation Committee or its successor, any other committee of the Board to which the Board delegates such power or a subcommittee of the Compensation Committee. The 2006 equity plan is currently administered by the Compensation Committee, which has appointed a subcommittee that consists of two directors who are intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Code. The 2006 equity plan committee is authorized to interpret the 2006 equity plan, to establish, amend and rescind any rules and regulations relating to the 2006 equity plan, and to make any other determinations that it deems necessary or desirable for the administration of the 2006 equity plan.

Amendment and Termination

The Board or the 2006 equity plan committee may amend, alter or discontinue the 2006 equity plan, but no amendment, alteration or discontinuation will be made (i) without stockholder approval, if it would increase the total number of shares of TWC Common Stock reserved under the plan or the maximum number of shares of restricted stock or other stock-based awards that may be awarded thereunder, or if it would increase the maximum number of shares for which awards may be granted to any participant, (ii) without the consent of a participant, if it would diminish any of the rights of the participant under any award previously granted to the participant or (iii) without stockholder approval, to permit repricing of options or stock appreciation rights. No new awards may be made under the 2006 equity plan after April 2, 2012, the fifth anniversary of the first grant of an award under the 2006 equity plan.

Transferability

Awards under the 2006 equity plan are not transferable or assignable by participants other than by will or the laws of descent and distribution, unless determined otherwise by the 2006 equity plan committee (but subject to the limitation that no award may be transferred for consideration or value). Awards may be exercised after the death of a participant by the legatees, personal representatives or distributees of such participant.

Successors and Assigns

The 2006 equity plan is binding on successors and assigns of the Company and participants; participants’ estates and the executors, administrators or trustees of such estates; and any receiver or trustee in bankruptcy or other representative of participants’ creditors.

Tax Status of 2006 Equity Plan Awards

The following discussion of the U.S. federal income tax status of awards under the 2006 equity plan is based on current U.S. federal tax laws and regulations and does not purport to be a complete description of the U.S. federal income tax laws. Participants may also be subject to certain state and local taxes or may be subject to taxes imposed by countries other than the U.S., none of which are described below.

Nonqualified Stock Options.  If the stock option is a nonqualified stock option, no income is realized by the participant at the time of grant of the stock option, and no deduction is available to the Company at such time. At the time of exercise (other than in cases of exercises by delivery of shares of TWC Common Stock to the Company), ordinary income is realized by the participant in an amount equal to the excess, if any, of the fair market value of the shares of TWC Common Stock on the date of exercise over the exercise price, and the Company receives a tax deduction for the same amount. If a stock option is exercised by delivering TWC Common Stock to the Company, a number of shares received by the optionee equal to the number of shares so delivered will be received free of tax and will have a tax basis and holding period equal to the shares so delivered. The fair market value of additional shares of TWC Common Stock received by the participant will be taxable to the participant as ordinary income, and the participant’s tax in such shares will be their fair market value on the date of exercise. Upon disposition, any difference between the participant’s tax basis in the shares of TWC Common Stock and the amount realized on disposition of the shares is treated as capital gain or loss.

Incentive Stock Options.  If the option is an incentive stock option, no income is realized by the participant upon award or exercise of the option, and no deduction is available to the Company at such times. If the TWC Common Stock purchased upon the exercise of an incentive stock option is held by a participant for at least two years from the date of the grant of such option and for at least one year after exercise, any resulting gain is taxed, upon disposition of the shares, at long-term capital gains rates. If the TWC Common Stock purchased pursuant to the option is disposed of before the expiration of that period, any gain on the disposition, up to the difference between the fair market value of the TWC Common Stock at the time of exercise and the exercise price, is taxed at ordinary rates as compensation paid to the participant, and the Company is entitled to a deduction for an equivalent amount. Any amount realized by the participant in excess of the fair market value of the stock at the time of exercise is taxed at capital gains rates.

Stock Appreciation Rights.  No income is realized by the participant at the time a stock appreciation right is granted, and no deduction is available to the Company at such time. When the right is exercised, ordinary income is realized by the participant in the amount of the cash and/or the fair market value of the TWC Common Stock received by the participant, and the Company will be entitled to a deduction of equivalent value.

Restricted Stock; Stock Awards.  Subject to Section 162(m) of the Code, discussed below, the Company receives a deduction and the participant recognizes taxable income equal to the fair market value of the restricted stock at the time the restrictions on the shares awarded lapse, unless the participant elects to recognize such income immediately by so electing not later than 30 days after the date of grant as permitted under Section 83(b) of the Code, in which case both the Company’s deduction and the participant’s inclusion in income occur on the grant date. The tax value of any part of a stock award distributed to participants is taxable as ordinary income to such participant in the year in which such stock is received, and the Company will be entitled to a corresponding tax deduction, subject to Section 162(m) of the Code.

RSUs; Deferred Stock Units.  Subject to Section 162(m) of the Code, discussed below, the Company receives a deduction and the participant recognizes taxable income at the time RSUs vest and are settled, or deferred stock units are settled, equal to the fair market value of the shares of TWC Common Stock issued or other cash or property paid in settlement of the award. Section 83(b) of the Code is not applicable to RSUs or deferred stock units.

Section 162(m).  Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and the three other most highly compensated executive officers in any taxable year of the Company (other than the Chief Financial Officer). Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. One such requirement is that shareholders have approved (i) the performance criteria upon which performance-based awards may be based, (ii) the annual per-participant limits on grants and (iii) the class of employees eligible to receive awards. In the case of restricted stock and performance-based awards, a committee of at least two persons and comprised solely of outside directors, as defined under Section 162(m) of the Code, must establish objective performance goals and the amounts payable upon achievement of the goals, and no discretion may be retained to increase the amount payable under the awards. In the case of stock options and stock appreciation rights, the option or stock appreciation right must be granted by a committee of at least two outside directors and the exercise price of the stock option or stock appreciation right must be not less than the fair market value of the TWC Common Stock on the date of grant.

Section 409A.  Section 409A of the Code (“Section 409A”) generally establishes rules that must be followed with respect to certain deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) on the participant who is entitled to receive the deferred compensation. Certain awards that may be granted under the 2006 equity plan may constitute “deferred compensation” within the meaning of Section 409A. The 2006 equity plan is intended to be interpreted and operated in accordance with Section 409A, including any regulations or guidance issued by the Treasury Department, and contains a number of provisions intended to avoid the imposition of additional tax on the 2006 equity plan participants under Section 409A. No award under the 2006 equity plan can be granted, deferred, accelerated, extended, paid out or modified under the 2006 equity plan in a manner that would result in the imposition of an additional tax under Section 409A on a participant.

New Plan Benefits

The awards that will be granted in the future to eligible participants under the amended 2006 equity plan, are subject to the discretion of the 2006 equity plan committee and, therefore, are not determinable at this time. The following table sets forth information regarding awards of TWC Class A common stock that were made under the 2006 equity plan during 2007.

	Number of	Number of
Name and Position	Options (#)	RSUs

Glenn A. Britt,	161,421	119,959
President and Chief Executive Officer
Landel C. Hobbs,	65,914	48,983
Chief Operating Officer
Robert D. Marcus,	36,320	26,991
Senior Executive Vice President and Chief Financial Officer
John K. Martin, Jr.,	36,320	26,991
Former Executive Vice President and Chief Financial Officer(1)
Carl U. J. Rossetti,	20,178	14,995
Executive Vice President, Corporate Development
All current executive officers as a group (9 persons)	347,800	285,457
Non-executive director group	—	17,955
Non-executive officer employee group	2,540,842	1,862,468

(1)	Effective January 1, 2008, Mr. Martin became the Executive Vice President and Chief Financial Officer of Time Warner and was no longer a TWC employee. In connection with Mr. Martin’s departure from the Company, he relinquished his rights to his TWC restricted stock units and stock option awards.

Equity Compensation Plan Information

The following table summarizes information as of December 31, 2007, about the Company’s outstanding equity compensation awards and shares of TWC Class A common stock reserved for future issuance under the Company’s equity compensation plans.

Number of Securities
	Number of	Weighted-	Remaining Available
	Securities to be	Average Exercise	for Future Issuance
	Issued upon	Price of	under Equity
	Exercise of	Outstanding	Compensation
	Outstanding	Options,	Plans (Excluding
	Options, Warrants	Warrants	Securities Reflected
	and Rights(2)	and Rights(2)	in Column (a))(3)
	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	4,913,336	$36.98	91,324,820
Equity compensation plans not approved by security holders	—	—	—

Total	4,913,336	$36.98	91,324,820

(1)	Equity compensation plans approved by security holders covers the 2006 equity plan, which was approved by the Company’s stockholders in May 2007 and is currently the Company’s only compensation plan pursuant to which the Company’s equity is awarded.

(2)	Column (a) includes 2,103,489 shares of TWC Class A common stock underlying outstanding restricted stock units. Because there is no exercise price associated with restricted stock units, such equity awards are not included in the weighted-average exercise price calculation in column (b).

(3)	A total of 100,000,000 shares of TWC Class A common stock have been authorized for issuance pursuant to the terms of the 2006 equity plan. Any shares of TWC Class A common stock issued in connection with awards other than stock options or stock appreciation rights (a “Non-option Award”) are counted against the shares remaining available under the 2006 equity plan as the number of shares equal to the full value award ratio for every share issued in connection with a Non-option Award and any shares issued in connection with stock options or stock appreciation rights are counted against the limit as one share for every share issued. As a result, based on the full value award ratio determined on December 31, 2007, of the shares of TWC Class A common stock available for future issuance under the 2006 equity plan listed in column (c), as of December 31, 2007, a maximum of 33,575,301 shares may be issued in connection with awards of restricted stock or restricted stock units.

This table does not reflect: (i) the increase in the number of shares of TWC Common Stock authorized for issuance under the 2006 equity plan pursuant to the 2006 equity plan amendment; (ii) the grant of Special Dividend RSUs; (iii) the adjustments that are expected to be made to the adjusted options; or (iv) the grant of any make-up awards to eligible TWC employees to compensate them for lost or decreased value of their Time Warner equity compensation awards as a result of the Separation.

COMPENSATION

Compensation Discussion and Analysis for 2007 Compensation

2007 Executive Compensation

Oversight and Authority for Executive Compensation

Under its charter, the Compensation Committee has authority and oversight over all elements of the Company’s executive compensation program, including:

•	salary;

•	annual cash bonus;

•	long-term compensation, including equity-based awards;

•	employment agreements for the named executive officers, including any change of control or severance provisions or personal benefit set forth in those agreements; and

•	any change of control or severance arrangements for the named executive officers that are not part of their employment agreements.

The Compensation Committee’s charter states that in determining compensation for each named executive officer, the Compensation Committee shall consider, among other factors, the Company’s overall performance, stockholder return, the achievement of specific performance objectives established by the Committee on an annual basis, compensation previously provided to the executive, and the competitiveness of the named executive officer’s compensation as compared with the compensation of executives in similar positions at peer companies.

Role of Compensation Consultants and Management

Members of management, including Glenn Britt, President and Chief Executive Officer, Robert Marcus, Senior Executive Vice President and Chief Financial Officer, and Tomas Mathews, Executive Vice President, Human Resources (collectively, “Management”), provide recommendations for the Compensation Committee’s consideration, and provide ongoing assistance to the Compensation Committee with respect to its review of the effectiveness of the Company’s executive compensation programs, including competitiveness and alignment with the Company’s objectives. TWC also from time to time engages consulting firms to assist Management in evaluating the Company’s compensation policies and practices.

In early 2007, the Compensation Committee retained Executive Compensation Advisors, a Korn/Ferry company (“ECA”), as its independent compensation consultant. ECA is paid an annual retainer by the Company and reports directly to the Compensation Committee. The firm provides assistance and advice to the Compensation Committee in carrying out its responsibilities with respect to executive compensation policies and programs. The Compensation Committee consults with ECA with respect to all significant decisions and determinations it makes regarding compensation and related matters. In connection with ECA’s role as advisor to the Compensation Committee, Management may from time to time seek input from ECA about compensation proposals it is considering for presentation to the Compensation Committee.

2007 Compensation Philosophy

In 2006, TWC engaged Mercer Consulting to provide a comprehensive review of the Company’s existing executive compensation practices and programs, including total compensation structure and levels for each named executive officer, annual cash incentives (including performance metrics and relative performance payout levels), and long-term incentives (including the vehicles utilized and the mix of those vehicles). In light of this review, the Compensation Committee evaluated all elements of the Company’s executive compensation practices and programs and established its 2007 compensation philosophy as described in this Compensation Discussion and Analysis for 2007 Compensation.

The Company utilizes a competitive mix of base salary and short-term and long-term incentive compensation to attract, retain, motivate and reward its executives for achievement of Company and personal performance goals. The Company’s compensation philosophy is guided by the following key principles:

•	Pay for performance — Total compensation delivered to executives should reflect an appropriate level of variable, performance-based compensation tied to the achievement of both Company financial performance goals and established individual performance goals.

•	Short-term and long-term elements — Total compensation should be delivered in a form that focuses the executive on both the short-term and long-term objectives of the Company.

•	Alignment with stockholder interests — Total compensation delivered to executives should be tied to a significant degree to the Company’s stock performance to align executives’ interests with those of the Company’s stockholders.

•	Competitive pay — Total compensation delivered to executives should reflect the competitive marketplace for talent inside and outside the Company’s industry, which must be considered in light of the risk of losing (and the difficulty of replacing) the relevant executive.

Application of Compensation Philosophy

The Compensation Committee reviews each named executive officer’s compensation annually, when the executive’s employment agreement is up for renewal and when the executive is promoted or his responsibilities change. Management conducts an initial review and makes recommendations to the Compensation Committee. A starting point for the review is the compensation previously provided to the executive. Generally, this is embodied in an employment agreement between the Company and the relevant executive that provides for a minimum annual salary and a target annual bonus stated as a percentage of annual salary. In connection with the review, each named executive officer’s performance, the importance of the executive officer’s position within the Company, the risk of losing (and the difficulty of replacing) the executive officer, the importance of retaining the executive officer in his role and his tenure in the role is considered. In addition, the 2007 compensation recommendations for the named executive officers were compared with the compensation for executive officers with similar roles and responsibilities at companies within the 2007 Peer Group, as discussed below.

Employment Agreements.  Each of Mr. Britt and the other named executive officers is employed pursuant to a multi-year employment agreement. The Company has long used such agreements to foster retention, to be competitive and to protect the business through the use of restrictive covenants, such as non-competition, non-solicitation and confidentiality provisions. The employment agreements with each of Messrs. Britt, Hobbs, Martin, Marcus and Rossetti in place in 2007 were negotiated individually with the relevant executive and were entered into prior to 2007. The employment agreement for each named executive officer is described in detail in this Information Statement under “— Employment Agreements” and “— Potential Payments Upon Termination or Change in Control.”

Competitive Comparisons.  As part of its 2007 review, the Compensation Committee considered the named executive officers’ compensation levels in light of the compensation levels of executives in positions of comparable scope and responsibility at other companies based upon (a) data published by 20 cable, communications and media companies (identified below) in proxy statements or other publicly available sources and (b) market survey data available through a number of nationally recognized compensation consulting firms based on information relating to several hundred companies roughly comparable in size to the Company (median annual revenues of $14 billion) in cable, communications, media and other industries. Where available, the Company supplemented its compensation review with compensation data for comparable positions within Time Warner, its parent company, as well as comparisons within its own executive group. These three comparative sources are referred to collectively as the “2007 Peer Group.”

As noted above, for 2007, the Company identified a group of 20 cable, communications and media companies with publicly available compensation information that are similar in size and focus to the Company and reflect the Company’s competitors for talent in the coming years. The companies in this group are: ALLTEL Corporation, AT&T Inc., Bell Canada Enterprises, BellSouth, Inc., Cablevision Systems Corporation, CBS Corporation, Charter Communications Inc., Clear Channel Communications, Inc., Comcast Corporation, DirecTV Group, Inc., Echostar Communications Corporation, Liberty Global Inc., News Corporation, QWEST Communications International, Inc., Rogers Communications Inc., Sprint Nextel Corporation, TELUS Corporation, The Walt Disney Company, Verizon Communications, Inc. and Viacom Inc.

Management’s recommended target compensation for each named executive officer during 2007 consisted of base salary and short-term and long-term incentives, which generally were intended to deliver total target compensation in an approximate range between the median and the 75th percentile of the 2007 Peer Group for such executive. The Company believes that targeting executive compensation at or above the median helps attract and retain highly qualified senior leaders, which the Company believes is necessary to its success in a competitive environment. The 2007 target compensation approved by the Compensation Committee for each named executive officer was generally consistent with this target range. Actual total cash compensation paid was dependent on the achievement of certain financial performance goals and an evaluation of the executive’s individual performance, as discussed in detail below, while the ultimate value of long-term equity awards will depend on future stock performance.

Compensation Elements.  The Company’s 2007 compensation program incorporated the following elements, which together were intended to “pay for performance” and encourage executives to focus on both the Company’s short-term and long-term objectives:

•	Annual Base Salary;

•	Short-Term Cash Incentive — a variable, performance-based annual incentive payment based on the achievement of the Company’s short-term financial goals and individual performance goals;

•	Long-Term Incentives — a blend of stock options and restricted stock units based on TWC Class A common stock intended to retain executives and align their interests with those of stockholders; and

•	Other Benefits — health and welfare benefits available generally to all employees and special personal benefits that are considered on a case-by-case basis.

The Company’s short-term cash and long-term incentive programs support its “pay for performance” compensation philosophy. Generally, those executives with a high level of strategic impact on the Company’s success receive a greater proportion of variable compensation. For example, approximately 90% of Mr. Britt’s 2007 target compensation was variable, performance-based and/or equity-based with approximately 10% targeted as base salary. The other named executive officers’ target compensation was approximately 70-80% variable, performance-based and/or equity-based. The Company believes that placing heavier emphasis on “at risk” variable, performance-based and/or equity-based compensation focuses the named executive officers on achieving the Company’s strategic and performance objectives, since the executive officers will benefit from a resulting improvement in the Company’s stock price. In connection with the 2007 compensation review, Management determined that this mix of base salary and variable, performance-based and/or equity-based compensation was broadly consistent with the practices of companies within the 2007 Peer Group.

Another component of the Company’s compensation philosophy is that total compensation should be delivered in a form that focuses the executive on both the short-term and long-term strategic objectives of the Company. For 2007, the Company targeted slightly more compensation to the named executive officers through long-term (as compared with short-term) incentives. The Company believes that this mix focuses the named executive officers at least as much on achieving long-term strategic objectives as achieving shorter-term business objectives, as well as assisting in the retention of such executives. In connection with the 2007 compensation review, Management determined that this mix of short-term and long-term incentives was broadly consistent with the practices of companies within the 2007 Peer Group.

2007 Base Salary and Target Annual Bonus.  The basis for the determination of each named executive officer’s 2007 base salary and target annual bonus is described below:

Mr. Britt.  Under Mr. Britt’s employment agreement, he is entitled to a minimum annual salary of $1 million, which has been his base salary since 2001. As noted above, the Company believes that compensation for its more senior executives should be weighted toward variable, performance-based and/or equity-based compensation that focuses the executive on achieving the Company’s strategic and business objectives. As a result, Management did not recommend any increase in Mr. Britt’s base salary for 2007, and the Compensation Committee agreed with this recommendation. Mr. Britt’s target annual bonus had been reviewed in August 2006 in connection with the renewal of his employment agreement and was adjusted at that time (to 500% of his base salary ($5 million)) to reflect his increased responsibilities in light of the cable systems acquired in the Adelphia/Comcast Transactions, the Company’s anticipated emergence as a public company, as well as his performance, the importance of his position as President and Chief Executive Officer within the Company, and the importance of retaining him in that role during what could be expected to be a challenging period for the Company. Because this review occurred shortly before the 2007 compensation review, Management did not recommend any increase in Mr. Britt’s target annual bonus for 2007 and the Compensation Committee, after deliberation and discussion with Management, agreed with this recommendation.

Mr. Hobbs.  In connection with Mr. Hobbs’ promotion to Chief Operating Officer in August 2005, the Company agreed to undertake a further review of his compensation during 2006. As a result of this review, his base salary and target annual bonus were adjusted effective August 2006 to provide for a base salary of $850,000 per year and target annual bonus of two times base salary ($1.7 million). These adjustments were intended to reflect his increased responsibilities in light of the cable systems acquired in the Adelphia/Comcast Transactions and the Company’s anticipated emergence as a public company, as well as his performance, the importance of his position as Chief Operating Officer within the Company, and the importance of retaining him in that role during what could be expected to be a challenging period. Because this review occurred shortly before the 2007 compensation review, Management did not recommend any increase in Mr. Hobbs’ base salary or target annual bonus for 2007 and the Compensation Committee, after deliberation and discussion with Management, agreed with this recommendation.

Messrs. Marcus and Martin.  The Compensation Committee reviewed each of Mr. Marcus’ and Mr. Martin’s base salary and target annual bonus. Based upon the increase in the scope of each of these executives’ responsibilities in light of the cable systems acquired in the Adelphia/Comcast Transactions as well as each of their performances, the importance of each of their positions (as Senior Executive Vice President in the case of Mr. Marcus and as Chief Financial Officer in the case of Mr. Martin), and the importance of retaining each executive in that role during what could be expected to be a challenging period, Management (excluding Mr. Marcus in the case of his own compensation) recommended that each of their base salary be increased from $650,000 to $700,000 per year and that each of their target annual bonus be increased from 125% to 150% of base salary ($1.05 million). The Compensation Committee, after deliberation and discussion with Management, agreed with these recommendations.

Mr. Rossetti.  The Compensation Committee also reviewed Mr. Rossetti’s base salary and target annual bonus. Based upon an increased focus on new business opportunities (such as wireless and commercial services), for which Mr. Rossetti is responsible, his performance and the importance of retaining him in his role while the Company explored new business opportunities, Management recommended that his base salary be increased from $456,894 to $480,000 per year and that his target annual bonus be increased from 75% to 100% of his base salary ($480,000). The Compensation Committee, after deliberation and discussion with Management, agreed with these recommendations.

In connection with the 2007 compensation review, Management determined that each of the named executive officers’ new base salary and target annual bonus were broadly consistent with base salaries and target annual bonuses of similarly situated executives within the 2007 Peer Group.

2007 Short-Term Incentives

2007 Annual Bonus Plan.  The Time Warner Cable Inc. 2007 Annual Bonus Plan (the “Bonus Plan”) for the named executive officers was approved by the Company’s stockholders in May 2007. Pursuant to the Bonus Plan, a subcommittee of the Compensation Committee whose members were “outside directors” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Subcommittee”), established objective performance criteria that determined the maximum bonus pool from which the bonuses could be paid and a maximum allocation for each named executive officer. The pool was approximately $37 million, equal to 5% of the amount by which the Company’s Operating Income (Loss) before depreciation of tangible assets and amortization of intangible assets (“OIBDA”) for the year ended December 31, 2007 exceeded $5 billion. This pool was allocated to allow maximum awards of $16,695,000 (45%) for Mr. Britt, $5,565,000 (15%) for Mr. Hobbs, $3,710,000 (10%) for Mr. Marcus, $3,710,000 (10%) for Mr. Martin, and $1,855,000 (5%) for Mr. Rossetti. The remaining portion of the pool was allocated among the remaining executive officers.

In awarding 2007 bonuses to each named executive officer, the Subcommittee exercised discretion to reduce the maximum amount allocated to each named executive officer based on the criteria established under the 2007 Time Warner Cable Incentive Plan (“TWCIP”) (discussed below). The 2007 bonus payments to the named executive officers, as well as the other executive officers, which were determined in the manner discussed below, were below the permitted maximums under the Bonus Plan.

2007 Time Warner Cable Incentive Plan.  The TWCIP is a short-term annual cash incentive plan designed to motivate the Company’s approximately 3,900 TWCIP-eligible employees to help meet and exceed annual growth goals by giving them an opportunity to share in the Company’s financial success. The TWCIP also rewards executives for achieving specified individual and non-financial short-term goals. Each TWCIP participant is eligible to receive a target annual bonus calculated as a percentage of base salary. The percentage is generally determined based on the participant’s level of responsibility within the Company. With increasing levels of responsibility, a higher percentage of the executive’s total cash compensation comes from the performance-based annual cash bonus.

In early 2007, Management recommended that the Compensation Committee establish Company-wide financial and individual non-financial goals that would be used to determine payments under the 2007 TWCIP and to guide its determinations under the Bonus Plan. Management proposed that the TWCIP performance goals for the named executive officers be weighted 70% on Company-wide financial goals and 30% on individual non-financial goals. These weightings are the same as those used in the Company’s short-term annual cash incentive plans over the past several years. In light of discussions with Management and ECA, the Compensation Committee approved the TWCIP structure recommended by Management. In connection with its review, Management determined that the 2007 TWCIP structure was broadly consistent with the annual bonus programs of the 2007 Peer Group.

Financial Goals.  As adopted by the Compensation Committee, the financial performance goals were further weighted 70% based on 2007 OIBDA and 30% based on a 2007 cash flow measure (defined as OIBDA less capital expenditures plus or minus changes in working capital (“Cable Operations Cash Flow”)). Management and the Compensation Committee believe that OIBDA and Cable Operations Cash Flow are important indicators of the operational strength and performance of the business, including, in the case of OIBDA, the ability to provide cash flows to service debt and fund capital expenditures.

The Compensation Committee established a performance payout range of between 50% and 150% of the named executive officer’s target annual bonus determined based upon the Company’s 2007 OIBDA and 2007 Cable Operations Cash Flow performance: OIBDA of $5.285 billion and Cable Operations Cash Flow of $1.685 billion would yield a 50% payout; OIBDA of $5.745 billion and Cable Operations Cash Flow of $2.145 billion would yield a 100% payout; and OIBDA of $6.050 billion and Cable Operations Cash Flow of $2.400 billion would yield a 150% payout. If the 50% threshold was not met with respect to a TWCIP component, no payment would be made for that component. In connection with the 2007 TWCIP, Management recommended a 150% payout cap to motivate participants to exceed target (i.e., 100%) performance levels. A 50% threshold was recommended so poorer performance would not be rewarded.

While these goals and percentages were used by the Compensation Committee in determining the bonuses to be paid to the named executive officers (as discussed below) under the TWCIP, the Compensation Committee in the exercise of its discretion could have authorized the payment of bonuses greater or smaller than those that resulted from these calculations (but not greater than the maximum payments permitted under the Bonus Plan).

Individual Non-Financial Goals.  Individual non-financial goals were established by the Compensation Committee for Mr. Britt and by Mr. Britt for the other named executive officers. The individual non-financial goals for each of the other named executive officers were intended to support the Company’s strategic objectives as reflected in Mr. Britt’s goals, but were tailored to the executive’s particular role and areas of responsibility. Like the financial performance assessment, individual non-financial performance under the 2007 TWCIP was assessed against target using a range of between 50% and 150%. There was no weighting assigned to the individual non-financial goals relative to one another.

In connection with his recommendation to the Compensation Committee in respect of his individual non-financial performance, Mr. Britt completed a self-assessment of his performance and asked the Company’s other executive officers to assess his performance. Management shared these assessments with the Compensation Committee. Based in part on these assessments of his achievements relative to his goals, the Compensation Committee reached the following favorable assessment of Mr. Britt’s and the Company’s significant accomplishments in 2007, including:

•	Adelphia/Comcast Integration — All major operational and technical components of the integration of the cable systems acquired from Adelphia and Comcast were completed with challenges managed appropriately;

•	Deployment of New Products and Technology — All planned product and technology launches, such as new Digital Phone offerings, Start-Over launches and deployment of switched digital video technology in many of the Company’s systems, were successfully implemented within budget;

•	Deployment of Commercial Voice Services — Business Class Phone service was deployed in a majority of the Company’s systems, with the remaining locations expected to be deployed in the first quarter of 2008;

•	Bundling — The penetration of double-play and triple-play bundles among subscribers increased over 2006 penetration levels;

•	Public Company Matters — In connection with the listing of TWC Class A common stock on the NYSE and its attendant public reporting obligations, successfully developed programs to establish credibility with investors and ensure compliance with relevant laws and regulations;

•	Diversity — Implemented a program covering hiring, programming, marketing and partnering;

•	Succession Planning — Strengthened the management team through succession planning, recruitment and retention of key executives and adoption of individual development plans for high potential talent; and

•	Customer Care — Improved customer satisfaction reflected in improved customer service satisfaction scores, including within the systems acquired from Adelphia and Comcast, with additional improvements anticipated as a result of the establishment of outsourced and offshore call centers during late 2007.

In connection with the Compensation Committee’s annual bonus award determination, Mr. Britt reviewed with the Compensation Committee each named executive officer’s performance with respect to his individual non-financial goals and recommended a performance assessment score for each based on his views of how well or poorly each had performed against each of those goals.

2007 Awards.  In early 2008, the Compensation Committee reviewed the Company’s performance against the financial targets discussed above and, based on Management’s recommendations, assessed each named executive officer’s performance against his individual non-financial performance goals, taking into account each of their roles and responsibilities in supporting the Company’s strategic objectives, including the successful integration of the systems acquired from Adelphia and Comcast, the Company’s emergence as a public company, the introduction of new products and services and the level of achievement against their other individual non-financial goals, discussed above. Based on the Company’s 2007 OIBDA and Cable Operations Cash Flow performance against 2007 financial goals and the evaluation of each executive officer’s individual non-financial performance, the Subcommittee exercised its discretion under the Bonus Plan to award each named executive officer a 2007 bonus payout ranging from 115% to 119% of his target bonus (less than the maximums permitted under that Plan). Although the Compensation Committee, in its discretion, can establish a performance score higher or lower than that which results from the Company’s performance against its financial goals, the Compensation Committee did not do so in connection with the 2007 TWCIP.

Long-Term Incentives.  The Company’s 2007 long-term incentive compensation (“LTI”) program is designed to retain and motivate employees to meet and exceed the Company’s long-term growth goals and acts as a balance to the short-term incentive plan. Through the LTI program, the Company seeks to achieve the following goals:

•	Incentive to achieve long-term value creation;

•	Key employee retention; and

•	Alignment with stockholders through stock ownership.

Prior to 2007, the Company’s senior executives received equity grants from Time Warner based on Time Warner Common Stock as part of their long-term incentives. In anticipation of the Company’s stock being publicly traded, Management recommended that the Compensation Committee adopt a stock incentive program that would deliver long-term incentive compensation in the form of equity based on TWC Class A common stock. Based on discussions with Management and ECA, the Compensation Committee adopted an equity-based long-term incentive program, and LTI target awards were established for each named executive officer based on the importance of his position within the organization, the risk of losing (and the difficulty of replacing) the executive officer, the importance of retaining the executive in his role and his tenure in the role. Each named executive officer’s target LTI award value was established as a percentage of base salary and was delivered through a mix of stock options and restricted stock units. In connection with the establishment of the 2007 LTI program, Management determined that the program, each named executive officer’s target LTI award and the mix of stock options and restricted stock units delivered to each named executive officer was broadly consistent with the long-term incentive practices of companies within the 2007 Peer Group.

2007 Equity Awards.  The Company believes that awarding stock options and restricted stock units provides retention value and an opportunity to align the interests of executives with the interests of stockholders. TWC stock options and restricted stock units granted in 2007 to the named executive officers were based on the executives’ long-term incentive targets, which were reviewed and approved by the Compensation Committee.

For 2007, the Compensation Committee approved equity grants reflecting a mix of stock options and time-based restricted stock units of approximately one-third and two-thirds, respectively. Stock options are designed to reward executives for increases in the Company’s stock price as well as to align executives’ interests with stockholders. Restricted stock units are designed to enhance executive retention even when the stock value is fluctuating and align executives’ interests with stockholders by rewarding stock price growth. At the time of the 2007 grants, TWC Class A common stock had only been trading on the NYSE for about a month. In light of anticipated volatility of the market price of the TWC Class A common stock (which was exacerbated by relatively light trading volumes), Management and the Compensation Committee determined that providing a significant percentage of LTI through time-based restricted stock units was important to executive retention, payment for performance and alignment with stockholders.

In February 2007, the Compensation Committee authorized 2007 equity awards to the named executive officers based on the recommendations of Management. The awards were made on April 2, 2007. Mr. Britt and the other named executive officers, along with all other employees eligible for equity-based compensation awards, were awarded both stock options and restricted stock units. The stock options were granted with an exercise price equal to the closing price of TWC Class A common stock on the grant date. The stock options vest in four equal installments on each of the first four anniversaries of the date of grant, and the restricted stock units awarded at the same time vest in two equal installments on the third and fourth anniversaries of the date of grant. The Company believes that the multi-year vesting schedule encourages executive retention and emphasizes a longer-term perspective.

2005-2007 Cash Long-Term Incentive Plan (“2005 Cash LTIP”).  In 2005, the Company granted performance-based long-term cash awards under the 2005 Cash LTIP. The Company established the 2005 Cash LTIP to complement awards of Time Warner stock options and restricted stock units. The cash component was intended to increase the tie between long-term compensation and the Company’s (as opposed to Time Warner’s) performance. The 2005 Cash LTIP provided a target cash award based on a three-year performance cycle. The 2005 Cash LTIP target awards were established for each eligible executive based on a competitive award level as compared against executives in comparable positions at that time, the importance of the executive’s position within the organization, the importance of retaining the executive in his role and the executive’s tenure in the role.

In February 2005, the Board established and approved the performance payout range for the 2005 Cash LTIP. In December 2006, pursuant to the terms of the 2005 Cash LTIP, the Compensation Committee approved certain adjustments to the performance payout ranges to account for the Adelphia/Comcast Transactions, which closed on July 31, 2006, and the distribution of assets by the Texas Kansas City Cable Partners. The resulting payout range of 50% to 200% of target was based on the Company’s cumulative OIBDA over the 2005-2007 performance period (“three-year OIBDA”). If the Company failed to achieve three-year OIBDA of $13.967 billion (the 50% target payout threshold), no payments would have been made under the 2005 Cash LTIP. If the Company achieved three-year OIBDA of $14.500 billion, the 2005 Cash LTIP would pay out at target, and if the Company achieved or exceeded three-year OIBDA of $15.193 billion, the plan would pay out at 200% of target.

In early 2008, the Compensation Committee reviewed the Company’s performance against the three-year OIBDA target to determine awards under the 2005 Cash LTIP. Consistent with the terms of the 2005 Cash LTIP, certain adjustments that were made in analyzing the Company’s performance under its 2005 and 2006 annual bonus programs were also made in analyzing the Company’s performance under the 2005 Cash LTIP.

The Company’s cumulative 2005-2007 OIBDA performance against the financial goal yielded a performance level of 141.7% of target payout. As a result, Messrs. Britt, Hobbs and Rossetti were each awarded 141.7% of their target award, which is included in the Summary Compensation Table below. Messrs. Martin and Marcus were not Company employees at the time of the 2005 Cash LTIP grant and did not receive an award under the plan. Because the 2005 Cash LTIP was delivered as target compensation in 2005 and provided a long-term incentive, the payout under the plan was not taken into account in determining other aspects of 2007 compensation for the named executive officers.

Total Compensation Review

The Company believes that the total target compensation for 2007, including base salary and short-term and long-term incentives, appropriately reflects individual and Company performance, stockholder alignment, the importance of each individual’s position within the Company, the importance of retaining the executive in his role, his tenure in the role and competitive market levels. In consideration of these factors and pursuant to the compensation philosophy and practices discussed above, the Company targeted total direct compensation to executives to be between the 50th and 75th percentiles of the 2007 Peer Group.

Looking Forward

The Company’s Management and the Compensation Committee have evaluated the structure of the short-term and long-term incentive programs. The Company believes that the philosophy and compensation elements in place for 2007 are still generally appropriate for 2008. In connection with the Separation Transactions, the Compensation Committee has approved amendments to the Company’s 2006 equity plan, a methodology for adjusting and amending equity compensation awards, and the granting of new compensation awards to preserve award value and maintain compensation levels and structures.

Perquisites

As described below, the Company provides personal benefits, such as reimbursement for financial services, from time to time to the named executive officers under their employment agreements when such personal benefits are determined to be a useful part of a competitive compensation package. Mr. Britt was also provided with a car allowance in 2007. Additionally, the Company owns aircraft jointly with Time Warner and other Time Warner companies. Under the Company’s policy, including its review of appropriate security measures, Mr. Britt is authorized to use the corporate aircraft for domestic business travel and for personal use when circumstances warrant or when there is available space on a flight scheduled for a business purpose or in the event of a medical or family emergency. Other executives require various approvals for use of the corporate aircraft.

Deferred Compensation

Before 2003, the Company maintained a nonqualified deferred compensation plan that generally permitted employees whose annual cash compensation exceeded a designated threshold to defer receipt of all or a portion of their annual bonus until a specified future date. Since March 2003, deferrals may no longer be made but amounts previously credited under the deferred compensation plan continue to track crediting rate elections made by the employee from an array of third-party investment vehicles offered under the TWC Savings Plan. See “— Nonqualified Deferred Compensation.”

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), generally disallows a tax deduction to public corporations for compensation in excess of $1,000,000 in any one year with respect to each of its Chief Executive Officer and three most highly paid executive officers (other than the Chief Financial Officer) with the exception of compensation that qualifies as performance-based compensation. The Compensation Committee considers Section 162(m) implications in making compensation recommendations and in designing compensation programs for the executives. In this regard, the 2007 Annual Bonus Plan and the 2006 Stock Incentive Plan were submitted and approved by stockholders in May 2007 so that compensation paid under these plans may qualify as performance-based compensation under Section 162(m). However, the Compensation Committee reserves the right to pay compensation that is not deductible when it determines that to be in the Company’s best interest and the best interests of the stockholders.

Executive Compensation Summary Table

The following table presents information concerning total compensation paid to the Company’s Chief Executive Officer, Chief Financial Officer and each of its three other most highly compensated executive officers who served in such capacities on December 31, 2007 (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE

							Change
							in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(3)	Awards(4)	Compensation(5)	Earnings(6)	Compensation(7)	Total

Glenn A. Britt(1)	2007	$1,000,000	—	$4,623,550	$2,706,757	$7,825,671	$36,370	$89,896	$16,282,244
President and Chief Executive Officer	2006	$1,000,000	—	$1,018,786	$1,645,404	$5,587,500	$150,810	$73,390	$9,475,890
John K. Martin, Jr.(2)	2007	$700,000	—	$311,763	$277,069	$1,218,000	$43,650	$11,270	$2,561,752
Executive Vice President and Chief Financial Officer	2006	$650,000	—	$115,111	$246,094	$1,218,750	$40,570	$11,200	$2,281,725
Landel C. Hobbs	2007	$850,000	—	$550,803	$458,755	$2,802,933	$24,330	$44,845	$4,731,648
Chief Operating Officer	2006	$762,500	—	$230,364	$460,658	$2,134,376	$35,820	$36,780	$3,660,498
Robert D. Marcus(2)	2007	$700,000	—	$321,375	$282,676	$1,249,500	$26,260	$12,986	$2,593,871
Senior Executive Vice President	2006	$650,000	—	$124,719	$276,112	$1,218,750	$24,210	$13,360	$2,307,151
Carl U.J. Rossetti	2007	$480,000	—	$555,565	$296,213	$1,002,464	$85,560	$20,878	$2,440,680
Executive Vice President, Corporate Development

(1)	Mr. Britt served as Chairman from January 1, 2006 through February 15, 2006, at which time he added the title of President and ceased serving as Chairman.

(2)	Effective January 1, 2008, Mr. Martin became the Executive Vice President and Chief Financial Officer of Time Warner and was no longer a TWC employee and Mr. Marcus became the Senior Executive Vice President, Chief Financial Officer and Treasurer of TWC. In connection with Mr. Martin’s departure from the Company, he relinquished his rights to his TWC restricted stock unit and stock option awards.

(3)	Prior to 2007, the named executive officers were granted equity awards with respect to Time Warner Common Stock under Time Warner’s equity plans. In 2007, the named executive officers received equity awards with respect to TWC Class A common stock under TWC’s equity plans. Accordingly, for 2007, amounts set forth in the Stock Awards column represent the aggregate value of TWC restricted stock unit awards and Time Warner restricted stock and restricted stock unit awards, recognized for financial statement reporting purposes for 2007, as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. For 2006, the amounts set forth under Stock Awards represent the value of Time Warner restricted stock and restricted stock unit awards only. The amounts with respect to TWC awards were calculated based on the closing sale price of TWC Class A common stock on the NYSE on the date of grant and, with respect to Time Warner awards, on the average of the high and low sale prices of Time Warner Common Stock on the NYSE on the date of grant. Because Messrs. Britt and Rossetti are retirement-eligible, the full fair value of their 2007 awards is included in the amounts for 2007 set forth under Stock Awards. The awards granted in both 2007 and 2006 vest equally on each of the third and fourth anniversaries of the date of grant, assuming continued employment. Each of the named executive officers has a right to receive dividends on their unvested shares of restricted stock and dividend equivalents on unvested TWC or Time Warner restricted stock units, if paid. For additional information about the assumptions used in these calculations, see Note 10 to the Company’s audited consolidated financial statements included in its Annual Report of Form 10-K for the year ended December 31, 2007 (the “2007 Form 10-K”). The amounts set forth in the Stock Awards column reflect the Company’s accounting expense for these awards and do not represent the actual value that may be realized by the named executive officers.

(4)	Prior to 2007, the named executive officers were granted equity awards with respect to Time Warner Common Stock under Time Warner’s equity plans. In 2007, the named executive officers received equity awards with respect to TWC Class A common stock under TWC’s equity plans. Accordingly, for 2007, amounts set forth in the Option Awards column represent the aggregate value of stock option awards with respect to TWC Class A common stock and Time Warner Common Stock, recognized for financial statement reporting purposes for 2007, as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. For 2006, the amounts represent the value of stock option awards with respect to Time Warner Common Stock only. For information about the assumptions used in these calculations (which relate to TWC awards in 2007 as well as Time Warner awards prior to 2007), see Notes 3 and 10 and Note 4 to the Company’s audited consolidated financial statements included in the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2007 and 2006, respectively. The discussion in the Company’s financial statements reflects weighted-average assumptions on a combined basis for retirement eligible employees and non-retirement eligible employees. The amounts provided in the table reflect specific assumptions for (a) Messrs. Britt and Rossetti, who are retirement-eligible, and (b) the other named executive officers, who are not retirement eligible. Specifically, the amounts with respect to awards of TWC stock options in 2007 for the named executive officers other than Messrs. Britt and Rossetti were calculated using the Black-Scholes option pricing model, based on the following assumptions used in developing the grant valuations for the awards on April 2, 2007: an expected volatility of 23.84%, determined by reference to historical and implied volatilities of a comparable peer group of publicly-traded companies (calculated using a 75%-25% weighted average of implied volatilities of a comparable peer group); an expected term to exercise of 6.29 years from the date of grant; a risk-free interest rate of 4.65%; and a dividend yield of 0%. Because the retirement provisions of these awards apply to Messrs. Britt and Rossetti, different assumptions were used in developing their 2007 grant valuations: an expected volatility of 24.82%; an expected term to exercise of 7.37 years from the date of grant; a risk-free interest rate of 4.70% and a dividend yield of 0%. In addition, because Messrs. Britt and Rossetti are retirement-eligible, the full value of their 2007 awards that was recognized for financial statement purposes is included in the amounts for 2007 set forth under Option Awards. The actual value, if any, that may be realized by an executive officer from any stock option will depend on the extent to which the market value of TWC Class A common stock and Time Warner Common Stock, as applicable, exceeds the exercise price of the option on the date the option is exercised. Consequently, there is no assurance that the value realized by an executive officer will be at or near the value estimated above. These amounts should not be used to predict stock performance. None of the stock options reflected was awarded with tandem stock appreciation rights.

(5)	The amounts set forth in the Non-Equity Incentive Plan Compensation column for 2007 represent (a) amounts paid pursuant to the Company’s Bonus Plan using criteria established under the TWCIP to reduce the maximum amount permitted under the Bonus Plan and (b) for Messrs. Britt, Hobbs and Rossetti, payments under the 2005 Cash LTIP, a three-year, performance-based cash award plan, equal to $2,075,671, $847,933 and $450,464, respectively. For additional information regarding the Compensation Committee’s determinations with respect to annual bonus payments under the Bonus Plan and TWCIP and the cash payments under the 2005 Cash LTIP, see “— Compensation Discussion and Analysis for 2007 Compensation — Application of Compensation Philosophy — 2007 Short-Term Incentives” and “— Long-Term Incentives.”

(6)	These amounts represents the aggregate change in the actuarial present value of each named executive officer’s accumulated pension benefits under the Time Warner Cable Pension Plan, the Time Warner Cable Excess Benefit Pension Plan, the Time Warner Pension Plan and the Time Warner Excess Benefit Pension Plan, to the extent the named executive officer participates in these plans. See the Pension Benefits Table and “— Pension Plans” for additional information regarding these benefits. The named executive officers did not receive any above-market or preferential earnings on compensation deferred on a basis that is not tax qualified.

(7)	The amounts shown in the All Other Compensation column for 2007 include the following:

(a) Pursuant to the TWC Savings Plan (the “Savings Plan”), a defined contribution plan available generally to TWC employees, for the 2007 plan year, each of the named executive officers deferred a portion of his annual compensation and TWC contributed $10,334 as a matching contribution on the amount deferred by each named executive officer.

(b) The Company maintains a program of life and disability insurance generally available to all salaried employees on the same basis. This group term life insurance coverage was reduced to $50,000 for each of Messrs. Britt, Hobbs, Marcus and Martin, who were each given a cash payment to cover the cost of specified coverage under a voluntary group program available to employees generally (“GUL insurance”). For 2007, this cash payment was $25,410 for Mr. Britt, $2,034 for Mr. Hobbs, $2,652 for Mr. Marcus and $936 for Mr. Martin. Mr. Rossetti elected not to receive a cash payment for life insurance over $50,000 and instead receives group term life insurance available generally as well as supplemental group term life insurance coverage provided by the Company and is taxed on the imputed income. For a description of life insurance coverage for certain executive officers provided pursuant to the terms of their employment agreements, see “— Compensation Discussion and Analysis for 2007 Compensation — Application of Compensation Philosophy — Employment Agreements.”

(c) The amounts of personal benefits shown in this column that aggregate $10,000 or more for 2007 consist of the aggregate incremental cost to the Company of: for Mr. Britt, financial services of $27,079 and transportation-related benefits covering an automobile allowance of $24,000 and $2,073 related to the incremental cost to the Company of a Company-provided car and specially trained driver provided for security reasons, based on the portion of usage that was personal; for Mr. Hobbs, financial services of $31,372 and transportation-related benefits; and for Mr. Rossetti, financial services and the supplemental life insurance discussed in note 7(b) above. Mr. Hobbs’ transportation-related benefits consist of the incremental cost to TWC of personal use of corporate aircraft (based on fuel, landing, repositioning and catering costs and crew travel expenses). Mr. Hobbs and members of his family flew, on several occasions, on corporate aircraft for personal reasons when there was available space on a flight that had been requested by others. There is no incremental cost to TWC for Mr. Hobbs’ use of the aircraft under these circumstances, except for catering and TWC’s portion of employment taxes attributable to the income imputed to Mr. Hobbs for tax purposes.

Grants of Plan-Based Awards

The following table presents information with respect to each award of plan-based compensation to each named executive officer in 2007, including (a) annual cash awards under the Bonus Plan and TWCIP and (b) awards of stock options to purchase TWC Class A common stock and TWC restricted stock units granted under the 2006 equity plan.

GRANTS OF PLAN-BASED AWARDS
DURING 2007

								All Other
							All Other	Option
							Stock Awards:	Awards:
							Number of	Number of	Exercise or	Grant Date Fair
							Shares of	Securities	Base Price of	Value of Stock
	Grant		Approval	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Stock or	Underlying	Option	and Option
Name	Date		Date(1)	Threshold	Target	Maximum	Units	Options	Awards(2)	Awards

Glenn A. Britt		(3)		$2,500,000	$5,000,000	$6,675,000
	4/2/2007	(4)	2/13/2007					161,421	$37.05	$2,369,660
	4/2/2007	(5)	2/13/2007				119,959			$4,444,481
John K. Martin, Jr.		(3)		$525,000	$1,050,000	$1,575,000
	4/2/2007	(4)	2/13/2007					36,320	$37.05	$473,976
	4/2/2007	(5)	2/13/2007				26,991			$1,000,017
Landel C. Hobbs		(3)		$850,000	$1,700,000	$2,550,000
	4/2/2007	(4)	2/13/2007					65,914	$37.05	$860,178
	4/2/2007	(5)	2/13/2007				48,983			$1,814,820
Robert D. Marcus		(3)		$525,000	$1,050,000	$1,575,000
	4/2/2007	(4)	2/13/2007					36,320	$37.05	$473,976
	4/2/2007	(5)	2/13/2007				26,991			$1,000,017
Carl U.J. Rossetti		(3)		$240,000	$480,000	$720,000
	4/2/2007	(4)	2/13/2007					20,178	$37.05	$296,213
	4/2/2007	(5)	2/13/2007				14,995			$555,565

(1)	The date of approval is the date on which the Subcommittee reviewed and approved stock-based awards to be made on a selected future date that was after the distribution and listing on the NYSE of the TWC Class A common stock and provided sufficient time for TWC to prepare communications materials for its employees.

(2)	The exercise price for the awards of stock options under the 2006 equity plan was determined based on the closing sale price of TWC Class A common stock on the date of grant.

(3)	Reflects the threshold, target and maximum payout amounts under the TWCIP of non-equity incentive plan awards that were awarded in 2007 and were paid out in 2008 under the Bonus Plan and TWCIP. The target payout amount for each named executive officer was established in accordance with the terms of the named executive officer’s employment agreement. Each maximum payout amount reflects 150% of the applicable target payout amount, except for Mr. Britt’s payout, which is subject to a contractual limit.

(4)	Reflects awards of stock options to purchase TWC Class A common stock under the 2006 equity plan and the full grant date fair value of each award under FAS 123R. See footnote (4) to the Summary Compensation Table for the assumptions used to determine the grant-date fair value of the stock options in accordance with FAS 123R.

(5)	Reflects awards of restricted stock units with respect to TWC Class A common stock under the 2006 equity plan and the full grant date fair value of each award under FAS 123R. See footnote (3) to the Summary Compensation Table for the assumptions used to determine the grant-date fair value of the stock awards in accordance with FAS 123R.

The TWC stock options granted in 2007 become exercisable, or vest, in installments of 25% over a four-year period, assuming continued employment, and expire ten years from the grant date. The stock options are subject to accelerated vesting upon the occurrence of certain events such as retirement, death or disability. The exercise price of the stock options cannot be less than the fair market value of the TWC Class A common stock on the date of grant. In addition, holders of the stock options do not receive dividends or dividend equivalents or have any voting rights with respect to the shares of TWC Class A common stock underlying the stock options.

The awards of TWC restricted stock units granted in 2007 vest in equal installments on each of the third and fourth anniversaries of the date of grant, assuming continued employment and subject to accelerated vesting upon the occurrence of certain events such as retirement, death or disability. Holders of the restricted stock units are entitled to receive dividend equivalents on unvested restricted stock units, if and when regular cash dividends are paid on outstanding shares of TWC Class A common stock and at the same rate. The awards of restricted stock units confer no voting rights on holders and are subject to restrictions on transfer and forfeiture prior to vesting. See “— Compensation Discussion and Analysis for 2007 Compensation — 2007 Executive Compensation — Compensation Elements — 2007 Short-Term Incentives.”

Employment Agreements

The following is a description of the material terms of the compensation provided to the Company’s named executive officers during the term of their employment pursuant to employment agreements between the Company or TWE, and each executive. See “— Potential Payments Upon Termination or Change in Control” for a description of the payments and benefits that would be provided to the Company’s named executive officers in connection with a termination of their employment or a change in control of the Company.

Glenn A. Britt.  The Company entered into an employment agreement with Mr. Britt, effective as of August 1, 2006, which provides that Mr. Britt will serve as the Company’s Chief Executive Officer through December 31, 2009, subject to earlier termination as provided in the agreement. Mr. Britt’s agreement is automatically extended for consecutive one-month periods, unless terminated by either party upon 60 days’ notice, and terminates automatically on the date Mr. Britt becomes eligible for normal retirement at age 65. The agreement provides Mr. Britt with a minimum annual base salary of $1,000,000 and an annual discretionary target bonus of $5,000,000, which will vary subject to Mr. Britt’s and the Company’s performance from a minimum of $0 up to a maximum of $6,675,000. In addition, the agreement provides that, beginning in 2007, for each year of the agreement, the Company will provide Mr. Britt with long-term incentive compensation with a target value of approximately $6,000,000 (based on a valuation method established by the Company), which may be in the form of stock options, restricted stock units, other equity-based awards, cash or other components, or any combination of such forms, as may be determined by the Board or, if delegated by the Board, the Compensation Committee, in its sole discretion. Mr. Britt participates in the benefit plans and programs available to the Company’s other senior executive officers, including $50,000 of group life insurance. Mr. Britt also receives an annual payment equal to two times the premium cost of $4 million of life insurance as determined under the Company’s GUL insurance program.

John K. Martin, Jr.  The Company entered into an employment agreement with Mr. Martin, effective as of August 8, 2005, which provided that Mr. Martin would serve as the Company’s Executive Vice President and Chief Financial Officer through August 8, 2008, subject to earlier termination as provided in the agreement. Mr. Martin resigned from this position effective at the end of December 31, 2007. The agreement provided Mr. Martin with a minimum annual base salary of $650,000 (which was increased to $700,000 by the Compensation Committee as of January 1, 2007), an annual discretionary target bonus of 125% of his base salary (which was increased by the Compensation Committee to 150% as of January 1, 2007), subject to Mr. Martin’s and the Company’s performance, a one-time grant of options to purchase 30,000 shares of Time Warner Common Stock, a discretionary long-term incentive compensation award with a target value of $1,300,000 subject to Mr. Martin’s and the Company’s performance, and participation in the Company’s benefit plans and programs, including life insurance. Mr. Martin also received an annual payment equal to two times the premium cost of $1 million of life insurance as determined under the Company’s GUL insurance program.

Landel C. Hobbs.  The Company entered into an employment agreement with Mr. Hobbs, effective as of August 1, 2005, which provides that Mr. Hobbs will serve as the Company’s Chief Operating Officer through July 31, 2008, subject to earlier termination as provided in the agreement. Mr. Hobbs’ agreement is automatically extended for consecutive one month periods, unless terminated by Mr. Hobbs upon 60 days’ written notice or by the Company upon written notice specifying the effective date of such termination. The agreement provides Mr. Hobbs with a minimum annual base salary of $700,000 (which was increased to $850,000 by the Compensation Committee as of August 1, 2006), an annual discretionary target bonus of 175% of his base salary (which was increased by the Compensation Committee to 200% as of August 1, 2006), subject to Mr. Hobbs’ and the Company’s performance, eligibility for annual grants of stock options, awards under the Company’s long-term incentive plan and participation in the Company’s benefit plans and programs, including life insurance. Mr. Hobbs also receives an annual payment equal to two times the premium cost of $1.5 million of life insurance as determined under the Company’s GUL insurance program. The Company entered into a new employment agreement with Mr. Hobbs, effective February 1, 2008, which extends the term of Mr. Hobbs’ employment as the Company’s Chief Operating Officer through January 31, 2011 on substantially the same terms as the previous agreement, except that it provides Mr. Hobbs with a minimum annual base salary of $900,000, an annual discretionary target bonus of 233% of his base salary, subject to Mr. Hobbs’ and the Company’s performance, and a discretionary annual equity and other long-term incentive compensation award for 2008 with a minimum target value of $3,000,000, subject to Mr. Hobbs’ and the Company’s performance.

Robert D. Marcus.  The Company entered into an employment agreement with Mr. Marcus, effective as of August 15, 2005, which provides that Mr. Marcus will serve as the Company’s Senior Executive Vice President through August 15, 2008, subject to earlier termination as provided in the agreement. Mr. Marcus was appointed Senior Executive Vice President and Chief Financial Officer effective January 1, 2008. Mr. Marcus’ agreement is automatically extended for consecutive one-month periods, unless terminated by Mr. Marcus upon 60 days’ written notice or by the Company upon written notice specifying the effective date of such termination. The agreement provides Mr. Marcus with a minimum annual base salary of $650,000 (which was increased to $700,000 by the Compensation Committee as of January 1, 2007), an annual discretionary target bonus of 125% of his base salary (which was increased by the Compensation Committee to 150% as of January 1, 2007), subject to Mr. Marcus’ and the Company’s performance, a one-time grant of options to purchase 25,000 shares of Time Warner Common Stock, a discretionary annual equity and other long-term incentive compensation award with a minimum target value of $1,300,000, subject to Mr. Marcus’ and the Company’s performance, and participation in the Company’s benefit plans and programs, including $50,000 of group life insurance. Mr. Marcus also receives an annual payment equal to two times the premium cost of $2 million of life insurance as determined under the Company’s GUL insurance program. Effective on August 5, 2008, the Company entered into a letter agreement with Mr. Marcus that clarifies that under his current employment agreement with the Company, (i) the Separation would not have an impact on the vesting or term of Mr. Marcus’ TWC equity awards and (ii) upon a termination without cause, unless he is then eligible for retirement, all of his vested TWC and Time Warner stock options (not only those that vest as a result of such termination) would remain exercisable for three years after he ceases to be considered an employee of the Company (but not beyond the original terms of the options).

Carl U.J. Rossetti.  The Company entered into an employment agreement with Mr. Rossetti, effective as of June 1, 2000, which provides that Mr. Rossetti will serve as an Executive Vice President of the Company for a term of three years from that date, subject to earlier termination as provided in the agreement. As of January 1 of each year, the Company may renew the term of Mr. Rossetti’s employment agreement for a term of three years from that date. Currently, Mr. Rossetti’s employment agreement has been extended through December 31, 2010. The agreement provides for a minimum annual base salary (which was increased to $480,000 by the Compensation Committee as of January 1, 2007), and an annual discretionary target bonus stated as a percentage of his base salary (which was increased by the Compensation Committee to 100% as of January 1, 2007), subject to Mr. Rossetti’s and the Company’s performance, and participation in the Company’s benefit plans and programs, including life insurance.

Outstanding Equity Awards

The following table provides information about each of the outstanding awards of options to purchase TWC Class A common stock and Time Warner Common Stock and the aggregate TWC and Time Warner restricted stock and restricted stock units held by each named executive officer at December 31, 2007. At December 31, 2007, none of the named executive officers held performance-based equity awards.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

	Option Awards(1)					Stock Awards
							Market
		Number of	Number of			Number of	Value of
		Securities	Securities			Shares or	Shares or
		Underlying	Underlying			Units of	Units of
		Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Date of Option	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Grant	Exercisable	Unexercisable	Price	Date	Vested(2)	Vested(3)

Glenn A. Britt Time Warner Cable						119,959	$3,310,868
	4/2/2007	—	161,421	$37.05	4/1/2017
Time Warner						68,605	$1,132,669
	3/18/1998	62,550	—	$24.02	3/17/2008
	3/17/1999	56,250	—	$46.10	3/16/2009
	3/15/2000	93,750	—	$57.79	3/14/2010
	1/18/2001	112,500	—	$48.96	1/17/2011
	2/27/2001	264,932	—	$45.31	2/26/2011
	4/6/2001	3,927	—	$38.56	4/5/2011
	4/17/2001	38,333	—	$44.16	4/16/2011
	8/24/2001	637,500	—	$40.95	8/23/2011
	2/15/2002	100,000	—	$26.65	2/14/2012
	2/14/2003	195,000	—	$10.32	2/13/2013
	2/13/2004	168,750	56,250	$17.28	2/12/2014
	2/18/2005	117,500	117,500	$17.97	2/17/2015
	3/3/2006	45,237	135,713	$17.40	3/2/2016
John K. Martin, Jr.
Time Warner Cable						26,991	$744,952
	4/2/2007	—	36,320	$37.05	4/1/2017
Time Warner						26,093	$430,795
	2/5/2002	70,000	—	$24.38	2/4/2012
	2/14/2003	30,000	—	$10.32	2/13/2013
	2/13/2004	48,750	16,250	$17.28	2/12/2014
	2/18/2005	24,500	24,500	$17.97	2/17/2015
	3/3/2006	17,850	53,550	$17.40	3/2/2016
	6/21/2006	7,500	22,500	$17.23	6/20/2016
Landel C. Hobbs
Time Warner Cable						48,983	$1,351,931
	4/2/2007	—	65,914	$37.05	4/1/2017
Time Warner						42,230	$697,217
	3/18/1998	18,000	—	$24.02	3/17/2008
	3/17/1999	18,000	—	$46.10	3/16/2009
	3/15/2000	22,500	—	$57.79	3/14/2010
	10/4/2000	75,000	—	$55.56	10/3/2010
	1/18/2001	225,000	—	$48.96	1/17/2011
	9/27/2001	200,000	—	$31.62	9/26/2011
	2/13/2004	—	37,500	$17.28	2/12/2014
	2/18/2005	—	48,000	$17.97	2/17/2015
	3/3/2006	—	89,775	$17.40	3/2/2016

	Option Awards(1)					Stock Awards
							Market
		Number of	Number of			Number of	Value of
		Securities	Securities			Shares or	Shares or
		Underlying	Underlying			Units of	Units of
		Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Date of Option	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Grant	Exercisable	Unexercisable	Price	Date	Vested(2)	Vested(3)

Robert D. Marcus
Time Warner Cable						26,991	$744,952
	4/2/2007	—	36,320	$37.05	4/1/2017
Time Warner						27,926	$461,058
	1/28/1998	15,000	—	$21.22	1/27/2008
	3/18/1998	30,000	—	$24.02	3/17/2008
	3/17/1999	30,000	—	$46.10	3/16/2009
	3/15/2000	52,500	—	$57.79	3/14/2010
	1/18/2001	300,000	—	$48.96	1/17/2011
	4/6/2001	2,081	—	$38.56	4/5/2011
	2/15/2002	125,938	—	$26.65	2/14/2012
	2/14/2003	25,000	—	$10.32	2/13/2013
	2/13/2004	56,250	18,750	$17.28	2/12/2014
	2/18/2005	28,000	28,000	$17.97	2/17/2015
	3/3/2006	17,850	53,550	$17.40	3/2/2016
	6/21/2006	6,250	18,750	$17.23	6/20/2016
Carl U.J. Rossetti
Time Warner Cable						14,995	$413,862
	4/2/2007	—	20,178	$37.05	4/1/2017
Time Warner						7,020	$115,900
	3/18/1998	25,050	—	$24.02	3/17/2008
	3/17/1999	23,625	—	$46.10	3/16/2009
	8/11/1999	23,625	—	$44.77	8/10/2009
	3/15/2000	47,250	—	$57.79	3/14/2010
	1/18/2001	47,250	—	$48.96	1/17/2011
	2/27/2001	115,944	—	$45.31	2/26/2011
	2/15/2002	125,000	—	$26.65	2/14/2012
	2/14/2003	85,000	—	$10.32	2/13/2013
	2/13/2004	60,000	20,000	$17.28	2/12/2014
	2/18/2005	25,500	25,500	$17.97	2/17/2015
	3/3/2006	9,450	28,350	$17.40	3/2/2016

(1)	The dates of grant of each named executive officer’s TWC and Time Warner stock options outstanding as of December 31, 2007 are set forth in the table, and the vesting dates for each award can be determined based on the vesting schedules described in this footnote. Except as noted below, the awards of both TWC and Time Warner stock options become exercisable in installments of 25% on the first four anniversaries of the date of grant, assuming continued employment and subject to accelerated vesting upon the occurrence of certain events. The Time Warner stock options listed above that were granted prior to 2001 each had a vesting schedule that provided for vesting in installments of one-third on the first three anniversaries of the date of grant, except that (i) to the extent not already vested, all stock options awarded to Messrs. Britt, Hobbs, Marcus and Rossetti prior to 2000 became immediately exercisable in full upon the approval of the merger of America Online, Inc. (now named AOL LLC) and Time Warner Inc. (now named Historic TW Inc.) on January 9, 2000.

(2)	This column presents the number of shares of TWC Class A common stock and Time Warner Common Stock represented by unvested restricted stock unit awards and Time Warner restricted stock awards at December 31, 2007. At December 31, 2007, Mr. Britt held 35,000 shares of Time Warner restricted stock and was the only named executive officer who held Time Warner restricted stock. This award was made on February 13, 2004 covering 70,000 shares of Time Warner Common Stock, and provided for vesting equally on the third and fourth anniversaries of the date of grant. The TWC restricted stock units included in this column reflect awards made on April 2, 2007 that vest equally on each of the third and fourth anniversaries of the date of grant. The Time Warner restricted stock units included in this column vest equally on each of the third and fourth anniversaries of the date of grant. The vesting schedules for the awards of restricted stock and restricted stock units assume continued employment and are subject to acceleration upon the occurrence of certain events. The vesting dates for the Time Warner unvested restricted stock unit awards are as follows:

	Number of
	Time Warner
	Restricted
	Stock Units
	That Have	Date of
Name	Not Vested	Grant	Vesting Dates

Glenn A. Britt	33,605	3/3/2006	3/3/2009 and 3/3/2010
John K. Martin, Jr.	12,833	2/18/2005	2/18/2008 and 2/18/2009
	13,260	3/3/2006	3/3/2009 and 3/3/2010
Landel C. Hobbs	20,000	9/16/2005	9/16/2008 and 9/16/2009
	22,230	3/3/2006	3/3/2009 and 3/3/2010
Robert D. Marcus	14,666	2/18/2005	2/18/2008 and 2/18/2009
	13,260	3/3/2006	3/3/2009 and 3/3/2010
Carl U.J. Rossetti	7,020	3/3/2006	3/3/2009 and 3/3/2010

(3)	Calculated using the NYSE closing price on December 31, 2007, of $27.60 per share of TWC Class A common stock and $16.51 per share of Time Warner Common Stock as appropriate.

Option Exercises and Stock Vested

The following table sets forth as to each of the named executive officers information on exercises of Time Warner stock options and the vesting of Time Warner restricted stock awards during 2007, including: (i) the number of shares of Time Warner Common Stock underlying options exercised during 2007; (ii) the aggregate dollar value realized upon exercise of such options; (iii) the number of shares of Time Warner Common Stock received from the vesting of awards of Time Warner restricted stock during 2007; and (iv) the aggregate dollar value realized upon such vesting (based on the stock price of Time Warner Common Stock on the vesting dates). During 2007, none of the named executive officers (a) exercised TWC stock options or (b) had TWC or Time Warner restricted stock units that vested.

OPTION EXERCISES AND STOCK VESTED DURING 2007

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise	on Exercise(1)	on Vesting(2)	on Vesting(3)

Glenn A. Britt	60,420	$469,221	60,741	$1,301,896
John K. Martin, Jr.	—	—	—	—
Landel C. Hobbs	221,050	$924,948	12,869	$276,941
Robert D. Marcus	—	—	—	—
Carl U.J. Rossetti	7,550	$43,791	—	—

(1)	Calculated based on the difference between the sale price per share of Time Warner Common Stock and the option exercise price, except that the value realized on exercise was based on the closing price of Time Warner Common Stock for Mr. Britt’s exercise of options with respect to 10,002 shares of Time Warner Common Stock for which the underlying shares of Time Warner Common Stock were held following exercise.

(2)	The awards of Time Warner restricted stock that vested in 2007 were awarded on February 14, 2003 and vested in installments of one-third on the second, third and fourth anniversaries of the date of grant with the final installment vesting on February 14, 2007, except that Mr. Britt’s vested restricted stock includes Time Warner restricted stock awarded on February 13, 2004 that vests in installments of one half on the third and fourth anniversaries of the date of grant subject to acceleration upon the occurrence of certain events such as death, disability or retirement. The payment of withholding taxes due upon vesting of the restricted stock (unless an election under section 83(b) of the Internal Revenue Code was made at the time of the grant) generally may be made in cash or by having full shares of Time Warner Common Stock withheld from the number of shares delivered to the individual. Each of the named executive officers has a right to receive dividends on unvested awards of restricted stock and dividend equivalents on awards of restricted stock units, if regular cash dividends are paid on the outstanding shares of Time Warner Common Stock. The holders have the right to vote unvested shares of Time Warner restricted stock on matters presented to Time Warner stockholders, but do not have any right to vote on such matters in connection with restricted stock units.

(3)	Calculated using the average of the high and low sale prices of Time Warner Common Stock, which were $21.53 per share on February 14, 2007, and $21.38 on February 13, 2007.

Pension Plans

TWC Pension Plans

Each of the named executive officers currently participates in the Time Warner Cable Pension Plan, a tax qualified defined benefit pension plan, and the Time Warner Cable Excess Benefit Pension Plan (the “Excess Benefit Plan”), a nonqualified defined benefit pension plan (collectively, the “TWC Pension Plans”), which are sponsored by the Company. Mr. Britt was a participant in pension plans sponsored by Time Warner until March 31, 2003, when he commenced participation in the Time Warner Cable Pension Plan. Each of Messrs. Martin, Hobbs and Marcus ceased participation in the TW Pension Plans (as defined below) on August 7, 2005, October 15, 2001 and August 14, 2005, respectively, when their respective participation in the Time Warner Cable Pension Plan commenced.

The Excess Benefit Plan is designed to provide supplemental payments to highly compensated employees in an amount equal to the difference between the benefits payable to an employee under the tax-qualified Time Warner Cable Pension Plan and the amount the employee would have received under that plan if the limitations under the tax laws relating to the amount of benefit that may be paid and compensation that may be taken into account in calculating a pension payment were not in effect. In determining the amount of excess benefit pension payment, the Excess Benefit Plan takes into account compensation earned up to $350,000 per year (including any deferred bonus). The pension benefit under the Excess Benefit Plan is payable under the same options as are available under the Time Warner Cable Pension Plan.

Benefit payments are calculated using the highest consecutive five-year average annual compensation, which is referred to as “average compensation.” Compensation covered by the TWC Pension Plans takes into account salary, bonus, some elective deferrals and other compensation paid, but excludes the payment of deferred or long-term incentive compensation and severance payments. The annual pension payment under the terms of the TWC Pension Plans, if the employee is vested, and if paid as a single life annuity, commencing at age 65, is an amount equal to the sum of:

•	1.25% of the portion of average compensation that does not exceed the average of the social security taxable wage base ending in the year the employee reaches the social security retirement age, referred to as “covered compensation,” multiplied by the number of years of benefit service up to 35 years, plus

•	1.67% of the portion of average compensation that exceeds covered compensation, multiplied by the number of years of benefit service up to 35 years, plus

•	0.5% of average compensation multiplied by the employee’s number of years of benefit service in excess of 35 years, plus

•	a supplemental benefit in the amount of $60 multiplied by the employee’s number of years of benefit service up to 30 years, with a maximum supplemental benefit of $1,800 per year.

In addition, in determining the benefits under the TWC Pension Plans, special rules apply to various participants who were previously participants in plans that have been merged into the TWC Pension Plans and of various participants in the TWC Pension Plans prior to January 1, 1994. Reduced benefits are available before age 65 and in other optional forms of benefits payouts. Amounts calculated under the pension formula that exceed Internal Revenue Code limits are payable under the Excess Benefit Plan.

For vesting purposes under the TWC Pension Plans, each of Messrs. Britt, Martin and Marcus is credited with service under the TW Pension Plans and is therefore fully vested. Each of Messrs. Hobbs and Rossetti is also fully vested in his benefits under the TWC Pension Plans, based on past service with TWE and its affiliates.

Time Warner Pension Plans

The Time Warner Employees’ Pension Plan, as amended (the “Old TW Pension Plan”), which provides benefits to eligible employees of Time Warner and certain of its subsidiaries, was amended effective as of January 1, 2000, as described below, and was renamed (the “Amended TW Pension Plan” and, together with the Old TW Pension Plan, the “TW Pension Plans”). Messrs. Britt, Martin (through December 31, 2007) and Marcus have ceased to be active participants in the TW Pension Plans described below and commenced participation in the TWC Pension Plans described above. Each of them is entitled to benefits under the TW Pension Plans in addition to the TWC Pension Plans.

Under the Amended TW Pension Plan, as of December 31, 2007, a participant accrued benefits equal to the sum of 1.25% of a participant’s average annual compensation (defined as the highest average annual compensation for any five consecutive full calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program) not in excess of his covered compensation up to the applicable average Social Security wage base and 1.67% of his average annual compensation in excess of such covered compensation multiplied by his years of benefit service (not in excess of 30). Compensation for purposes of calculating average annual compensation under the TW Pension Plans is limited to $200,000 per year for 1988 through 1993, $150,000 per year for 1994 through 2001 and $200,000 per year for 2002 and thereafter (each subject to adjustments provided in the Internal Revenue Code). Eligible employees become vested in all benefits under the TW Pension Plans on the earlier of five years of service or certain other events.

Under the Old TW Pension Plan, a participant accrued benefits on the basis of 1 2/3% of the participant’s average annual compensation (defined as the highest average annual compensation for any five consecutive full and partial calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program) for each year of service up to 30 years and 0.50% for each year of service over 30. Annual pension benefits under the Old TW Pension Plan are reduced by a Social Security offset determined by a formula that takes into account benefit service of up to 35 years, covered compensation up to the average Social Security wage base and a disparity factor based on the age at which Social Security benefits are payable (the “Social Security Offset”). Under the Old TW Pension Plan and the Amended TW Pension Plan, the pension benefit of participants on December 31, 1977 in the former Time Employees’ Profit-Sharing Savings Plan (the “Profit Sharing Plan”) is further reduced by a fixed amount attributable to a portion of the employer contributions and investment earnings credited to such employees’ account balances in the Profit Sharing Plan as of such date (the “Profit Sharing Offset”).

Under the Amended TW Pension Plan, employees who are at least 62 years old and have completed at least ten years of service may elect early retirement and receive the full amount of their annual pension (calculated as described above). This provision could apply to Messrs. Martin and Marcus with respect to their benefits under the TW Plans. Under the Old TW Pension Plan, employees who are at least 60 years old and have completed at least ten years of service may elect early retirement and receive the full amount of their annual pension (calculated as described above). This provision could apply to Mr. Britt. An early retirement supplement is payable to an employee terminating employment at age 55 and before age 60, after 20 years of service, equal to the actuarial equivalent of such person’s accrued benefit, or, if greater, an annual amount equal to the lesser of 35% of such person’s average compensation determined under the Old TW Pension Plan or such person’s accrued benefit at age 60 plus Social Security benefits at age 65. The supplement ceases when the regular pension commences at age 60.

Federal law limits both the amount of compensation that is eligible for the calculation of benefits and the amount of benefits derived from employer contributions that may be paid to participants under both of the TW Pension Plans. However, as permitted by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Time Warner has adopted the Time Warner Excess Benefit Pension Plan (the “TW Excess Plan”). The TW Excess Plan provides for payments by Time Warner of certain amounts that eligible employees would have received under the TW Pension Plans if eligible compensation (including deferred bonuses) were limited to $250,000 in 1994 (increased 5% per year thereafter, to a maximum of $350,000) and there were no payment restrictions. The amounts shown in the table do not reflect the effect of an offset that affects certain participants in the TW Pension Plans on December 31, 1977.

Set forth in the table below is each named executive officer’s years of credited service and present value of his accumulated benefit under each of the pension plans pursuant to which he would be entitled to a retirement benefit computed as of December 31, 2007, the pension plan measurement date used for financial statement reporting purposes in the Company’s audited financial statements for the year ended December 31, 2007. The estimated amounts are based on the assumption that payments under the TWC Pension Plans and the TW Pension Plans will commence upon normal retirement (generally age 65) or early retirement (for those who have at least ten years of service), that the TWC Pension Plans and the TW Pension Plans will continue in force in their present forms, that the maximum annual covered compensation is $350,000 and that no joint and survivor annuity will be payable (which would on an actuarial basis reduce benefits to the employee but provide benefits to a surviving beneficiary). Amounts calculated under the pension formula which exceed ERISA limits will be paid under the Excess Benefit Plan or the TW Excess Plan, as the case may be, from TWC’s or Time Warner’s assets, respectively, and are included in the present values shown in the table.

PENSION BENEFITS

		Number of
		Years	Present Value of
		Credited	Accumulated		Payments
Name	Plan Name	Service(1)	Benefit(2)		During 2007

Glenn A. Britt(3)	Old TW Pension Plan	30.7	$1,131,210	(4)	—
	TW Excess Plan	30.7	$751,890		—
	Time Warner Cable Pension Plan	4.8	$109,240		—
	Time Warner Cable Excess Benefit Plan	4.8	$77,310		—
	Total	35.5	$2,069,650
John K. Martin, Jr.	Amended TW Pension Plan	10.6	$113,050		—
	TW Excess Plan	10.6	$82,950		—
	Time Warner Cable Pension Plan	2.4	$20,220		—
	Time Warner Cable Excess Benefit Plan	2.4	$14,560		—
	Total	13.0	$230,780
Landel C. Hobbs	Time Warner Cable Pension Plan	6.8	$76,220		—
	Time Warner Cable Excess Benefit Plan	6.8	$54,560		—
	Total	6.8	$130,780
Robert D. Marcus	Amended TW Pension Plan	7.7	$93,120		—
	TW Excess Plan	7.7	$68,190		—
	Time Warner Cable Pension Plan	2.4	$23,000		—
	Time Warner Cable Excess Benefit Plan	2.4	$16,520		—
	Total	10.1	$200,830
Carl U.J. Rossetti	Time Warner Cable Pension Plan	21.0	$542,920		—
	Time Warner Cable Excess Benefit Plan	21.0	$377,310		—
	Total	21.0	$920,230

(1)	Consists of the number of years of service credited to the executive officers as of December 31, 2007 for the purpose of determining benefit service under the applicable pension plan.

(2)	The present values of accumulated benefits as of December 31, 2007 were calculated using a 6.00% discount rate and the RP-2000 Mortality Table, consistent with the assumptions used in the calculation of the Company’s benefit obligations as disclosed in Note 11 to the audited consolidated financial statements of the Company included in the 2007 Form 10-K. All benefits are payable at the earliest retirement age at which unreduced benefits are payable (which is age 65 under the TWC Pension Plans, age 62 under the TW Pension Plans in the case of Messrs. Martin and Marcus, and age 60 under the TW Pension Plans in the case of Mr. Britt) as a life annuity, except for Mr. Britt’s benefits under the TW Pension Plans, which are assumed payable as a lump sum determined using a 6.00% lump sum rate and the RP-2000 Mortality Table as of December 31, 2007. No preretirement turnover is reflected in the calculations.

(3)	Under Mr. Britt’s employment agreement, in the event that the benefits Mr. Britt receives upon retirement are not as generous as benefits he would have received if he had participated in the TW Pension Plans for his entire tenure, the Company will provide him or his survivors, if applicable, with the financial equivalent of the difference between the two benefits. See “— Employment Agreements” for more information.

(4)	Because of certain grandfathering provisions under the TW Pension Plans, the benefit of participants with a minimum of ten years of benefit service whose age and years of benefit service equal or exceed 65 years as of January 1, 2000, including Mr. Britt, will be determined under either the provisions of the Old TW Pension Plan or the Amended TW Pension Plan, whichever produces the greater benefit. The amount shown in the table is greater than the estimated annual benefit payable under the Amended TW Pension Plan and the TW Excess Plan.

Nonqualified Deferred Compensation

Prior to 2003, TWE’s unfunded deferred compensation plan generally permitted employees whose annual cash compensation exceeded a designated threshold (including certain named executive officers) to defer receipt of all or a portion of their annual bonus until a specified future date at which a lump-sum or installment distribution will be made based on the participant’s election. During the deferral period, the participant selects a crediting rate or rates to be applied to the deferred amount from certain of the third party investment vehicles then offered under the TWC Savings Plan and may change that selection quarterly. Since March 2003, deferrals may no longer be made under the deferred compensation plan but amounts previously credited under the deferred compensation plan continue to track the available crediting rate elections. Certain named executive officers also participated in the Time Warner Inc. Deferred Compensation Plan prior to being employed by TWC. The terms of the Time Warner plan are substantially the same, except that employees of Time Warner may still make deferrals under the plan. While these executives may no longer make deferrals under the Time Warner plan, during the deferral period, they may select the crediting rate applied to the deferred amount similarly to accounts maintained under TWE’s plan.

During his employment with Turner Broadcasting System, Inc., prior to his employment by TWC, Mr. Hobbs deferred a portion of his compensation under the Turner Broadcasting System, Inc. Supplemental Benefit Plan, a nonqualified defined contribution plan, and received matching contributions. While he may no longer make deferrals under this plan, he may maintain his existing account and select among several crediting rates, similar to those available under the Time Warner Savings Plan, to be applied to the balance maintained in a rabbi trust on his behalf and may change his selection of crediting rates once per month. Deferred amounts are payable in April following the year in which his employment is terminated, subject to the requirements of Section 409A of the Internal Revenue Code.

In addition, prior to 2001, pursuant to his employment agreement then in place, TWE made contributions for Mr. Britt to a separate special deferred compensation account maintained in a grantor trust. This individual account is invested in certain eligible securities by a third-party investment advisor designated by the Company (subject to Mr. Britt’s approval). The accrued amount will be paid to Mr. Britt following termination of employment in accordance with the terms of the deferred compensation arrangements. In general, except as otherwise described under “Potential Payments Upon Termination or Change in Control,” payments under Mr. Britt’s special deferred compensation account commence following the earlier of December 31, 2009 and the date Mr. Britt ceases to be treated as an employee of the Company for any reason. Earnings on the account are based on the earnings of the actual investments selected by the investment advisor, adjusted for taxes on realized income computed as if the account was a stand-alone corporation conducting 40% of its business in New York City. The account is reduced by such taxes on a net operating profit basis or credited with a tax benefit in the event the account sustains a net operating loss. There is no guaranteed rate of return on accounts maintained under any of these deferred compensation arrangements.

Set forth in the table below is information about the earnings, if any, credited to the accounts maintained by the named executive officers under these arrangements and any withdrawal or distributions therefrom during 2007 and the balance in the account on December 31, 2007.

NONQUALIFIED DEFERRED COMPENSATION FOR 2007

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions in	Contributions in	Earnings in	Withdrawals/	December 31,
Name	2007	2007	2007(4)	Distributions	2007

Glenn A. Britt(1)	—	—	$225,145	—	$3,606,978
John K. Martin, Jr.	—	—	—	—	—
Landel C. Hobbs(2)	—	—	$17,290	—	$279,424
Robert D. Marcus(3)	—	—	$90,285	—	$1,632,829
Carl U.J. Rossetti	—	—	—	—	—

(1)	The amounts reported for Mr. Britt consist of the aggregate earnings and the aggregate year-end balance credited to his nonqualified deferred compensation under the Time Warner Excess Profit Sharing Plan, which is now maintained under the Time Warner Entertainment Deferred Compensation Plan and credited with interest, compounded daily at the long-term applicable federal rate published monthly by the Internal Revenue Service ($83,043) and his individual deferred compensation account provided under the terms of his employment agreement ($3,523,935).

(2)	The amounts reported for Mr. Hobbs reflect the aggregate earnings and the year-end balance credited to his account in the Turner Broadcasting System, Inc. Supplemental Benefit Plan.

(3)	The amounts reported for Mr. Marcus reflect the aggregate earnings and the year-end balance credited to his nonqualified deferred compensation under the Time Warner Deferred Compensation Plan.

(4)	None of the amounts reported in this column are required to be reported as compensation for fiscal year 2007 in the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

The following summaries and tables describe and quantify the potential additional payments and benefits that would be provided to each of the Company’s named executive officers in connection with a termination of employment or a change in control of the Company on December 31, 2007 under the executive’s employment agreement, in each case as amended effective January 1, 2008 for purposes of compliance with Sections 409A and 415 of the Internal Revenue Code, and the Company’s other compensation plans and programs. In determining the benefits payable upon certain terminations of employment, the Company has assumed in all cases that (i) the executive’s employment terminates on December 31, 2007, (ii) he does not become employed by a new employer or return to work for the Company and (iii) unless otherwise noted, the Company continues to be a consolidated subsidiary of Time Warner during the post-termination period when the executive continues to be considered an employee of the Company.

Glenn A. Britt

Termination without Cause/Company Material Breach.  Under his employment agreement, Mr. Britt is entitled to certain payments and benefits upon a “termination without cause,” which includes the Company’s termination of his employment under the employment agreement without “cause” or his termination of such employment due to the Company’s material breach. For this purpose, “cause” means certain felony convictions and certain willful and intentional actions by Mr. Britt including failure to perform material duties; misappropriation, embezzlement or destruction of the Company’s property; material breach of duty of loyalty to the Company having a significant adverse financial impact; improper conduct materially prejudicial to the Company’s business; and material breach of certain restrictive covenants regarding non-competition, hiring of employees, and nondisclosure of confidential information. A material breach includes the Company’s failure to cause a successor to assume the Company’s obligations under the employment agreement; the Company’s or a successor’s failure to offer Mr. Britt the CEO position after a merger, sale, joint venture or other combination of assets with another entity in the cable business; Mr. Britt not being employed as the Company’s CEO with authority, functions, duties and powers consistent with that position; Mr. Britt not reporting to the Board; and Mr. Britt’s principal place of employment being anywhere other than the greater Stamford, Connecticut or New York, New York areas.

In the event of a “termination without cause,” Mr. Britt is entitled to the following payments and benefits:

•	any earned but unpaid base salary;

•	a pro-rata portion of his “average annual bonus,” which is defined as the average of his two largest annual bonuses paid in the prior five years, except that if Mr. Britt has not been paid any full-year annual bonus under his current employment agreement, then he is entitled to be paid his target annual bonus, or if he has been paid only one full-year annual bonus under his current employment agreement, he will be paid the average of such full-year annual bonus and his target annual bonus. The Company will pay this bonus between January 1 and March 15 of the calendar year following the year of termination, which is the same time the full annual bonus would have been paid under the employment agreement had such termination not occurred;

•	any unpaid bonus for the year before the year in which termination of employment occurs, to the extent the bonus amount has been determined or, if not determined, it will be deemed to be his average annual bonus;

•	any accrued but unpaid long-term compensation;

•	until the later of December 31, 2009 (the term of his employment agreement) or 24 months after termination, Mr. Britt will continue to be treated as an employee of the Company and continue to receive his base salary (paid on the Company’s normal payroll payment dates in effect immediately prior to Mr. Britt’s termination), his average annual bonus, the continuation of his benefits (except for additional pension plan accrual), including automobile allowance and financial services benefits but not including any additional stock-based awards, unless Mr. Britt dies during such period, in which case these benefits will be replaced with the death benefits described below;

•	office space, secretarial services, office facilities, services and furnishings reasonably appropriate to an employee of Mr. Britt’s position and responsibilities prior to termination, but taking into account his reduced need for such space, services, facilities and furnishings. The Company will provide these benefits for no charge for up to 12 months after termination. These benefits will cease if Mr. Britt commences full-time employment with another employer;

•	all stock options granted to Mr. Britt by Time Warner will continue to vest, and these vested stock options will remain exercisable (but not beyond the original term of the options) while Mr. Britt is treated as an employee of the Company;

•	unless Mr. Britt otherwise qualifies for retirement under the applicable stock option agreement, all stock options granted to Mr. Britt by Time Warner on or after January 10, 2000 (a) that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately on the date Mr. Britt ceases to be treated as an employee of the Company and (b) that are vested will remain exercisable for three years after Mr. Britt ceases to be treated as an employee of the Company (but not beyond the original term of the options); see “— Equity Awards: Stock Options, Restricted Stock and Restricted Stock Units — Retirement;”

•	if the date Mr. Britt ceases to be treated as an employee because of a “termination without cause” occurs before a change in control transaction (as described below) and Mr. Britt forfeits any restricted stock grants because of such termination, then, as of the date that Mr. Britt ceases to be treated as an employee of the Company, Mr. Britt will receive a cash payment equal to the value of any forfeited restricted stock based on the fair market value of the stock as of the date of termination; and

•	unless otherwise elected by Mr. Britt prior to December 31, 2008, Mr. Britt’s special deferred compensation account will be distributed in installments over 10 years following the earlier of December 31, 2009 and the date he ceases to be treated as an employee of the Company.

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. Britt’s right to receive these payments and benefits upon a “termination without cause” is conditioned on his execution of a release of claims against the Company no later than 60 days after Mr. Britt’s separation of service from the Company. If Mr. Britt does not execute a release of claims, he will receive a severance payment determined in accordance with the Company’s policies relating to notice and severance. Mr. Britt is required to engage in any mitigation necessary to preserve the Company’s tax deduction in respect of the payments described above and avoid applicability of the “golden parachute” excise taxes and related lost corporate tax deduction. Also, if, following a “termination without cause,” Mr. Britt obtains other employment (other than with a non-profit organization or government entity), he is required to pay over to the Company the total cash salary and bonus (but not any equity-based compensation or similar benefit) payable to him by a new employer for services provided until December 31, 2009 to the extent the amounts the Company has paid him are in excess of any severance to which he would be entitled from the Company under its standard severance policies. The payments may also be delayed to the extent the Company deems it necessary for compliance with section 409A of the Internal Revenue Code, governing nonqualified deferred compensation.

Change in Control.  Under his employment agreement, Mr. Britt is entitled to certain payments and benefits if the Company ceases to be a consolidated subsidiary of Time Warner or if Time Warner disposes of all or substantially all of the Company’s assets that results in the financial results of the Company’s business not being consolidated with Time Warner’s financial results (each, a “TWC Deconsolidation”). Upon such a transaction, unless Mr. Britt otherwise qualifies for retirement under the applicable stock option agreement, all Time Warner stock options granted to Mr. Britt on or after January 10, 2000 (a) that would have vested on or before December 31, 2009 will vest immediately and (b) that are vested will remain exercisable for three years following the date of the transaction (but not beyond the original term of the options). All Time Warner restricted stock, restricted stock units or other awards will be treated pursuant to applicable plans as if Mr. Britt’s employment was terminated without cause on the date of closing of the transaction. If this provision applies to any equity-based compensation awards, then the “termination without cause” treatment of such awards (described above) will not also apply. Also, if Mr. Britt forfeits any Time Warner restricted stock grants because of such transaction, then he will receive a cash payment equal to the value of the forfeited stock based on the value of the stock as of the date of the closing of the transaction. Payments or benefits may also be delayed to the extent the Company deems it necessary for compliance with section 409A of the Internal Revenue Code.

Disability.  Under his employment agreement, Mr. Britt is entitled to payments and benefits if he becomes disabled and has not resumed his duties after six consecutive months or an aggregate of six months in any 12-month period. In such event, the Company will pay him a pro-rata bonus for the year in which the disability occurs (which will be calculated based on his average annual bonus, described above). In addition, through the later of December 31, 2009 or 12 months following the date the disability occurs, Mr. Britt will continue to be treated as an employee, and the Company will pay Mr. Britt disability benefits equal to 75% of his annual base salary and average annual bonus, and he will continue to be eligible to participate in the Company’s benefit plans (other than equity-based plans) and to receive his other benefits (including automobile allowance and financial services). The Company may generally deduct from these payments amounts equal to disability payments received by Mr. Britt during this payment period from Workers’ Compensation, Social Security and the Company’s disability insurance policies. Mr. Britt’s special deferred compensation account will be distributed in installments over 10 years following the date he ceases to be considered an employee (unless, prior to December 31, 2008, Mr. Britt elected a shorter period).

Retirement.  No benefits or payments provided above in connection with a termination without cause or due to disability will be payable after Mr. Britt’s normal retirement date at age 65. Under his employment agreement and a separate agreement with Time Warner, Mr. Britt is entitled to certain payments and benefits when he retires. Under his employment agreement, to the extent the benefits Mr. Britt receives upon retirement are not as generous as benefits he would have received if he had participated in the defined benefit pension plans offered by Time Warner instead of the Company’s defined benefit pension plans, then the Company will provide Mr. Britt with the financial equivalent of the more generous benefits. In addition, Time Warner has agreed to ensure that Mr. Britt receives the equivalent of the benefits he would have received under Time Warner’s retiree medical program if he had retired from Time Warner on the same terms and conditions as senior corporate executives of Time Warner upon retirement. This commitment is conditioned on Mr. Britt’s retiring pursuant to his employment agreement.

Death.  Under his employment agreement, if Mr. Britt dies, the employment agreement and all of the Company’s obligations to make any payments under the agreement terminate, except that Mr. Britt’s estate or designated beneficiary is entitled to receive: (i) Mr. Britt’s salary to the last day of the month in which his death occurs, (ii) any unpaid bonus for the year prior to his death (if not previously determined, then based on his average annual bonus) and (iii) bonus compensation, at the time bonuses are normally paid, based on his average annual bonus but prorated according to the number of whole or partial months Mr. Britt was employed by the Company in the calendar year. Mr. Britt’s special deferred compensation account will be distributed in a lump sum within 75 days following his death.

For Cause.  Under Mr. Britt’s employment agreement, if the Company terminates his employment for cause (as defined above), the Company will have no further obligations to Mr. Britt other than (i) to pay his base salary through the effective date of termination, (ii) to pay any bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid as of the date of such termination, and (iii) to satisfy any rights Mr. Britt has pursuant to any insurance or other benefit plans or arrangements. Mr. Britt’s special deferred compensation account will be valued as of the later of December 31, 2009 and 12 months after termination of employment, and distributed in a lump sum within 75 days of such valuation date.

See “— Pension Plans” for a description of Mr. Britt’s entitlements under the Company’s pension plans and Time Warner’s pension plans. See “— Nonqualified Deferred Compensation” for a description of Mr. Britt’s entitlements under nonqualified deferred compensation plans in which he participates.

Certain Restrictive Covenants.  Mr. Britt’s employment agreement provides that he is subject to restrictive covenants that obligate him, among other things: (1) not to disclose any of the Company’s confidential matters, (2) not to hire certain of the Company’s employees for one year following termination of employment for cause, without cause, or due to retirement at age 65; and (3) not to compete with the Company’s business during his employment and until the latest of December 31, 2009, the date Mr. Britt ceases to be considered an employee and 12 months after the effective date of any termination of the term of employment for cause, without cause, or due to retirement at age 65.

Equity Awards: Stock Options, Restricted Stock and Restricted Stock Units.  Unless a more favorable outcome is specified in Mr. Britt’s employment agreement, the terms of Mr. Britt’s equity award agreements govern his entitlements under those awards in the event of a termination of employment with or without cause, retirement or a change in control.

Termination without Cause/Material Breach.  In the event of a termination without cause, Mr. Britt’s Time Warner and TWC unvested stock options, restricted stock and restricted stock units would continue to vest during the post-termination period in accordance with their terms and any remaining unvested stock options, restricted stock and restricted stock units would vest (whether upon the effective date of the termination or at the end of their respective post-termination periods) as a result of the termination pursuant to the terms of his employment agreement. Under the terms of his employment agreement and equity award agreements, because he is over the age of 55 with 10 years of service with the Company or its affiliates, all of his unvested TWC and Time Warner stock options, restricted stock and restricted stock units would vest.

Retirement.  Under the agreements governing Time Warner and TWC stock options, restricted stock and restricted stock units held by Mr. Britt, because he is over the age of 55 with 10 years of service with the Company or its affiliates on December 31, 2007, all of his unvested TWC and Time Warner stock options, restricted stock and restricted stock units would vest upon his retirement.

Change in Control.  The agreements that govern Mr. Britt’s TWC and Time Warner stock options generally provide for accelerated vesting following a change in control of TWC or Time Warner (as defined in the award agreements), respectively, upon the earlier of (i) the first anniversary of the change in control, and (ii) the termination of his employment other than for cause (as defined in the option agreements) unless due to death or disability or by Mr. Britt for good reason (as defined in the option agreements). The terms of the agreements that govern Time Warner restricted stock and Time Warner and TWC restricted stock unit awards generally provide for accelerated vesting following a change in control of the respective company upon the earliest of (i) the first anniversary of the change in control, (ii) the original vesting date with respect to each portion of the award and (iii) the termination of the participant’s employment other than for cause (as defined in the restricted stock or restricted stock unit agreements) unless due to death or disability or by the participant for good reason (as defined in the restricted stock or restricted stock unit agreements). For purposes of the table below, it is assumed that with respect to Mr. Britt’s Time Warner equity awards, a change in control of TWC would result in a TWC Deconsolidation but would not result in a change in control of Time Warner. Under the TWC equity award agreements, however, not all of such changes in ownership of TWC would be considered a change in control of TWC. For a discussion of the treatment of equity awards in the event of TWC Deconsolidation under Mr. Britt’s employment agreement, see “— Change in Control” above.

Assuming the trigger event causing any of the payments and other benefits described above occurred on December 31, 2007, and based on the NYSE closing price per share on December 31, 2007 of TWC Class A common stock ($27.60) and Time Warner Common Stock ($16.51), the dollar value of additional payments and other benefits provided to Mr. Britt under his contract are estimated to be as follows:

					Group Benefit
	Base Salary	Annual Bonus	Pro Rata		Plans		Stock-Based
	Continuation	Continuation	Bonus	LTIP(1)	Continuation(2)		Awards(3)	Other(4)

Termination without Cause	$2,000,000	$10,587,500	$5,293,750	$1,460,000	$83,537		$4,443,537	$432,320
Change in Control	—	—	—	$973,333	—		$4,443,537	—
Retirement	—	—	$5,293,750	$1,460,000	$87,891	(5)	$4,443,537	—
Disability	$1,500,000	$7,940,625	$5,293,750	$1,460,000	$83,537		$4,443,537	$312,320
Death	—	—	$5,293,750	$1,460,000	—		$4,443,537	—

(1)	The amount shown reflects the amount payable for his 2006 LTIP grant (based on target value) under Mr. Britt’s employment agreement and the terms of the LTIP by reason of his termination or a change in control, as applicable (including treatment as a retirement under the LTIP, as applicable).

(2)	Includes $19,798 to cover the estimated cost of continued health, life and disability insurance for two years and $63,739, representing the present value of a health insurance subsidy under the Time Warner Inc. Retiree Medical Plan that Mr. Britt would receive thereafter based on current plan rates equal to $14,672 per year before he reaches the age of 65 and $4,118 per year thereafter.

(3)	Based on the excess of the closing sale price of TWC Class A common stock and Time Warner Common Stock on December 31, 2007 over the exercise price for each accelerated option, as applicable, and based on the closing sale price of TWC Class A common stock and Time Warner Common Stock on December 31, 2007 in the case of accelerated TWC and Time Warner restricted stock and restricted stock units. With respect to Time Warner equity awards, the change-in-control amount is based on the assumption that the change in control of the Company results in a TWC Deconsolidation. If there were a change in control of Time Warner that met the requirements of the Time Warner equity award agreements (but was not a change in control of TWC), the amount would be $1,132,669. See the Outstanding Equity Awards at December 31, 2007 Table for additional information as of December 31, 2007.

(4)	Includes a car allowance of $24,000 annually for two years, financial planning reimbursement of up to $100,000 annually for two years, payments over two years totaling $64,320 corresponding to two times the premium cost of $4,000,000 of life insurance coverage under the Company’s GUL insurance program, and, other than in the case of disability, office space and secretarial support each for one year after termination at a cost of $65,000 and $55,000, respectively.

(5)	Represents the present value of a health insurance subsidy from Time Warner under the Time Warner Inc. Retiree Medical Plan to which Mr. Britt is entitled upon retirement based on current plan rates of $14,672 per year before he reaches the age of 65 and $4,118 per year after turning 65 years old.

John K. Martin, Jr.

Effective January 1, 2008, Mr. Martin became the Executive Vice President and Chief Financial Officer of Time Warner and was no longer a TWC employee. In connection with Mr. Martin’s departure from the Company, he relinquished his TWC restricted stock units and stock options. The following discussion and table assume that Mr. Martin would have been entitled to the payments and benefits under his employment agreement with TWC and equity awards under the circumstances discussed below.

Termination without Cause/Company Material Breach.  Under his employment agreement, Mr. Martin would have been entitled to certain payments and benefits upon a “termination without cause,” including the Company’s termination of his employment under the employment agreement without “cause” or his termination of such employment due to the Company’s material breach. For this purpose, “cause” has the same meaning as in Mr. Britt’s employment agreement, which is described above. A material breach includes the Company’s failure to cause a successor to assume the Company’s obligations under the agreement; Mr. Martin not being employed as the Company’s Executive Vice President and Chief Financial Officer with authority, functions, duties and powers consistent with that position; Mr. Martin not reporting to the CEO; and Mr. Martin’s principal place of employment being anywhere other than the greater Stamford, Connecticut area or the New York metropolitan area.

In the event of a “termination without cause,” Mr. Martin would have been entitled to the following payments and benefits:

•	any earned but unpaid base salary;

•	a pro-rata portion of his “average annual bonus,” calculated and paid in the same manner as under Mr. Britt’s employment agreement;

•	until the later of August 8, 2008 (the term of his employment agreement) or 24 months after termination (and Mr. Martin would continue to be treated as an employee of the Company during this period), continued payment by the Company of Mr. Martin’s base salary (paid on the Company’s normal payroll payment dates in effect immediately prior to Mr. Martin’s termination), his average annual bonus, and the continuation of his benefits (except for additional pension plan accrual), but not including any additional stock-based awards, unless Mr. Martin died during such period, in which case these benefits would be replaced with the death benefits described below;

•	all stock options granted to Mr. Martin by Time Warner would continue to vest, and these vested stock options would remain exercisable (but not beyond the original term of the options) while Mr. Martin was treated as an employee of the Company; and

•	all stock options granted to Mr. Martin by Time Warner on or after January 10, 2000 (a) that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, would vest immediately on the date Mr. Martin ceased to be treated as an employee of the Company and (b) that were vested would remain exercisable for three years after Mr. Martin ceased to be treated as an employee of the Company (but not beyond the original term of the options).

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. Martin’s right to receive these payments and benefits upon a “termination without cause” was conditioned on his execution of a release of claims against the Company no later than 60 days after Mr. Martin’s separation of service from the Company. If Mr. Martin did not execute a release of claims, he would receive a severance payment determined in accordance with the Company’s policies relating to notice and severance.

Change in Control.  Under his employment agreement, Mr. Martin was entitled to certain payments and benefits in the event of a TWC Deconsolidation. Upon such a transaction, all Time Warner stock options granted to Mr. Martin on or after January 10, 2000 (a) that would have vested on or before December 31, 2009 would vest immediately and (b) that were vested would remain exercisable for three years following the date of the transaction (but not beyond the original term of the options). All other Time Warner restricted stock, restricted stock units or other awards would be treated pursuant to applicable plans as if Mr. Martin’s employment was terminated without cause on the date of closing of the transaction. If this section applied to any equity-based compensation awards, then the “termination without cause” treatment of such awards (described above) would not apply.

Disability.  Under his employment agreement, Mr. Martin was entitled to payments and benefits if he became disabled and had not resumed his duties after six consecutive months or an aggregate of six months in any 12-month period. In such event, the Company would pay him a pro-rata bonus for the year in which the disability occurs (which would be calculated based on his average annual bonus). In addition, through the later of the end of his contract term or 12 months following the date the disability occurred, Mr. Martin would continue to be treated as an employee of the Company, and the Company would pay Mr. Martin disability benefits equal to 75% of his annual base salary and average annual bonus, and he would continue to be eligible to participate in the Company’s benefit plans (other than equity-based plans) and to receive his other benefits (including financial services). The Company may generally deduct from these payments amounts equal to disability payments received by Mr. Martin during this payment period from Workers’ Compensation, Social Security and the Company’s disability insurance policies.

Death.  Under his employment agreement, if Mr. Martin died, the employment agreement and all of the Company’s obligations to make any payments under the agreement would terminate, except that Mr. Martin’s estate or designated beneficiary was entitled to receive: (a) Mr. Martin’s salary to the last day of the month in which his death occurred and (b) bonus compensation, at the time bonuses are normally paid, based on his average annual bonus but pro-rated according to the number of whole or partial months Mr. Martin was employed by the Company in the calendar year.

For Cause.  Under Mr. Martin’s employment agreement, if the Company terminated his employment for cause (as defined above), it would have no further obligations to Mr. Martin other than (a) to pay his base salary through the effective date of termination, (b) to pay any bonus for any year prior to the year in which such termination occurred that had been determined but not yet paid as of the date of such termination, and (c) to satisfy any rights Mr. Martin had pursuant to any insurance or other benefit plans or arrangements.

See “— Pension Plans” for a description of Mr. Martin’s entitlements under the Company’s pension plans and Time Warner’s pension plans. Mr. Martin was not retirement-eligible on December 31, 2007 for the purposes of any retirement plan or equity awards.

Certain Restrictive Covenants.  Mr. Martin’s employment agreement provided that he would be subject to restrictive covenants that obligated him, among other things: (1) not to disclose any of the Company’s confidential matters, (2) not to hire certain of the Company’s employees for one year following termination of employment for cause or without cause; and (3) not to compete with the Company’s business during his employment and until the latest of August 8, 2008, the date Mr. Martin ceases to be considered an employee and 12 months after the effective date of any termination of the term of employment for cause or without cause.

Equity Awards: Stock Options, Restricted Stock and Restricted Stock Units.  Unless a more favorable outcome is specified in Mr. Martin’s employment agreement, the terms of his equity award agreements govern his entitlements under those awards in the event of a termination of employment with or without cause, retirement or a change in control. In the event of a termination without cause or a TWC or Time Warner change in control, under the award agreements, Mr. Martin’s Time Warner and TWC unvested stock options, restricted stock and restricted stock units would have been treated in the same fashion as Mr. Britt’s, except that he is not eligible to retire. For a discussion of the treatment of his equity awards in the event of a TWC Deconsolidation under Mr. Martin’s employment agreement, see “— Change in Control” above.

Assuming the trigger event causing any of the payments and other benefits described above occurred on December 31, 2007, and based on the NYSE closing price per share on December 31, 2007 of TWC Class A common stock ($27.60) and Time Warner Common Stock ($16.51), the dollar value of additional payments and other benefits provided to Mr. Martin under his contract are estimated to be as follows:

					Group Benefit
	Base Salary	Annual Bonus	Pro Rata		Plans	Stock-Based
	Continuation	Continuation	Bonus	LTIP(1)	Continuation(2)	Awards(3)	Other(4)

Termination without Cause	$1,400,000	$1,993,369	$996,684	$578,000	$29,143	$753,452	$52,592
Change in Control	—	—	—	$385,333	—	$1,157,157	—
Disability	$525,000	$747,513	$996,684	$578,000	$14,051	$1,175,747	$26,296
Death	—	—	$996,684	$385,333	—	$1,175,747	—

(1)	The amount shown reflects the amount payable under the 2006 LTIP grant (based on target value) under Mr. Martin’s employment agreement and the terms of the LTIP by reason of his termination or a change in control, as applicable.

(2)	Includes the estimated cost of continued health, life and disability insurance.

(3)	Based on the excess of the closing sale price of TWC Class A common stock and Time Warner Common Stock on December 31, 2007 over the exercise price for each accelerated option, as applicable, and based on the closing sale price of TWC Class A common stock and Time Warner Common Stock on December 31, 2007 in the case of accelerated restricted stock units. With respect to Time Warner equity awards, the change-in-control amount is based on the assumption that the change in control of the Company results in a TWC Deconsolidation. If there were a change in control of Time Warner that met the requirements of the Time Warner equity award agreements (but was not a change in control of TWC), the amount would be $430,795. See the Outstanding Equity Awards at December 31, 2007 Table for additional information as of December 31, 2007.

(4)	Includes financial planning reimbursement of up to $25,000 annually for two years (one year in the event of a disability) and payments of $2,592 in the aggregate corresponding to two times the premium cost of $1,000,000 of life insurance coverage under the Company’s GUL insurance program.

Landel C. Hobbs

Termination without Cause/Company Material Breach.  Under his employment agreement in effect on December 31, 2007, Mr. Hobbs is entitled to certain payments and benefits upon a “termination without cause,” which includes the Company’s termination of his employment under the employment agreement without “cause” or his termination of such employment due to the Company’s material breach. For this purpose, “cause” has the same meaning as in Mr. Britt’s employment agreement, which is described above. A material breach includes the Company’s failure to cause a successor to assume the Company’s obligations under the agreement; Mr. Hobbs not being employed as the Company’s COO with authority, functions, duties and powers consistent with that position; Mr. Hobbs not reporting to the CEO; and Mr. Hobbs’ principal place of employment being anywhere other than Stamford, Connecticut or New York, New York. This discussion does not give effect to the amendment to Mr. Hobbs’ employment agreement (effective February 1, 2008) that extended its term to January 31, 2011 or the amendment (effective August 5, 2008) that affects the treatment of his TWC equity awards when he ceases to be treated as an employee in the event of a termination without cause.

In the event of a “termination without cause,” Mr. Hobbs is entitled to the following payments and benefits:

•	any earned but unpaid base salary;

•	a pro-rata portion of his “average annual bonus,” calculated and paid in the same manner as under Mr. Britt’s employment agreement; and

•	until the later of July 31, 2008 (the term of his employment agreement) or 24 months after termination (and Mr. Hobbs will continue to be treated as an employee of the Company during this period), continued payment by the Company of Mr. Hobbs’ base salary (paid on the Company’s normal payroll payment dates in effect immediately prior to Mr. Hobbs’ termination), his average annual bonus, and the continuation of his benefits (except for additional pension plan accrual), but not including any additional stock-based awards, unless Mr. Hobbs dies during such period, in which case these benefits will be replaced with the death benefits described below.

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. Hobbs’ right to receive these payments and benefits upon a “termination without cause” is conditioned on his execution of a release of claims against the Company no later than 60 days after Mr. Hobbs’ separation of service from the Company. If Mr. Hobbs does not execute a release of claims, he will receive a severance payment determined in accordance with the Company’s policies relating to notice and severance. Mr. Hobbs is required to engage in any mitigation necessary to preserve the Company’s tax deduction in respect of the payments described above and avoid applicability of the “golden parachute” excise taxes and related lost corporate tax deduction.

Disability, Death and Termination for Cause.  The Company’s obligations to Mr. Hobbs in the event of his disability, death or termination by the Company for cause (as defined above) are the same as the Company’s obligations to Mr. Martin, which are described above.

See “— Pension Plans” for a description of Mr. Hobbs’ entitlements under the Company’s pension plans and Time Warner’s pension plans. See “— Nonqualified Deferred Compensation” for a description of Mr. Hobbs’ entitlements under nonqualified deferred compensation plans in which he participates. Mr. Hobbs was not retirement-eligible on December 31, 2007 for the purposes of any retirement plan or equity awards.

Certain Restrictive Covenants.  Mr. Hobbs’ employment agreement provides that he is subject to restrictive covenants that obligate him, among other things: (a) not to disclose any of the Company’s confidential matters, (b) not to hire certain of the Company’s employees for one year following termination of employment for cause or without cause; and (c) not to compete with the Company’s business during his employment and until the latest of July 31, 2008, the date Mr. Hobbs ceases to be considered an employee and 12 months after the effective date of any termination of the term of employment for cause or without cause.

Equity Awards: Stock Options, Restricted Stock and Restricted Stock Units.  Unless a more favorable outcome is specified in Mr. Hobbs’ employment agreement, the terms of his equity award agreements govern his entitlements under those awards in the event of a termination of employment with or without cause, retirement or a change in control. In the event of a termination without cause or a TWC or Time Warner change in control, under the award agreements, Mr. Hobbs’ Time Warner and TWC unvested stock options, restricted stock and restricted stock units would be treated in the same fashion as Mr. Britt’s, except that he is not eligible to retire. Mr. Hobbs’ employment agreement does not contain special provisions related to the treatment of his equity awards in the event of a change in control.

Assuming the trigger event causing any of the payments and other benefits described above occurred on December 31, 2007, and based on the NYSE closing price per share on December 31, 2007 of TWC Class A common stock ($27.60) and Time Warner Common Stock ($16.51), the dollar value of additional payments and other benefits provided to Mr. Hobbs under his contract are estimated to be as follows:

					Group Benefit
	Base Salary	Annual Bonus	Pro Rata		Plans	Stock-Based
	Continuation	Continuation	Bonus	LTIP(1)	Continuation(2)	Awards(3)	Other(4)

Termination without Cause	$1,700,000	$3,516,611	$1,758,306	$969,000	$29,143	$1,285,335	$84,464
Change in Control	—	—	—	$646,000	—	$1,589,823	—
Disability	$637,500	$1,318,729	$1,758,306	$969,000	$14,051	$2,049,149	$42,232
Death	—	—	$1,758,306	$646,000	—	$2,049,149	—

(1)	The amount shown reflects the amount payable under 2006 LTIP grants (based on target value) under Mr. Hobbs’ employment agreement and the terms of the LTIP by reason of his termination or a change in control, as applicable.

(2)	Includes the estimated cost of continued health, life and disability insurance.

(3)	Based on the excess of the closing sale price of TWC Class A common stock and Time Warner Common Stock on December 31, 2007 over the exercise price for each accelerated option, as applicable, and based on the closing sale price of TWC Class A common stock and Time Warner Common Stock on December 31, 2007 in the case of accelerated restricted stock units. With respect to Time Warner equity awards, the change-in-control amount is based on the assumption that the change in control of the Company results in a TWC Deconsolidation. If there were a change in control of Time Warner that met the requirements of the Time Warner equity award agreements (but was not a change in control of TWC), the amount would be $697,217. See the Outstanding Equity Awards at December 31, 2007 table for additional information as of December 31, 2007.

(4)	Includes financial planning reimbursement of up to $40,000 annually and payments of $2,232 annually, corresponding to two times the premium cost of $1,500,000 of life insurance coverage under the Company’s GUL insurance program.

Robert D. Marcus

Termination without Cause/Company Material Breach.  Under his employment agreement, Mr. Marcus is entitled to certain payments and benefits upon a “termination without cause,” which includes the Company’s termination of his employment under the employment agreement without “cause” or his termination of such employment due to the Company’s material breach. For this purpose, “cause” has the same meaning as in Mr. Britt’s employment agreement, which is described above. A material breach includes the Company’s failure to cause a successor to assume the Company’s obligations under the agreement; Mr. Marcus not being employed as the Company’s Senior Executive Vice President with authority, functions, duties and powers consistent with that position; Mr. Marcus not reporting to the CEO; and Mr. Marcus’ principal place of employment being anywhere other than the greater Stamford, Connecticut area or other location of the Company’s principal corporate offices in the New York metropolitan area.

In the event of a “termination without cause,” Mr. Marcus is entitled to the following payments and benefits:

•	any earned but unpaid base salary;

•	a pro-rata portion of his “average annual bonus,” calculated and paid in the same manner as under Mr. Britt’s employment agreement;

•	until the later of August 15, 2008 (the term of his employment agreement) or 24 months after termination (and Mr. Marcus will continue to be treated as an employee of the Company during this period), continued payment by the Company of Mr. Marcus’ base salary (paid on the Company’s normal payroll payment dates in effect immediately prior to Mr. Marcus’ termination), his average annual bonus, and the continuation of his benefits (except for additional pension plan accrual), including financial services benefits but not including any additional stock-based awards, unless Mr. Marcus dies during such period, in which case these benefits will be replaced with the death benefits described below; and

•	unless Mr. Marcus otherwise qualifies for retirement under the applicable stock option, restricted stock, restricted stock unit or other equity-based award agreement, (a) all stock options granted to Mr. Marcus by Time Warner or the Company on or after January 10, 2000 that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately on the date Mr. Marcus ceases to be considered an employee of the Company and will remain exercisable for three years after Mr. Marcus ceases to be considered an employee of the Company (but not beyond the original term of the options), (b) any unvested awards of Time Warner or the Company’s restricted stock, restricted stock units or other equity-based award that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately and (c) any grants of long-term cash compensation which would vest as of the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately and be paid on the dates on which such long-term cash compensation is ordinarily scheduled to be paid (with the awards in (b) and (c) above being deemed for this purpose to vest pro rata over the applicable vesting period).

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. Marcus’ right to receive these payments and benefits upon a “termination without cause” is conditioned on his execution of a release of claims against the Company no later than 60 days after Mr. Marcus’ separation of service from the Company. If Mr. Marcus does not execute a release of claims, he will receive a severance payment determined in accordance with the Company’s policies relating to notice and severance. The payments may also be delayed to the extent the Company deems it necessary for compliance with section 409A of the Internal Revenue Code, governing nonqualified deferred compensation.

Change in Control.  Under his employment agreement, Mr. Marcus is entitled to certain payments and benefits in the event of a TWC Deconsolidation. Upon such a transaction, unless Mr. Marcus otherwise qualifies for retirement under the applicable stock option, restricted stock, restricted stock unit or other equity-based award agreement, (a) all stock options granted to Mr. Marcus by Time Warner or the Company on or after January 10, 2000 that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately on the date the transaction closes and will remain exercisable for three years (but not beyond the original term of the options), (b) any unvested awards of Time Warner or the Company’s restricted stock, restricted stock units or other equity-based award that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately on the date the transaction closes and (c) any grants of long-term cash compensation which would vest as of the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately on the date the transaction closes and be paid on the dates on which such long-term cash compensation is ordinarily scheduled to be paid (with the awards in (b) and (c) above being deemed for this purpose to vest pro rata over the applicable vesting period).

Disability, Death and Termination for Cause.  The Company’s obligations to Mr. Marcus in the event of his disability, death or termination by the Company for cause (as defined above) are the same as the Company’s obligations to Mr. Martin, which are described above, except that in the event of disability, Mr. Marcus will continue to be considered an employee of the Company through the later of the end of his contract term or 24 months following the date the disability occurs.

See “— Pension Plans” for a description of Mr. Marcus’ entitlements under the Company’s pension plans and Time Warner’s pension plans. See “— Nonqualified Deferred Compensation” for a description of Mr. Marcus’ entitlements under nonqualified deferred compensation plans in which he participates. Mr. Marcus was not retirement-eligible on December 31, 2007 for the purposes of any retirement plan or equity awards.

Certain Restrictive Covenants.  Mr. Marcus’ employment agreement provides that he is subject to restrictive covenants that obligate him, among other things: (a) not to disclose any of the Company’s confidential matters, (b) not to solicit certain of the Company’s employees for one year following termination of employment for cause or without cause; and (c) not to compete with the Company’s business during his employment and until the latest of August 15, 2008, the date Mr. Marcus ceases to be considered an employee and 12 months after the effective date of any termination of the term of employment for cause or without cause.

Equity Awards: Stock Options, Restricted Stock and Restricted Stock Units.  Unless a more favorable outcome is specified in Mr. Marcus’ employment agreement, the terms of his equity award agreements govern his entitlements under those awards in the event of a termination of employment with or without cause, retirement or a change in control. In the event of a termination without cause or a TWC or Time Warner change in control, under the award agreements, Mr. Marcus’ Time Warner and TWC unvested stock options, restricted stock and restricted stock units would be treated in the same fashion as Mr. Britt’s, except that he is not eligible to retire. For a discussion of the treatment of his equity awards in the event of a TWC Deconsolidation under Mr. Marcus’ employment agreement, see “— Change in Control” above.

Assuming the trigger event causing any of the payments and other benefits described above occurred on December 31, 2007, and based on the NYSE closing price per share on December 31, 2007 of TWC Class A common stock ($27.60) and Time Warner Common Stock ($16.51), the dollar value of additional payments and other benefits provided to Mr. Marcus under his contract are estimated to be as follows:

					Group Benefit
	Base Salary	Annual Bonus	Pro Rata		Plans	Stock-Based
	Continuation	Continuation	Bonus	LTIP(1)	Continuation(2)	Awards(3)	Other(4)

Termination without Cause	$1,400,000	$2,123,169	$1,061,585	$578,000	$29,143	$783,714	$55,184
Change in Control	—	—	—	$578,000	—	$1,187,420	—
Disability	$1,050,000	$1,592,377	$1,061,585	$578,000	$29,143	$1,206,010	$55,184
Death	—	—	$1,061,585	$385,333	—	$1,206,010	—

(1)	The amount shown reflects the amount payable under 2006 LTIP grant (based on target value) under Mr. Marcus’ employment agreement and the terms of the LTIP by reason of his termination or a change in control, as applicable.

(2)	Includes the estimated cost of continued health, life and disability insurance.

(3)	Based on the excess of the closing sale price of TWC Class A common stock and Time Warner Common Stock on December 31, 2007 over the exercise price for each accelerated option, as applicable, and based on the closing sale price of Time Warner Common Stock on December 31, 2007 in the case of accelerated restricted stock units. With respect to Time Warner equity awards, the change-in-control amount is based on the assumption that the change in control of the Company results in a TWC Deconsolidation. If there were a change in control of Time Warner that met the requirements of the Time Warner equity award agreements (but was not a change in control of TWC), the amount would be $461,058. See the Outstanding Equity Awards at December 31, 2007 Table for additional information as of December 31, 2007.

(4)	Includes financial planning reimbursement of up to $25,000 annually and an annual payment of $2,592 for two years corresponding to two times the premium cost of $2,000,000 of life insurance coverage under the Company’s GUL insurance program.

As discussed above, effective on August 5, 2008, the Company entered into a letter agreement with Mr. Marcus that clarifies that certain provisions of his current employment agreement with the Company relating to his TWC and Time Warner equity awards. The calculation in the above table for Mr. Marcus’ “Stock-Based Awards” upon a Change in Control does not reflect this clarification.

Carl U.J. Rossetti

Termination without Cause (other than Change in Control).  Under his employment agreement, Mr. Rossetti is entitled to certain payments and benefits upon the termination of employment under his employment agreement without “cause,” other than within three years following a change of control of the Company, as defined in his employment agreement. For this purpose, “cause” generally means the commission of acts resulting in material financial loss or substantial embarrassment to the Company, or the conviction of a felony. Upon such a termination, Mr. Rossetti is entitled to be placed on a leave of absence as an inactive employee for up to three years during which he will continue to receive his annual base salary and annual bonuses equal to the greater of the average of (a) his two most recent annual bonuses and (b) his then applicable annual target bonus. While on leave, he will continue to receive employee benefits (other than stock-based awards and additional pension plan accrual).

Mr. Rossetti will also be entitled to use office space, secretarial services and other office facilities for up to one year following his termination of employment and reimbursement for financial and tax counseling services.

Termination following a Change in Control of Time Warner.  If, within three years following a “change in control” of Time Warner, the Company (a) changes specified terms of Mr. Rossetti’s employment, including the Company’s failure to cause a successor to assume the Company’s obligations under the agreement; a material reduction in Mr. Rossetti’s responsibilities; Mr. Rossetti not reporting to the CEO; a reduction in Mr. Rossetti’s aggregate cash compensation of more than 10% below his highest aggregate cash compensation paid in any preceding calendar year or a reduction in Mr. Rossetti’s aggregate benefits under the benefits plans and incentive plans in any calendar year by more than 10% of the highest value granted; Mr. Rossetti’s place of employment being more than 50 miles from Stamford, Connecticut or New York, New York, (b) materially breaches Mr. Rossetti’s employment agreement, or (c) terminates Mr. Rossetti’s employment without cause, then Mr. Rossetti will have the right to receive:

•	a lump-sum payment of three times his annual base salary plus the greater of the average of (a) his two most recent annual bonuses received immediately prior to termination or prior to the change in control, whichever is greater, or (b) his then applicable annual target bonus, or his annual target bonus immediately prior to the change in control, whichever is greater;

•	a lump-sum payment in an amount equal to the projected additional pension benefit he would have accrued (plus the projected additional employer matching contributions that would have been made to his account under the TWC Savings Plan) had he remained employed during the three years following his termination, assuming for such purpose he was fully vested, his compensation for such three years was the amount of the lump-sum payment in the preceding bullet, and taking into account any applicable early retirement subsidies and his actual age at the end of the three-year period;

•	free medical (including hospitalization) and dental coverage, substantially identical to what he was entitled to at the time of his termination, for three years following his termination;

•	use of office space, secretarial services and other office facilities for up to one year following his termination of employment; and

•	reimbursement of fees and expenses up to $10,000 for financial and tax counseling services.

Retirement Option.  Under Mr. Rossetti’s employment agreement, because Mr. Rossetti is over 55 years of age and has worked for the Company at the senior executive level for more than five years, he may elect a retirement option. The retirement option would require Mr. Rossetti to remain actively employed by the Company for a transition period of six months to one year following this election (as negotiated by the parties). During this transition period, Mr. Rossetti will remain actively employed and will continue to receive his current annual salary and bonus. Following the transition period, Mr. Rossetti would become an advisor to the Company for three years during which he will be paid his annual base salary and he will also receive his full bonus for the first year, a 50% bonus for the second year and no bonus for the third year. As an advisor, he will not be required to devote more than five days per month to such services. Mr. Rossetti would continue vesting in any outstanding stock options and long-term cash incentives during this period, continue participation in benefit plans (except for additional pension plan accrual) and group insurance plans, and receive reimbursement for financial and estate planning expenses and $10,000 for office space expenses. As of the date of this Information Statement, Mr. Rossetti has not exercised the retirement option under his employment agreement.

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. Rossetti’s right to receive these payments and benefits upon a termination without cause, a termination due to a material breach or under the retirement option, is conditioned on his execution of a release of claims against the Company no later than 60 days after Mr. Rossetti’s separation of service from the Company. If Mr. Rossetti does not execute a release of claims, he will receive a severance payment determined in accordance with the Company’s policies relating to notice and severance. Mr. Rossetti is required to engage in any mitigation necessary to preserve the Company’s tax deduction in respect of the payments described above and avoid applicability of the “golden parachute” excise taxes and related lost corporate tax deduction.

Disability.  Under his employment agreement, if Mr. Rossetti becomes disabled and cannot perform his duties for 26 consecutive weeks, his employment may be terminated, and he will receive, in addition to earned and unpaid base salary through termination, an amount equal to three times his annual base salary and then applicable annual target bonus amount.

Death.  If Mr. Rossetti dies prior to the termination of his employment agreement, his estate or beneficiaries will receive Company life insurance payments equal to three times his (a) base salary and (b) the greater of the average of his two most recent annual bonuses or his then applicable target annual bonus amount.

For Cause.  Under Mr. Rossetti’s employment agreement, if the Company terminates his employment with cause, it will have no further obligations to Mr. Rossetti other than (a) to pay his base salary through the effective date of termination and (b) to satisfy any rights Mr. Rossetti has pursuant to any insurance or other benefit plans or arrangements.

See “— Pension Plans” for a description of Mr. Rossetti’s entitlements under the Company’s pension plans.

Certain Restrictive Covenants.  Mr. Rossetti’s employment agreement provides that he is subject to restrictive covenants that obligate him, among other things: (1) not to disclose any of the Company’s confidential matters, (2) not to solicit certain of the Company’s employees for one year following termination of employment; and (3) not to compete with the Company’s business during his employment and for one year following termination of employment.

Equity Awards: Stock Options, Restricted Stock and Restricted Stock Units.  Unless a more favorable outcome is specified in Mr. Rossetti’s employment agreement, the terms of his equity award agreements govern his entitlements under those awards in the event of a termination of employment with or without cause, retirement or a change in control. In the event of a termination without cause or a TWC or Time Warner change in control, under the award agreements, Mr. Rossetti’s Time Warner and TWC unvested stock options, restricted stock and restricted stock units would be treated in the same fashion as Mr. Britt’s because he meets the age and service requirements for retirement under the terms of his awards.

Assuming the trigger event causing any of the payments and other benefits described above occurred on December 31, 2007, and based on the NYSE closing price per share on December 31, 2007 of TWC Class A common stock ($27.60) and Time Warner Common Stock ($16.51), the dollar value of additional payments and other benefits provided to Mr. Rossetti under his contract are estimated to be as follows:

					Group Benefit
	Base Salary	Annual Bonus	Pro Rata		Plans	Stock-Based
	Continuation	Continuation	Bonus	LTIP(1)	Continuation(2)	Awards(3)	Other(4)

Termination without Cause(5)	$1,440,000	$1,599,009	$480,000	$299,200	$78,173	$529,762	$100,336
Change in Control	—	—	—	$199,467	—	$529,762	—
Retirement	$1,920,000	$1,279,505	$480,000	$299,200	$106,543	$529,762	$69,782
Disability	$1,440,000	$1,440,000	$480,000	$299,200	—	$529,762	—
Death	—	—	$480,000	$299,200	—	$529,762	—

(1)	The amount shown reflects the amount payable under the 2006 LTIP grant (based on target value) under Mr. Rossetti’s employment agreement and the terms of the LTIP by reason of his termination or a change in control, as applicable.

(2)	Includes the estimated cost of continued health, life and disability insurance.

(3)	Based on the excess of the closing sale price of TWC Class A common stock and Time Warner Common Stock on December 31, 2007 over the exercise price for each accelerated option, as applicable, and based on the closing sale price of TWC Class A common stock and Time Warner Common Stock on December 31, 2007 in the case of accelerated restricted stock and restricted stock units. With respect to Time Warner equity awards, the change-in-control amount is based on the assumption that the change in control of the Company results in a TWC Deconsolidation. If there were a change in control of Time Warner that met the requirements of the Time Warner equity award agreements (but was not a change in control of TWC), the amount would be $115,900. See the Outstanding Equity Awards at December 31, 2007 Table for additional information as of December 31, 2007.

(4)	In the event of termination without cause, the amount reflects financial planning reimbursement of up to $3,000 and supplemental life insurance coverage at an annual cost of $11,945 each for three years and office space and secretarial support each for one year after termination at a cost of $20,000 and $35,500, respectively. In the event of retirement, the amount reflects financial planning reimbursement of up to $3,000 and supplemental life insurance coverage each for four years and a payment of $10,000 for office space.

(5)	In the event that Mr. Rossetti’s employment were terminated following a change in control of Time Warner, Mr. Rossetti would be entitled to a lump-sum payment equal to the amounts shown under “termination without cause” except that he would be entitled to (a) an annual bonus continuation amount of $1,508,267, (b) a group benefits payment of $87,754 and (c) a payment of $512,631 representing his potential accrued pension benefit, TWC Savings Plan matching contribution and supplemental life insurance coverage had there been no change in control and payments for financial planning services, secretarial support and office space.

Director Compensation

The table below sets out the compensation for 2007 that was paid to or earned by the Company’s directors who were not active employees of the Company or of Time Warner or its affiliates (“non-employee directors”). Directors who are active employees of Time Warner or its subsidiaries, including the Company, are not separately compensated for their Board activities.

The Company compensates non-employee directors with a combination of equity and cash that it believes is comparable to and consistent with approximately the median compensation provided to independent directors of similarly sized public entities. During 2007, each non-employee director received a total annual director compensation package consisting of (i) a cash retainer of $85,000 and (ii) an annual equity award of full value stock units, in the form of restricted stock units, valued at $95,000 representing the Company’s unsecured obligation to deliver the designated number of shares of TWC Class A common stock, generally after the Director ceases his or her service as a director for any reason other than cause. The directors are entitled to receive dividend equivalents on the restricted stock units, if any are paid. In 2007, each non-employee director received 2,565 restricted stock units under the 2006 equity plan.

An additional annual cash retainer of $20,000 is paid to the chair of the Audit Committee and $10,000 to each other member of the Audit Committee. In addition, the directors who served on the Special Committee during 2007 received a cash payment of $25,000 and the chair received $37,500 for such services. No additional compensation is paid for attendance at meetings of the Board or a Board committee.

Non-employee directors are reimbursed for out-of-pocket expenses (including the costs of travel, food and lodging) incurred in connection with attending Board, committee and stockholder meetings. Travel to such meetings may include the use of aircraft owned by the Company jointly with Time Warner and its other subsidiaries, if available and appropriate under the circumstances. Directors are also reimbursed for reasonable expenses associated with other Company-related business activities, including participation in director education programs.

As it does for its employees, the Company may provide its cable, high-speed data and/or telephone service to directors who live in its service area at no cost to the director. The Company believes that providing this service serves a business purpose by expanding the directors’ knowledge of the Company’s business, products and services. The Company may also invite directors and their spouses to attend Company-related events. The Company generally provides for, or reimburses expenses of, the spouses’ travel, food and lodging for attendance at these events to which directors’ spouses and guests have been invited, which may result in a non-employee director recognizing income for tax purposes under applicable regulations. The Company reimburses the non-employee director for the estimated taxes incurred in connection with any income recognized by the director as a result of the non-employee director’s or spouse’s attendance at such events. In the year ended December 31, 2007, the aggregate incremental cost to the Company of these items was less than $10,000 per director.

In general, for non-employee directors who join the Board less than six months prior to the Company’s next annual meeting of stockholders, the Company’s policy is to increase the stock unit grant on a pro-rated basis and to provide a pro-rated cash retainer consistent with the compensation package described above, subject to limitations that may exist under the applicable equity plan.

Non-employee directors are given the opportunity to defer for future distribution payment of their cash retainer. Deferred payments of director fees are recorded as deferred units of TWC Class A common stock. Distributions of the account upon the selected deferral date will be made in shares of TWC Class A common stock.

DIRECTOR COMPENSATION FOR 2007

					Change in
					Pension Value
					and Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash(1)	Awards(2)	Awards	Compensation	Earnings	Compensation	Total

Carole Black	$110,000	$95,033	—	—	—	—	$205,033
Thomas H. Castro	$110,000	$95,033	—	—	—	—	$205,033
David C. Chang	$120,000	$95,033	—	—	—	—	$215,033
James E. Copeland, Jr.	$142,500	$95,033	—	—	—	—	$237,533
Peter R. Haje	$85,000	$95,033	—	—	—	—	$180,033
Don Logan	$85,000	$95,033	—	—	—	—	$180,033
Michael Lynne(3)	—	—	—	—	—	—	—
N.J. Nicholas, Jr.	$120,000	$95,033	—	—	—	—	$215,033
Wayne H. Pace	—	—	—	—	—	—	—

(1)	Amounts earned by each non-employee director in 2007 represent (a) an annual cash retainer of $85,000; (b) an annual additional payment of $10,000 for each member of the Audit Committee (Messrs. Chang and Nicholas), with $20,000 to its chair (Mr. Copeland); and (c) a cash payment of $25,000 for each director who served on the Special Committee (Ms. Black and Messrs. Castro, Chang and Nicholas) with $37,500 for its chair (Mr. Copeland).

(2)	The amounts set forth in the Stock Awards column represent the value of the award to each non-employee director of restricted stock units with respect to 2,565 shares of TWC Class A common stock recognized for financial statement reporting purposes for 2007, as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. The amounts were calculated based on the grant date fair value per share of $37.05, which was the closing sale price of TWC Class A common stock on the date of grant. On December 31, 2007, each non-employee director held 2,565 restricted stock units.

(3)	Mr. Lynne served as a director during 2007 and resigned effective March 18, 2008.

For 2008, the value of the annual equity-based portion of the compensation paid to non-employee directors was increased to $115,000. In addition, an annual cash retainer of $5,000 will be paid to each member of the Compensation and Nominating and Governance Committees, with $10,000 to the chairs. The annual cash retainer paid to the members and chair of the Audit Committee remains unchanged.

ADDITIONAL INFORMATION

In connection with an administrative order dated March 21, 2005, Mr. Pace reached a settlement with the SEC pursuant to which he agreed, without admitting or denying the SEC’s allegations, to the entry of an administrative order that he cease and desist from causing violations or future violations of certain reporting provisions of the securities laws; however, he is not subject to any suspension, bar or penalty. The spouse of Ms. Black’s half sister was employed by the Company’s North Carolina division during 2007 and 2008. In connection with his employment, he received compensation in excess of $120,000 in 2007.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Lynne and Nicholas were members of the Compensation Committee during 2007. Mr. Logan, Chairman of the Board, a Class B director and a member of the Compensation Committee, served as Chairman of Time Warner’s Media and Communications Group from July 31, 2002 until December 31, 2005 and is currently a non-active employee of Time Warner. Mr. Haje, a Class B director and a member of the Compensation Committee, served as Executive Vice President and General Counsel of TWE from June 1992 until 1999.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

The 2006 equity plan amendment has been approved by the Board and the Compensation Committee. Each of the Company’s directors and officers is a potential recipient of grants under the 2006 equity plan, at the discretion of the 2006 equity plan committee in its administration of the 2006 equity plan. Although the Company cannot currently determine the number of shares of TWC Common Stock subject to awards that may be granted to the Company’s directors and officers, each of them can be viewed as having a potential interest in the approval of the 2006 equity plan amendment in so far as they are eligible to be recipients of future stock-based awards under the plan.

In addition, as holders of TWC Class A common stock (as more fully described under “Security Ownership”) and equity awards granted under the 2006 equity plan, each of the Company’s directors and officers will participate in the Recapitalization and the Special Dividend and may hold equity awards granted under the 2006 equity plan that will be adjusted in connection with the Separation Transactions as more fully described under “2006 Equity Plan Amendment.” Accordingly, each of them can be viewed as having a potential interest in the approval of the Second Amended and Restated Certificate of Incorporation and the 2006 equity plan amendment.

APPRAISAL RIGHTS

TWC’s stockholders are not entitled under the DGCL, the Company’s current certificate of incorporation or its by-laws to appraisal rights in connection with the issuance of shares of TWC Class A common stock in the TW NY Exchange, the adoption of the Second Amended and Restated Certificate of Incorporation or the adoption of the 2006 equity plan amendment.

STOCKHOLDERS SHARING AN ADDRESS

In accordance with notices to many stockholders who hold their shares through a bank, broker or other holder of record (a “street-name stockholder”) and share a single address, only one information statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this Information Statement may request a copy by contacting the bank, broker or other holder of record, or the Company by telephone at: 1-877-4-INFO-TWC, by e-mail to: ir@twcable.com or by mail to: Time Warner Cable Inc., One Time Warner Center, North Tower, New York, NY 10019, Attention: Investor Relations.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain such SEC filings from the SEC’s website at http://www.sec.gov. You can also read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. You can also obtain information about the Company at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

The SEC allows the Company to “incorporate by reference” information the Company has filed with it, which means that the Company can disclose important information to you by referring you to those documents. The information the Company incorporates by reference is an important part of this Information Statement, and later information that the Company files with the SEC will automatically update and supersede this information. The following documents have been filed by the Company with the SEC and are incorporated by reference into this Information Statement:

•	Annual Report on Form 10-K for the year ended December 31, 2007 (filed February 22, 2008), including portions of the proxy statement for the 2008 annual meeting of stockholders (filed April 15, 2008) to the extent specifically incorporated by reference therein (collectively, the “2007 Form 10-K”);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 (filed April 30, 2008), June 30, 2008 (filed August 6, 2008) and September 30, 2008 (filed November 5, 2008); and

•	Current Reports on Form 8-K filed on February 8, 2008, March 19, 2008, April 10, 2008, May 27, 2008, June 16, 2008 (only with respect to the information disclosed under Item 5.02 therein), June 19, 2008, July 1, 2008, November 18, 2008 and November 19, 2008.

You may request a copy of these filings, other than an exhibit to these filings unless the Company has specifically included or incorporated that exhibit by reference into the filing, from the SEC as described under “Where You Can Find More Information” or, at no cost, by writing or telephoning Time Warner Cable at the following address:

Time Warner Cable Inc.
Attn: Investor Relations
One Time Warner Center
North Tower
New York, NY 10019-6038
Telephone: 1-877-4-INFO-TWC

You should rely only on the information contained or incorporated by reference in this Information Statement.

By Order of the Board of Directors

Marc Lawrence-Apfelbaum
Executive Vice President, General Counsel
and Secretary

          , 2008

Appendix A

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

TIME WARNER CABLE INC.

TIME WARNER CABLE INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL” ), as follows:

A. The Corporation’s Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware on March 21, 2003 under the name New MOTH Holdings, Inc., a Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 31, 2003 under the name MOTH Holdings, Inc., and an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 27, 2006 (the “First Amended and Restated Certificate of Incorporation”).

B. The amendments to the First Amended and Restated Certificate of Incorporation herein certified have been duly adopted in accordance with Sections 242 and 245 of the DGCL and by the written consent of stockholders in accordance with Section 228 of the DGCL.

C. This Second Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) amends and restates the First Amended and Restated Certificate of Incorporation as authorized by the Corporation’s Board of Directors (the “Board of Directors”) in accordance with the requirements of the DGCL.

D. The text of the First Amended and Restated Certificate of Incorporation is hereby amended and restated to read as herein set forth in full:

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is Time Warner Cable Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Section 1.  Authorized Capital.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 26,000,000,000 shares, consisting of (1) 1,000,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), and (2) 25,000,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”).

Section 2.  Certain Defined Terms.  For purposes of this Amended and Restated Certificate of Incorporation:

“Adelphia Agreement” shall mean the Asset Purchase Agreement, dated as of April 20, 2005, between Adelphia Communications Corporation, a Delaware corporation, and Time Warner NY Cable LLC, a Delaware limited liability company and a Subsidiary of the Corporation, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Affiliate” shall mean, with respect to any specified Person, any other Person who or which, directly or indirectly controls, is controlled by or is under common control with such specified Person.

“Initial Offering Date” shall mean the earlier of (i) the date upon which shares of the Common Stock shall have been sold in an initial public offering (whether a primary or secondary offering) of the Corporation pursuant to an effective registration statement filed by the Corporation and (ii) the date upon which shares of the Common Stock shall have been issued pursuant to the Adelphia Agreement. The Initial Offering Date occurred on July 31, 2006.

“Person” shall mean any individual, corporation, limited liability company, partnership, firm, group (as such term is used under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), joint venture, association, trust, unincorporated organization, estate, trust or other entity.

“Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated, of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other body performing similar functions are at any time directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.

“TWX” shall mean Time Warner Inc. and all Affiliates thereof (other than the Corporation and its Subsidiaries).

“Voting Stock” shall mean, for all purposes under this Amended and Restated Certificate of Incorporation, the Common Stock and any other securities of the Corporation entitled to vote on all matters on which the Common Stock is generally entitled to vote.

“Whole Board” shall mean the total number of authorized directors, including any vacancies or newly created directorships, excluding any Preferred Stock Directors (as hereinafter defined).

Section 3.  Preferred Stock.  The Board of Directors is hereby expressly authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Section 4.  Priority of Preferred Stock.  The Common Stock is subject to all the powers, rights, privileges, preferences and priorities of any series of Preferred Stock as shall be stated and expressed herein or as shall be stated and expressed in any Certificates of Designations filed with respect to any series of Preferred Stock pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of Section 3 of this Article IV.

Section 5.  Common Stock.

(a) Voting Rights.

(i) Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with Section 3 of this Article IV), each holder of Common Stock, as such, shall be entitled to one (1) vote for each share of Common Stock held of record by such holder with respect to all matters on which holders of Common Stock are entitled to vote.

(ii) The holders of Common Stock shall be entitled to vote on all matters on which stockholders are generally entitled to vote, except as otherwise required by the DGCL or as provided by or pursuant to this Amended and Restated Certificate of Incorporation (including, without limitation, as provided in Article V of this Amended and Restated Certificate of Incorporation).

(b) Dividends.  Subject to the DGCL and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

(c) Liquidation Rights.  Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Section 6.  Reclassification.  Upon the effectiveness of this Amended and Restated Certificate of Incorporation (the “Reclassification Date”), each share of (a) Class A Common Stock of the Corporation, par value $0.01 per share (the “Class A Common Stock”) and (b) Class B Common Stock of the Corporation, par value $0.01 per share (the “Class B Common Stock”) issued and outstanding immediately prior to the Reclassification Date, shall automatically and without any action on the part of the holder thereof be reclassified as and changed into one share of Common Stock. Certificates that previously represented shares of Class A Common Stock or Class B Common Stock shall from and after the Reclassification Date represent the number of shares of Common Stock into which such shares of Class A Common Stock or Class B Common Stock have been reclassified pursuant hereto. Any reference to Class A Common Stock or Class B Common Stock in this Amended and Restated Certification of Incorporation shall be deemed to mean the Common Stock.

Section 7.  Mergers, Consolidations, etc.  In addition to any other vote required by law, the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, shall be required to approve (i) any merger, consolidation or business combination of the Corporation with or into another corporation, whether or not the Corporation is the surviving corporation; provided that any such transaction in which the holders of shares of Class A Common Stock do not receive per share consideration identical (other than with respect to voting rights) to that received by the holders of Class B Common Stock or that would otherwise adversely affect the specific rights and privileges of holders of the Class A Common Stock relative to the effect on the specific rights and privileges of the holders of Class B Common Stock shall also require the approval of the holders of a majority of the voting power of the then outstanding shares of Class A Common Stock held by persons other than TWX or (ii) any sale of all or substantially all of the assets of the Corporation, in each case only if such action is otherwise required to be approved by the stockholders of the Corporation under the DGCL or any other applicable law or stock exchange rule or regulation.

ARTICLE V

Section 1.  Certain Defined Terms.

(a) For purposes of this Article V:

“By-laws” shall mean the by-laws of the Corporation, as amended from time to time.

“Directors” shall mean those persons elected as Directors to the Board of Directors pursuant to this Article V. Upon the effectiveness of this Amended and Restated Certificate of Incorporation all persons then-serving as directors on the Board of Directors pursuant to Article V of the First Amended and Restated Certificate of Incorporation shall continue as Directors of the Corporation, shall no longer be designated Class A Directors or Class B Directors and such Directors shall constitute the Whole Board.

“Independent Director” means a director who is “Independent,” as that term is defined in Section 303.01 or successor provision of the Listed Company Manual of the New York Stock Exchange, as such rules may be amended from time to time.

“Preferred Stock Directors” shall mean directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof.

Section 2.  General Powers of Directors.  Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation, the property, affairs and business of the Corporation shall be managed under the direction of the Board of Directors and, except as otherwise expressly provided by the DGCL or this Amended and Restated Certificate of Incorporation, all of the powers of the Corporation shall be vested in such Board of Directors.

Section 3.  Number of Directors.  Except as otherwise fixed by or pursuant to the provisions of Article IV of this Amended and Restated Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon dissolution, liquidation or winding up, the number of the directors of the Corporation shall be as fixed from time to time pursuant to the By-laws.

Section 4.  Election of Directors.

(a) Directors.  Each Director so elected shall hold office for a term expiring at the next annual meeting of stockholders of the Corporation and until such Director’s successor shall have been duly elected and qualified or until such Director’s earlier death, resignation, disqualification or removal.

(b) Removal of Directors; Qualification.  Any Director may be removed from office without cause by the affirmative vote of the holders of at least a majority of the votes represented by the shares then outstanding and entitled to vote in the election of such Directors. In addition, any Director may be removed for cause as provided in the DGCL.

(c) Vacancies.  Any and all vacancies and newly created directorships in respect of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a director, shall be filled by a majority vote of the Directors then serving on the Board of Directors, even if less than a quorum, or by an affirmative vote of the sole remaining Director. Any Director elected in accordance with this Section 4(c) of this Article V shall hold office until the next annual meeting of stockholders and until such Director’s successor shall have been duly elected and qualified or until such Director’s earlier death, resignation, disqualification or removal. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until such vacancy is filled.

Section 5.  Notice.  Advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the By-laws.

Section 6.  Independence of Board of Directors.  Prior to the Initial Offering Date, there shall at all times be at least two Independent Directors on the Board of Directors. Following the Initial Offering Date, the requirements of the New York Stock Exchange governing board composition will be met; provided that, in any event, at least 50% of the Board of Directors of the Corporation will consist of Independent Directors for at least three years following the Initial Offering Date.

ARTICLE VI

Subject to the proviso to the second sentence of this Article VI, in furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors is expressly authorized to adopt, repeal, alter or amend the By-laws of the Corporation. In addition to any requirements of law and any other provision of this Amended and Restated Certificate of Incorporation or any resolution or resolutions of the Board of Directors duly adopted pursuant to Article IV of this Amended and Restated Certificate of Incorporation with respect to any Preferred Stock (and notwithstanding the fact that a lesser percentage may be specified by law, this Amended and Restated Certificate of Incorporation or any such resolution or resolutions), the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of the Voting Stock, voting together as a single class, shall be required for stockholders to adopt, amend, alter or repeal any provision of the By-laws of the Corporation; provided that, in addition to any vote required under this Amended and Restated Certificate of Incorporation, Article VI of the By-laws (Transactions With Affiliates) may not be repealed, altered or amended, and no provision of the Amended and Restated Certificate of Incorporation or the By-laws inconsistent therewith may be adopted, except (A) through and until the fifth anniversary of the Initial Offering Date, by the stockholders of the Corporation (as provided above) and the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Class A Common Stock held by persons other than TWX and (B) after the fifth anniversary of the Initial Offering Date, by (i) the Board of Directors (as provided above) and the approval of a majority of the total number of the Independent Directors then serving on the Board of Directors or (ii) the stockholders of the Corporation (as provided above) and the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Class A Common Stock held by persons other than TWX.

ARTICLE VII

The Corporation expressly elects to be governed by Section 203 of the DGCL.

ARTICLE VIII

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied. Notwithstanding this Article VIII, the holders of any series of Preferred Stock shall be entitled to take action by written consent to such extent, if any, as may be provided pursuant to any resolution or resolutions of the Board of Directors adopted pursuant to Article IV of this Amended and Restated Certificate of Incorporation with respect to any Preferred Stock.

ARTICLE IX

In addition to any requirements of law and any other provisions of this Amended and Restated Certificate of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Article IV of this Amended and Restated Certificate of Incorporation with respect to any Preferred Stock (and notwithstanding the fact that a lesser percentage may be specified by law, this Amended and Restated Certificate of Incorporation or any such resolution or resolutions), both the approval of the Board of Directors and the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Amended and Restated Certificate of Incorporation; provided that, in addition to any vote required by law or under this Amended and Restated Certificate of Incorporation, both the affirmative vote of a majority of the voting power of the then outstanding shares of Class A Common Stock held by persons other than TWX and the approval of a majority of the total number of Independent Directors then serving on the Board of Directors shall be required to amend, alter or repeal, or adopt any provision inconsistent with, (a) this Amended and Restated Certificate of Incorporation, if such action would have a material adverse effect on the rights of the holders of the Class A Common Stock in a manner different from the effect on the rights of the holders of the Class B Common Stock or (b) Section 7 of Article IV (Mergers, Consolidations etc.), Section 6 of Article V (Independence of Board of Directors), Article VI or this Article IX, in each case, of this Amended and Restated Certificate of Incorporation. Subject to the foregoing provisions of this Article IX, the Corporation reserves the right to amend, alter or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are subject to this reservation.

ARTICLE X

To the fullest extent that the DGCL as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article X shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be duly executed in its corporate name by its duly authorized officer.

TIME WARNER CABLE INC.

By:
Name:

Title:

Dated:          , 2008

Appendix B

2006 Equity Plan Amendment

AMENDED AND RESTATED AMENDMENT, dated [          ], 2008 (this “Amendment”), to the 2006 Stock Incentive Plan (the “Plan”) of Time Warner Cable Inc. (the “Company”).

WHEREAS, the Company has previously established the Plan to aid the Company and its Affiliates in recruiting and retaining employees, directors and advisors and to motivate such employees, directors and advisors to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards;

WHEREAS, Time Warner Inc., the parent corporation of the Company, Time Warner Entertainment Company, L.P., TW NY Cable Holding Inc., Warner Communications Inc. (“WCI”), Historic TW Inc. and American Television and Communications Corporation entered into a Separation Agreement, dated as of May 20, 2008 (the “Separation Agreement”);

WHEREAS, in connection with the execution of the Separation Agreement, the Compensation Committee of the Board (the “Compensation Committee”) approved and adopted certain amendments to the Plan, including for the purpose of clarifying the operation of the Plan in connection with the payment of the Special Dividend and the Separation (the “Original Amendment”), which was approved by the Board and a special committee of the Board created for the purpose of considering the transactions contemplated by the Separation Agreement, and consented to by WCI in its capacity as majority stockholder of the Company;

WHEREAS, among other things, the Original Amendment included a 25,000,000 increase to the number of Shares authorized for issuance pursuant to the Plan that are not subject to Awards outstanding immediately prior to the Separation Date (such number of Shares authorized for issuance, the “Future Reserve”), which additional number of Shares is less than the number of Shares by which the Committee might otherwise have, pursuant to Section 10(a) of the Plan, deemed equitable to increase the Future Reserve;

WHEREAS, the Company now desires to make certain additional amendments to the Plan to further clarify the operation of the Plan in connection with the payment of the Special Dividend and the Separation with respect to the impact of the Special Dividend on RSUs, and to amend and restate the Original Amendment; and

WHEREAS, the Board, the Compensation Committee and a subcommittee of the Compensation Committee consisting of “outside directors” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder and “non-employee” directors within the meaning of Rule 16b-3 promulgated pursuant to Section 16 of the Securities Exchange Act of 1934 have approved this Amendment as an amendment and restatement of the Original Amendment.

NOW, THEREFORE, the Plan is amended as follows:

Section 1.  Definitions.  (a) The following definitions are hereby added to Section 2 of the Plan, with the lettering of the definitions in the Plan adjusted accordingly, effective as of the Separation Date:

“Make-Up Awards” means a grant of Awards to Post-Separation TWCable Employees that may be made by the Committee if the Committee determines that such grant is necessary or appropriate to compensate Post-Separation TWCable Employees for any lost or decreased value of TWX Equity Compensation Awards that they hold immediately prior to the Separation due to the forfeiture of such TWX Equity Compensation Awards or a reduction in the time period to exercise any such TWX Equity Compensation Awards that are stock options.

“Outstanding RSU” means an RSU that is outstanding immediately prior to the Separation.

“Post-Separation TWCable Employee” has the meaning ascribed thereto in the Separation Agreement.

“Recapitalization” has the meaning ascribed thereto in the Separation Agreement.

“RSU” means an Other Stock-Based Award which is a restricted stock unit award.

“RSU Agreement” means the Restricted Stock Unit Agreement between a holder of an Outstanding RSU and the Company governing the terms and conditions of the Outstanding RSU.

“Separation” has the meaning ascribed thereto in the Separation Agreement.

“Separation Agreement” means the Separation Agreement, dated as of May 20, 2008, among Time Warner Inc., the parent corporation of the Company, Time Warner Entertainment Company, L.P., TW NY Cable Holding Inc., Warner Communications Inc., Historic TW Inc. and American Television and Communications Corporation.

“Separation Date” has the meaning ascribed thereto in the Separation Agreement.

“Special Dividend” has the meaning ascribed thereto in the Separation Agreement.

“Special Dividend Equivalent RSUs” means RSUs that are awarded under the Plan in lieu of any cash credit that would otherwise be made with respect to Outstanding RSUs as a result of the Special Dividend, as provided in the RSU Agreements, but only in respect of holders of Outstanding RSUs who elect to receive such additional RSUs in lieu of such cash credit, in accordance with such procedures established by the Committee. The aggregate number of each of (i) the Special Dividend Equivalent RSUs and (ii) the number of Shares underlying the Special Dividend Equivalent RSUs shall be the number that is equal to the otherwise applicable aggregate cash credits with respect to which holders of Outstanding RSUs elected to receive Special Dividend Equivalent RSUs, divided by the Fair Market Value of one Share after giving effect to the Special Dividend, as determined in accordance with procedures established by the Committee. Except as the Committee may otherwise provide, the Special Dividend Equivalent RSUs shall vest and be paid out on the same basis as the Outstanding RSUs to which they relate.

“TWCable Common Stock” has the meaning ascribed thereto in the Separation Agreement.

“TWX Equity Compensation Award” has the meaning ascribed thereto in the Separation Agreement.

“Yearly Share Limit” means the maximum aggregate number of Shares with respect to which Awards may be granted during a calendar year, net of any Shares which are subject to Awards (or portions thereof) which, during such year, terminate or lapse without payment of consideration, expressed as a percentage of the number of Shares outstanding on December 31 of the immediately preceding calendar year, as set out in Section 3 of the Plan.

(b) The following definitions are amended to read as follows:

“Shares” means shares of Class A Common Stock of the Company, $.01 par value per share, unless and until the effective date of the Recapitalization, in which case, “Shares” shall mean shares of TWCable Common Stock.

Section 2.  Adjustments.  (a) The following sentence is hereby added to the end of Section 10(a) of the Plan, effective as of the Separation Date:

“Notwithstanding the foregoing, in recognition of the Separation and the Special Dividend, (A) the number of Shares reserved for issuance pursuant to the Plan shall be increased by the number that is, as contemplated by the foregoing, determined by the Committee to be equitable to adjust Options held by Post-Separation TWCable Employees or other Option holders immediately prior to the Separation Date to account for any decrease in the Fair Market Value per Share resulting from the Special Dividend, it being understood that the Committee shall also exercise its power under the Plan to equitably adjust the exercise price of such Options to reflect the Special Dividend; (B) the number of Shares reserved for issuance pursuant to the Plan shall be increased by the number of Shares subject to Special Dividend Equivalent RSUs (as calculated in accordance with the definition of “Special Dividend Equivalent RSUs”); (C) the number of Shares authorized for issuance pursuant to the Plan shall be increased by 25,000,000 in addition to the increase provided for in clauses (A) and (B); (D) the Yearly Share Limit shall be increased from the previously-applicable 1.5% to 1.75%; and (E) none of the Shares underlying the Option adjustment contemplated by clause (A), the Shares subject to Special Dividend Equivalent RSUs as contemplated by clause (B), or the Shares underlying the Make-Up Awards shall be included in determining whether the Yearly Share Limit has been exceeded; provided that the Committee shall not make any adjustments to the number of Shares or other securities reserved or authorized for issuance pursuant to the Plan or the Yearly Share Limit in connection with the Separation or the Special Dividend, other than the adjustments described herein and pursuant to the Recapitalization as described in this Amendment.”

(b) The reference in Section 3 of the Plan to “1.5%” is hereby changed from “1.5%” to “1.75%.”

Section 3.  Vesting of Make-Up Awards.  The following proviso is hereby added to the last sentence of Section 9(a) of the Plan, effective as of the Separation Date:

“provided that, for purposes of this sentence, any Other Stock-Based Awards granted by the Committee in its discretion as “Special Make-Up Awards” (as defined below) and Special Dividend Equivalent RSUs shall not be included in determining the percentage of Other Stock-Based Awards settled in Shares that are subject to time-based vesting that vest and become payable less than three years after the date of grant. For purposes of this Section 9(a), a “Special Make-Up Award” means a Make-Up Award that is intended to compensate for any lost or decreased value of a TWX Equity Compensation Award which is a restricted stock unit award or which makes up for a loss or forfeiture of the intrinsic value of a TWX Equity Compensation Award that is an option.”

Section 4.  Miscellaneous.  (a) This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws. The captions of this Amendment are not part of the provisions hereof and shall have no force or effect.

(b) Capitalized terms used but not defined herein shall have the meanings ascribed them in the Plan.

(c) This Amendment shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(d) The effectiveness of this Amendment is subject to the execution of the Separation Agreement and the consummation of the transactions contemplated by the Separation Agreement.

(e) This Amendment supersedes the Original Amendment.

(f) Except as otherwise expressly set forth herein, all provisions of the Plan as previously in effect shall continue in full force and effect.

Appendix C

TIME WARNER CABLE INC.

2006 STOCK INCENTIVE PLAN, AS AMENDED (subject to the consummation of the transactions contemplated by the Separation Agreement and effective as of the Separation Date)

1.	Purpose of the Plan

The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining employees, directors and advisors and to motivate such employees, directors and advisors to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such employees, directors and advisors will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “Act” means The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b) “Affiliate” means any entity that is consolidated with the Company for financial reporting purposes or any other entity designated by the Board in which the Company or an Affiliate has a direct or indirect equity interest of at least twenty percent (20%), measured by reference to vote or value.

(c) “Award” means an Option, Stock Appreciation Right, Restricted Stock or Other Stock-Based Award granted pursuant to the Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means the occurrence of any of the following events:

(i) any “Person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Act (other than (a) the Company or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (b) Time Warner Inc. or any successor to Time Warner Inc.) becomes the “Beneficial Owner” within the meaning of Rule 13d-3 promulgated under the Act of 30% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors at a time that Time Warner Inc. or any successor controls less than a majority of such voting power; excluding, however, any circumstance in which such beneficial ownership resulted from any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or by any entity controlling, controlled by, or under common control with, the Company;

(ii) a change in the composition of the Board since the Effective Date, such that the individuals who, as of such date, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by either (a) the vote of at least a majority of the directors then comprising the Incumbent Board or (b) Time Warner Inc., a successor to Time Warner Inc. or subsidiaries of Time Warner Inc. or a successor to Time Warner Inc., at a time that Time Warner Inc. or a successor to Time Warner Inc. controls a majority of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors of the Company, shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person or Entity other than the Board shall not be deemed a member of the Incumbent Board;

(iii) a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction either (a) by the person or persons who were the beneficial holders of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction or (b) by the person or persons who were the beneficial holders of the outstanding voting securities entitled to vote generally in the election of directors of Time Warner Inc. or any successor to Time Warner Inc. immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction, if such Corporate Transaction occurs at a time that Time Warner Inc. or a successor to Time Warner Inc. controls a majority of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors of the Company; or

(iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company.

(f) “Code” means The Internal Revenue Code of 1986, as amended, or any successor thereto.

(g) “Committee” means the Compensation Committee of the Board or its successor, or such other committee of the Board to which the Board has delegated power to act under or pursuant to the provisions of the Plan or a subcommittee of the Compensation Committee (or such other committee) established by the Compensation Committee or such other committee.

(h) “Company” means Time Warner Cable Inc., a Delaware corporation.

(i) “Effective Date” means the date the Board approved the Plan (June 8, 2006).

(j) “Employment” means (i) a Participant’s employment if the Participant is an employee of the Company or any of its Affiliates and (ii) a Participant’s services as a non-employee director, if the Participant is a non-employee member of the Board or the board of directors of an Affiliate; provided, however that unless otherwise determined by the Committee, a change in a Participant’s status from employee to non-employee (other than to a director of the Company or an Affiliate) shall constitute a termination of employment hereunder.

(k) “Fair Market Value” means, on a given date, (i) if there should be a public market for the Shares on such date, the closing price of the Shares on the New York Stock Exchange, or, if the Shares are not listed or admitted on any national securities exchange, the average of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”), or, if no sale of Shares shall have been reported on the New York Stock Exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

(l) “ISO” means an Option that is also an incentive stock option granted pursuant to Section 6(d).

(m) “Make-Up Awards” means a grant of Awards to Post-Separation TWCable Employees that may be made by the Committee if the Committee determines that such grant is necessary or appropriate to compensate Post-Separation TWCable Employees for any lost or decreased value of TWX Equity Compensation Awards that they hold immediately prior to the Separation due to the forfeiture of such TWX Equity Compensation Awards or a reduction in the time period to exercise any such TWX Equity Compensation Awards that are stock options.

(n) “Option” means a stock option granted pursuant to Section 6.

(o) “Option Price” means the price for which a Share can be purchased upon exercise of an Option, as determined pursuant to Section 6(a).

(p) “Other Stock-Based Awards” means awards Granted pursuant to Section 9.

(q) “Outstanding RSU” means an RSU that is outstanding immediately prior to the Separation.

(r) “Participant” means an employee, prospective employee, director or advisor of the Company or an Affiliate who is selected by the Committee to participate in the Plan.

(s) “Performance-Based Awards” means certain Other Stock-Based Awards granted pursuant to Section 9(b).

(t) “Plan” means the Time Warner Cable Inc. 2006 Stock Incentive Plan, as amended from time to time.

(u) “Post-Separation TWCable Employee” has the meaning ascribed thereto in the Separation Agreement.

(v) “Ratio” means the quotient resulting from dividing (a) the grant date fair value of a share of Restricted Stock or other Stock-Based Award payable in Stock, as the case may be, as determined for financial reporting purposes (the “grant date fair value”) by (b) the grant date fair value of an Option with a ten-year term that becomes exercisable in installments of 25% on the first four anniversaries of the date of grant; provided, however, that if such grant date fair value is not available, the fair value shall be the fair value as determined for financial reporting purposes as of the most recently completed fiscal quarter of the Company for which financial statements and such valuation have been prepared.

(w) “Recapitalization” has the meaning ascribed thereto in the Separation Agreement.

(x) “Restricted Stock” means any Share granted under Section 8.

(y) “RSU” means an Other Stock-Based Award which is a restricted stock unit award.

(z) “RSU Agreement” means the Restricted Stock Unit Agreement between a holder of an Outstanding RSU and the Company governing the terms and conditions of the Outstanding RSU.

(aa) “Separation” has the meaning ascribed thereto in the Separation Agreement.

(bb) “Separation Agreement” means the Separation Agreement, dated as of May 20, 2008, among Time Warner Inc., the parent corporation of the Company, Time Warner Entertainment Company, L.P., TW NY Cable Holding Inc., Warner Communications Inc., Historic TW Inc. and American Television and Communications Corporation.

(cc) “Separation Date” has the meaning ascribed thereto in the Separation Agreement.

(dd) “Shares” means shares of Class A Common Stock of the Company, $.01 par value per share, unless and until the effective date of the Recapitalization, in which case, “Shares” shall mean shares of TWCable Common Stock.

(ee) “Special Dividend” has the meaning ascribed thereto in the Separation Agreement.

(ff) “Special Dividend Equivalent RSUs” means RSUs that are awarded under the Plan in lieu of any cash credit that would otherwise be made with respect to Outstanding RSUs as a result of the Special Dividend, as provided in the RSU Agreements, but only in respect of holders of Outstanding RSUs who elect to receive such additional RSUs in lieu of such cash credit, in accordance with such procedures established by the Committee. The aggregate number of each of (i) the Special Dividend Equivalent RSUs and (ii) the number of Shares underlying the Special Dividend Equivalent RSUs shall be the number that is equal to the otherwise applicable aggregate cash credits with respect to which holders of Outstanding RSUs elected to receive Special Dividend Equivalent RSUs, divided by the Fair Market Value of one Share after giving effect to the Special Dividend, as determined in accordance with procedures established by the Committee. Except as the Committee may otherwise provide, the Special

Dividend Equivalent RSUs shall vest and be paid out on the same basis as the Outstanding RSUs to which they relate.

(gg) “Stock Appreciation Right” means a stock appreciation right granted pursuant to Section 7.

(hh) “Subsidiary” means a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto), of the Company.

(ii) “TWCable Common Stock” has the meaning ascribed thereto in the Separation Agreement.

(jj) “TWX Equity Compensation Award” has the meaning ascribed thereto in the Separation Agreement.

(kk) “Yearly Share Limit” means the maximum aggregate number of Shares with respect to which Awards may be granted during a calendar year, net of any Shares which are subject to Awards (or portions thereof) which, during such year, terminate or lapse without payment of consideration, expressed as a percentage of the number of Shares outstanding on December 31 of the immediately preceding calendar year, as set out in Section 3 of the Plan.

3.	Shares Subject to the Plan

The total number of Shares which may be issued under the Plan is 100,000,000. Any Shares issued in connection with Awards other than Option or Stock Appreciation Rights shall be counted against this authorization as the number of Shares equal to the Ratio for every one Share issued in connection with such Award or by which the Award is valued by reference. Any shares issued in connection with Awards of Options or Stock Appreciation Rights shall be counted against this limit as one share for every one share issued. The maximum aggregate number of Shares with respect to which Awards may be granted during a calendar year, net of any Shares which are subject to Awards (or portions thereof) which, during such year, terminate or lapse without payment of consideration, shall be equal to 1.75% of the number of Shares outstanding on December 31 of the preceding calendar year; provided that for the year ended December 31, 2006 if such number of outstanding shares is less than one billion, such number shall be deemed to be one billion. The maximum number of Shares with respect to which Awards may be granted during a calendar year to any Participant shall be 1,500,000; provided that the maximum number of Shares that may be awarded in the form of Restricted Stock or Other Stock-Based Awards payable in Shares during any calendar year to any Participant shall be 1,500,000 divided by the Ratio. The number of Shares available for issuance under the Plan shall be reduced by the full number of Shares covered by Awards granted under the Plan (including, without limitation, the full number of Shares covered by any Stock Appreciation Right, regardless of whether any such Stock Appreciation Right or other Award covering Shares under the Plan is ultimately settled in cash or by delivery of Shares); provided, however, that the number of Shares covered by Awards (or portions thereof) that are forfeited or that otherwise terminate or lapse without the payment of consideration in respect thereof shall again become available for issuance under the Plan; and provided further that any Shares that are forfeited after the actual issuance of such Shares to a Participant under the Plan shall not become available for re-issuance under the Plan.

4.	Administration

(a) The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “independent directors” within the meaning of the New York Stock Exchange listed company rules (to the extent required), “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and, to the extent required by Section 162(m) of the Code (or any successor section thereto), “outside directors” within the meaning thereof. In addition, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or an Affiliate; provided that such grants are consistent with guidelines established by the Committee from time to time.

(b) The Committee shall have the full power and authority to make, and establish the terms and conditions of, any Award to any person eligible to be a Participant, consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its affiliates or a company acquired by the Company or with which the Company combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan.

(c) The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan, and may delegate such authority, as it deems appropriate. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

(d) The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (a) delivery of Shares or (b) having Shares withheld by the Company with a Fair Market Value equal to the minimum statutory withholding rate from any Shares that would have otherwise been received by the Participant.

5.	Limitations

(a) No Award may be granted under the Plan after the fifth anniversary of the first grant of an Award under the Plan, but Awards granted prior to such fifth anniversary may extend beyond that date.

(b) No Option or Stock Appreciation Right, once granted hereunder, may be repriced.

6.	Terms and Conditions of Options

Options granted under the Plan shall be, as determined by the Committee, nonqualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine, and as evidenced by the related Award agreement:

(a) Option Price.  The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted.

(b) Exercisability.  Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted, except as may be provided pursuant to Section 15.

(c) Exercise of Options.  Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Section 6, the exercise date of an Option shall be the date a notice of exercise is received by the Company, together with provision for payment of the full purchase price in accordance with this Section 6(c). The purchase price for the Shares as to which an Option is exercised shall be paid to the Company, as designated by the Committee, pursuant to one or more of the following methods: (i) in cash or its equivalent (e.g., by check); (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles); (iii) partly in cash and partly in such Shares or (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such Sale equal to the aggregate Option Price for the Shares being purchased. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Shares are issued to the Participant.

(d) ISOs.  The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such non-qualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other person) due to the failure of an Option to qualify for any reason as an ISO.

(e) Attestation.  Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise of the Option, as appropriate.

7.	Terms and Conditions of Stock Appreciation Rights

(a) Grants.  The Committee may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b) Terms.  The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted; provided, however, that notwithstanding the foregoing in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. The date a notice of exercise is received by the Company shall be the exercise date. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares covered by Stock Appreciation Rights until the Shares are issued to the Participant.

(c) Limitations.  The Committee may impose, in its discretion, such conditions upon the exercisability of Stock Appreciation Rights as it may deem fit, but in no event shall a Stock Appreciation Right be exercisable more than ten years after the date it is granted, except as may be provided pursuant to Section 15.

8.	Restricted Stock

(a) Grant.  Subject to the provisions of the Plan, the Committee shall determine the number of Shares of Restricted Stock to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Stock may be forfeited to the Company, and the other terms and conditions of such Awards; provided that, except with respect to Awards to members of the Company’s Board, not less than 95% of the Shares of Restricted Stock (other than those awarded pursuant to Section 8(d)) shall remain subject to forfeiture for at least three years after the date of grant, subject to earlier termination of such potential for forfeiture in whole or in part in the event of a Change in Control or the death, disability or other termination of the Participant’s employment.

(b) Transfer Restrictions.  Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in the Plan or the applicable Award agreement. Certificates, or other evidence of ownership, issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company. After the lapse of the restrictions applicable to such Shares of Restricted Stock, the Company shall deliver such certificates, or other evidence of ownership, to the Participant or the Participant’s legal representative.

(c) Dividends.  Dividends paid on any Shares of Restricted Stock may be paid directly to the Participant, withheld by the Company subject to vesting of the Restricted Shares pursuant to the terms of the applicable Award agreement, or may be reinvested in additional Shares of Restricted Stock, as determined by the Committee in its sole discretion.

(d) Performance-Based Grants.  Notwithstanding anything to the contrary herein, certain Shares of Restricted Stock granted under this Section 8 may, at the discretion of the Committee, be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto). The restrictions applicable to such Restricted Stock shall lapse based wholly or partially on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the criteria set forth in Section 9(b) below. The Committee shall determine in its discretion whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify prior to the release of the restrictions on the Shares.

9.	Other Stock-Based Awards

(a) Generally.  The Committee, in its sole discretion, may grant or sell Awards of Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine the number of Shares to be awarded to a Participant under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable). The maximum amount of Other Stock-Based Awards that may be granted during a calendar year to any Participant shall be: (x) with respect to Other Stock-Based Awards that are denominated or payable in Shares, the number of Shares equal to 1,500,000 divided by the Ratio, and (y) with respect to Other Stock-Based Awards that are not denominated or payable in Shares, $10 million. Notwithstanding any other provision, with respect to Other Stock-Based Awards settled in Shares that are subject to time-based vesting, except with respect to Awards to members of the Company’s Board, not less than 95% of such Other Stock-Based Awards payable in Shares shall vest and become payable at least three years after the date of grant, subject to earlier termination of such potential for forfeiture in whole or in part in the event of a Change in Control or the death, disability or other termination of the Participant’s employment provided that, for purposes of this sentence, any Other Stock-Based Awards granted by the Committee in its discretion as “Special Make-Up Awards” (as defined below) and Special Dividend Equivalent RSUs shall not be included in determining the percentage of Other Stock-Based Awards settled in Shares that are subject to time-based vesting that vest and become payable less than three years after the date of grant. For purposes of this Section 9(a), a “Special Make-Up Award” means a Make-Up Award that is intended to compensate for any lost or decreased value of a TWX Equity Compensation Award which is a restricted stock unit award or which makes up for a loss or forfeiture of the intrinsic value of a TWX Equity Compensation Award that is an option.

(b) Performance-Based Awards.  Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 9 may be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period of not less than one year established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) operating income before depreciation and amortization; (ii) operating income; (iii) earnings per share; (iv) return on shareholders’ equity; (v) revenues or sales; (vi) free cash flow; (vii) return on invested capital; (viii) total stockholder return; and (ix) revenue generating unit-based metrics. The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 162(m) of the Code and Section 19 below, elect to defer payment of a Performance-Based Award.

10.	Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a) Generally.  In the event of any change in the outstanding Shares (including, without limitation, the value thereof) after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable (subject to Section 19), as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Awards (including limits established for Restricted Stock or Other Stock-Based Awards) may be granted during a calendar year to any Participant, (iii) the Option Price or exercise price of any Stock Appreciation Right and/or (iv) any other affected terms of such Awards. Notwithstanding the foregoing, in recognition of the Separation and the Special Dividend, (A) the number of Shares reserved for issuance pursuant to the Plan shall be increased by the number that is, as contemplated by the foregoing, determined by the Committee to be equitable to adjust Options held by Post-Separation TWCable Employees or other Option holders immediately prior to the Separation Date to account for any decrease in the Fair Market Value per Share resulting from the Special Dividend, it being understood that the Committee shall also exercise its power under the Plan to equitably adjust the exercise price of such Options to reflect the Special Dividend; (B) the number of Shares reserved for issuance pursuant to the Plan shall be increased by the number of Shares subject to Special Dividend Equivalent RSUs (as calculated in accordance with the definition of “Special Dividend Equivalent RSUs”); (C) the number of Shares authorized for issuance pursuant to the Plan shall be increased by 25,000,000 in addition to the increase provided for in clauses (A) and (B); (D) the Yearly Share Limit shall be increased from the previously-applicable 1.5% to 1.75%; and (E) none of the Shares underlying the Option adjustment contemplated by clause (A), the Shares subject to Special Dividend Equivalent RSUs as contemplated by clause (B), or the Shares underlying the Make-Up Awards shall be included in determining whether the Yearly Share Limit has been exceeded; provided that the Committee shall not make any adjustments to the number of Shares or other securities reserved or authorized for issuance pursuant to the Plan or the Yearly Share Limit in connection with the Separation or the Special Dividend, other than the adjustments described herein and pursuant to the Recapitalization as described in the Plan, as amended.

(b) Change in Control.  In the event of a Change in Control after the Effective Date, the Committee may (subject to Section 19), but shall not be obligated to, (A) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an Award, (B) cancel Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights, (C) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (D) provide that for a period of at least 30 days prior to the Change in Control, such Options shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change in Control, such Options shall terminate and be of no further force and effect.

11.	No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the Employment of a Participant and shall not lessen or affect the Company’s or Subsidiary’s right to terminate the Employment of such Participant. No Participant or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders of

Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

12.	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

13.	Non-transferability of Awards

Unless otherwise determined by the Committee (and subject to the limitation that in no circumstances may an Award be transferred by the Participant for consideration or value), an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

14.	Amendments or Termination

The Board or the Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (a) without the approval of the stockholders of the Company, if such action would (except as is provided in Section 10 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or increase the maximum number of Shares of Restricted Stock or Other Stock-Based Awards that may be awarded hereunder, or the maximum number of Shares for which Awards may be granted to any Participant, (b) without the consent of a Participant, if such action would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan or (c) to Section 5(b), relating to repricing of Options or Stock Appreciation Rights, to permit such repricing; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance, prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A of the Code.

15.	International Participants

With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or an Affiliate.

16.	Other Benefit Plans

All Awards shall constitute a special incentive payment to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement between the Company and the Participant, unless such plan or agreement specifically provides otherwise.

17.	Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws, and except as otherwise provided in the pertinent Award agreement, any and all disputes between a Participant and the Company or any Affiliate relating to an Award shall be brought only in a state or federal court of competent jurisdiction sitting in Manhattan, New York.

18.	Effectiveness of the Plan

The Plan shall be effective as of the Effective Date.

19.	Section 409A

Notwithstanding other provisions of the Plan or any Award agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code.